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                                                                     EXHIBIT 2.1


                      COMBINATION AND INVESTMENT AGREEMENT

                                      AMONG

                        AMERICAN MUTUAL HOLDING COMPANY,

                           AMERUS LIFE HOLDINGS, INC.,

                       INDIANAPOLIS LIFE INSURANCE COMPANY

                                       AND

                 THE INDIANAPOLIS LIFE GROUP OF COMPANIES, INC.

                             DATED FEBRUARY 18, 2000





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                  This COMBINATION AND INVESTMENT AGREEMENT, dated February 18,
2000 (the "Combination and Investment Agreement"), is made by and among American Mutual Holding Company, an Iowa mutual insurance holding company (with any successor entity thereto, "AMHC"), AmerUs Life Holdings, Inc., an Iowa corporation which is a publicly traded subsidiary of AMHC (with any successor entity thereto, "AmerUs"), Indianapolis Life Insurance Company, an Indiana mutual insurance company (with any successor entity thereto, "Indianapolis Life") and The Indianapolis Life Group of Companies, Inc., an Indiana corporation 61.3% of whose common shares are owned by Indianapolis Life ("ILGC").

                                  WITNESSETH:

                  WHEREAS, AMHC proposes to consummate a plan of conversion under the applicable provisions of the insurance law of the State of Iowa and a merger of AmerUs with and into AMHC, with AMHC as the surviving company in such merger (all of which such transactions are collectively referred to herein as the "AMHC Demutualization"); and

                  WHEREAS, Indianapolis Life, AMHC and AmerUs desire to enter into a strategic combination pursuant to a series of transactions in which AMHC will first complete the AMHC Demutualization and Indianapolis Life will thereafter consummate a plan of conversion under the applicable provisions of the insurance law of the State of Indiana (the "Indianapolis Life Demutualization"), with Indianapolis Life remaining an Indiana domiciled life insurer while becoming an indirect wholly-owned stock insurer subsidiary of AMHC and Indianapolis Life's policyholders becoming shareholders of AMHC upon consummation of the Indianapolis Life Demutualization, all subject to the terms and conditions set forth herein; and

                  WHEREAS, Indianapolis Life owns 61.3% of the ILGC Shares (as defined below), and the remainder of the ILGC Shares are held by American United Life Insurance Company ("AUL") and Legacy Marketing Group ("Legacy"); and

                  WHEREAS, AMHC and AmerUs desire to invest $100 million in ILGC, subject to the terms and conditions set forth herein; and

                  WHEREAS, Indianapolis Life and ILGC desire to use the proceeds of the investment by AMHC and AmerUs to repurchase the ILGC Shares currently held by AUL and Legacy and to contribute additional capital to ILGC's current subsidiaries;

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth herein and in reliance upon the represen-




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tations, warranties, conditions and covenants contained herein, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

                  Section 1.1 Definitions. The following terms, when used in this Combination and Investment Agreement, shall have the meanings set forth herein. The terms defined below, which may be used in their singular or plural forms, shall be deemed to refer to the singular or plural as the context requires.

                  "Adjusted Capital and Surplus" shall mean the sum of (i) a Person's capital and surplus as set forth in the SAP Financial Statements of such Person as of the last day of any calendar quarter plus (ii) the amount of any asset valuation reserve maintained by such Person at such time in accordance with SAP.

                  "Affiliate" shall mean, with respect to any Person, at the time in question any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

                  "American Investors Life" shall mean American Investors Life Insurance Company, a Kansas corporation.

                  "AmerUs Capital Management" shall mean AmerUs Capital Management Group, Inc., an Iowa corporation.

                  "AmerUs Class B Common Stock" shall have the meaning set forth in Section 6.8.

                  "AmerUs Common Stock" shall have the meaning set forth in
Section 6.8.

                  "AmerUs Filed SEC Documents" shall mean all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed with the SEC by AmerUs or AMHC.

                  "AmerUs Life" shall mean AmerUs Life Insurance Company, an Iowa corporation.

                  "AmerUs Preferred Stock" shall have the meaning set forth in
Section 6.8.

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                  "AmerUs SEC Documents" shall have the meaning set forth in
Section 6.9.

                  "AMHC and AmerUs Facilities" shall mean any offices, buildings and other real property that are owned or leased by AMHC, AmerUs or any of their Subsidiaries, which are used in the operation of the business of AMHC, AmerUs or any of their Subsidiaries.

                  "AMHC Assets" shall mean any assets (whether or not required by GAAP or SAP to be reflected on a balance sheet) beneficially owned by AMHC, AmerUs or any of their Subsidiaries, including, without limitation, REO, bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts and derivatives.

                  "AMHC Control Event" shall have the meaning set forth in
Section 11.2(d).

                  "AMHC Demutualization" shall have the meaning set forth in the recitals to this Combination and Investment Agreement.

                  "AMHC Insurer Subsidiaries" shall mean the Subsidiaries of AMHC as of the date hereof engaged in the business of insurance or reinsurance underwriting, or deemed to be engaged in the business of insurance or reinsurance underwriting by an insurance regulatory body asserting jurisdiction over the activities of any such Subsidiary.

                  "AMHC Material Insurer Subsidiaries" shall mean AmerUs Life, Delta Life and Annuity Company and American Investors Life.

                  "AMHC Material Subsidiaries" shall mean the AMHC Material Insurer Subsidiaries, AmerUs and AmerUs Capital Management.

                  "AMHC Offer" shall mean an amount equal to the product of (x) 11,250,000 and (y) the greater of (A) $22.61 (which represents the average closing price per share of the AmerUs Common Stock on the five (5) Trading Days immediately following the parties' public announcement of their intention to enter into this Combination and Investment Agreement on January 12, 2000) and
(B) the average closing price per share of the AmerUs Common Stock on the five
(5) Trading Days immediately prior to (i) the announcement of a Competing Transaction Proposal that forms the basis for a termination under Section 11.1 hereof, if a Termination Date has occurred thereunder or, (ii) otherwise, the Termination Date pursuant to Section 11.5 hereof.



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                  "AMHC Plan" shall have the meaning set forth in Section
3.6(a).

                  "AMHC SEC Documents" shall mean all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) to be filed with the SEC by AMHC in contemplation of or following the AMHC Demutualization.

                  "AMHC Shares" shall mean AMHC common stock.

                  "AMHC Statements" shall have the meaning set forth in Section 6.6(a)(ii).

                  "Annual Audited GAAP Statements" shall mean, with respect to any Person, the audited annual GAAP Financial Statements of such Person.

                  "Annual Audited SAP Statements" shall mean, with respect to any Person, the audited Annual SAP Statements of such Person, including, but not limited to, any reconciliation with the corresponding Annual SAP Statements of such Person.

                  "Annual GAAP Statements" shall mean, with respect to any Person, the unaudited annual GAAP Financial Statements of such Person.

                  "Annual SAP Statements" shall mean, with respect to any Person, the annual SAP Financial Statements of such Person filed with or submitted to the insurance regulatory body in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such regulatory body.

                  "Applicable Law" shall mean any applicable order, law, regulation, rule, ordinance, order, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to the parties hereto, or any of their respective Subsidiaries, properties, or assets as the case may be.

                  "AUL" shall have the meaning set forth in the recitals to this Combination and Investment Agreement.

                  "Bankers Life" shall mean Bankers Life Insurance Company of New York, a New York corporation.

                  "Board of Directors" shall mean, with respect to any Person, such Person's board of directors.



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                  "Business Day" shall mean any day other than a Saturday,
Sunday or a day on which banking institutions in either Iowa or Indiana are permitted or obligated by law to be closed for regular banking business.

                  "Closing Dates" shall mean the Stock Purchase Closing Date and the Combination Closing Date.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Combination" shall have the meaning set forth in Section 3.1(b).

                  "Combination Closing" shall have the meaning set forth in
Section 3.2.

                  "Combination Closing Date" shall have the meaning set forth in
Section 3.2.

                  "Combination Effective Time" shall have the meaning set forth in Section 3.3.

                  "Company Plans" shall have the meaning set forth in Section 4.20(a).

                  "Competing Transaction Proposal" shall have the meaning set forth in Section 7.2.

                  "Computer Programs" shall mean (i) any and all computer software programs, including all source and object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing,
(iv) all content contained on a Person's Internet site(s), and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.

                  "Confidential Material" shall have the meaning set forth in
Section 9.4(b).

                  "Consolidated Indebtedness" shall mean, at any time and as to any Person, all indebtedness of such Person and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Total Capital" shall mean, at any time and as to any Person, the sum of such Person's Consolidated Indebtedness and all accounts which,



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in accordance with GAAP, constitute stockholders equity, but excluding (i)
treasury stock and (ii) the effects of Financial Accounting Standard No. 115.

                  "Converted Shares" shall have the meaning set forth in Section 2.1(a).

                  "Environmental Laws" shall mean any and all foreign, federal, state or local statutes, laws, regulations, ordinances, rules or codes now in effect relating to the environment, to the effect of the environment on human health or safety or to the use, generation, manufacturing, treatment, disposal, storage, discharge or release of Hazardous Substances into the environment, including without limitation, ambient air, surface water, groundwater or land, or the remediation thereof.

                  "Environmental Reports" shall have the meaning set forth in
Section 4.13(c).

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

                  "Exchange Act" shall have the meaning set forth in Section 6.9(a).

                  "Exchange Date" shall have the meaning set forth in Section 2.3(a).

                  "Exchange Right" shall have the meaning set forth in Section 2.1(a).

                  "Furnishing Party" shall have the meaning set forth in Section 9.4(b).

                  "GAAP" shall mean United States generally accepted accounting principles.

                  "GAAP Financial Statements" shall mean balance sheets and related statements of income and statements of change in capital and surplus and cash flows, prepared in accordance with GAAP, consistently applied, including, but not limited to, all notes, schedules, exhibits and other attachments thereto and any reports thereon, whether consolidated, combined or separate or audited or unaudited, together with the consolidating balance sheet of such Person and each of its Subsidiaries as of the end of the period covered by such statements and the related consolidating statements of income, of stockholders' equity and of cash flows for such period.

                  "Governmental Entity" shall mean any foreign, domestic, federal, territorial, state or local U.S. or non-U.S. governmental authority, quasi-governmental authority, instrumentality, court, government, self-regulatory



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organization, commission, tribunal or organization or any political or other subdivision, department, branch or Representative of any of the foregoing.

                  "Hazardous Substances" shall mean any toxic, radioactive, caustic or otherwise hazardous substance, including, but not limited to, petroleum and its derivatives and by-products, or any substance having any constituent elements displaying any of the foregoing characteristics, regulated under Environmental Laws.

                  "Holder" shall have the meaning set forth in Section 2.2(a).

                  "Holding Sub" shall have the meaning set forth in Section 3.1(a)(iii).

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "IL/AmerUs Directors Ratio" shall have the meaning set forth in Section 3.7(a).

                  "IL Annuity" shall mean IL Annuity and Insurance Company, a Massachusetts corporation.

                  "IL Annuity Put Option" shall have the meaning set forth in
Section 2.4(b)(v)(A).

                  "IL Annuity Put Exercise Date" shall have the meaning set forth in Section 2.4(b)(v)(A).

                  "IL Securities" shall mean IL Securities, Inc., an Indiana corporation.

                  "ILGC Shares" shall mean the issued and outstanding voting shares of common stock of ILGC.

                  "Independent Appraiser" shall have the meaning set forth in
Section 2.4(b)(v)(A).

                  "Indiana Commissioner" shall mean the Indiana Commissioner of Insurance.

                  "Indianapolis Life and ILGC Facilities" shall mean any offices, buildings and other real property that are owned or leased by Indianapolis Life, ILGC or any of their Subsidiaries, which are used in the operation of the business of Indianapolis Life, ILGC or any of their Subsidiaries.



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                  "Indianapolis Life Assets" shall mean any assets (whether or not required by GAAP or SAP to be reflected on a balance sheet) beneficially owned by Indianapolis Life, ILGC or any of their Subsidiaries, including, without limitation, REO, bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts and derivatives.

                  "Indianapolis Life Demutualization" shall have the meaning set forth in the recitals to this Combination and Investment Agreement.

                  "Indianapolis Life Companies" shall mean Indianapolis Life, ILGC and their Subsidiaries.

                  "Indianapolis Life Company Statements" shall have the meaning set forth in Schedule 4.6.

                  "Indianapolis Life Insurer Subsidiaries" shall mean the Subsidiaries of Indianapolis Life engaged in the business of insurance or reinsurance underwriting, or deemed to be engaged in the business of insurance or reinsurance underwriting by an insurance regulatory body asserting jurisdiction over the activities of any such Subsidiary.

                  "Insurance Contract" shall mean any contract or agreement of insurance, together with any riders or endorsements thereto, including, but not limited to, life insurance policies, annuity contracts, variable contracts and reinsurance contracts.

                  "Intellectual Property" shall mean all intellectual property rights used or held in, or necessary for the conduct of, the business of Indianapolis Life, ILGC or any of their Subsidiaries, or AMHC, AmerUs or any of their Subsidiaries (as the context requires), as currently conducted or as presently contemplated to be conducted, including, but not limited to, all patents and patent applications; Trademarks, copyrights, copyright registrations and applications; Computer Programs; technology, trade secrets, know-how, confidential information, proprietary processes and formulae.

                  "Investment Management Agreements" shall mean the Investment Advisory Agreements executed concurrently herewith, respectively, between AmerUs Capital Management and (i) Indianapolis Life and (ii) each of the Indianapolis Life Insurer Subsidiaries.

                  "IRS" shall mean the Internal Revenue Service.



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                  "Knowledge" or "knowledge" shall mean, (i) as to any
Indianapolis Life Company, the knowledge which is or should be in the possession of those officers, directors or employees listed on Schedule 1.1(i) hereto, and
(ii) as to AMHC and AmerUs, the knowledge which is or should be in the possession of those officers, directors or employees listed on Schedule 1.1(ii) hereto, in each case, assuming the exercise of reasonable diligence in the performance of the respective functions of any such officer, director or employee.

                  "Legacy" shall have the meaning set forth in the recitals to this Combination and Investment Agreement.

                  "Liability" shall mean a liability, obligation, claim or cause of action (of any kind or nature whatsoever, whether absolute, accrued, contingent or other, and whether known or unknown), including, but not limited to, extra-contractual liabilities and any liability, obligation, claim or cause of action arising pursuant to or as a result of an Insurance Contract.

                  "License" shall mean a license, certificate of authority, franchise, permit or other authorization to transact an activity or business, whether granted by a Governmental Entity or by any other Person.

                  "Lien" shall mean any mortgage, pledge, lien, encumbrance, charge, adverse claim (whether pending or, to the knowledge of the Person against whom the adverse claim is being asserted, threatened) or restriction of any kind affecting title or resulting in an encumbrance against property, real or personal, tangible or intangible, or a security interest of any kind, including, without limitation, any conditional sale or other title retention agreement, any right of first refusal, any lease in the nature thereof, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction (other than a financing statement which is filed or given solely to protect the interest of a lessor).

                  "Material Adverse Effect" shall mean a material adverse effect on the business, results of operations, or financial or other condition of any Person and its Subsidiaries taken as a whole, or on the ability of a Person to consummate the transactions contemplated by this Combination and Investment Agreement; provided, however, that neither (i) a down-grade of one level in the A.M. Best Company, Inc.'s rating of Indianapolis Life, Bankers Life and/or IL Annuity or of AmerUs Life and/or American Investors Life, nor (ii) a decrease in Indianapolis Life's or an Indianapolis Life Insurer Subsidiary's or in an AMHC Insurer Subsidiary's sales or sales prospects during the calendar year 2000 attributable to either the announcement of the Combination or the identity or ratings of another party hereto that is not an Affiliate of the first party shall constitute a Material Adverse Effect as to Indianapolis Life or AMHC, respectively; provided further,




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however, that a down-grade of two or more levels in the A.M. Best Company,
Inc.'s rating of Indianapolis Life, Bankers Life and/or IL Annuity or of AmerUs Life and/or American Investors Life shall constitute a Material Adverse Effect as to Indianapolis Life or AMHC, respectively.

                  "Member Information Statement" shall mean the information statement developed by Indianapolis Life or AMHC in connection with their respective demutualizations, as contemplated or referenced, as the context may require, in this Combination and Investment Agreement, for circulation to members or policyholders.

                  "Memorandum of Understanding" shall have the meaning set forth in Section 3.7.

                  "Merrill Lynch" shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated.

                  "MEWA" shall have the meaning set forth in Section 4.20(f).

                  "Mortgaged Properties" shall mean the real property (including land and any buildings or other improvements thereon) subject to a mortgage interest or other Lien held by or in favor of Indianapolis Life, ILGC or any of their Subsidiaries, or AMHC, AmerUs or any of their Subsidiaries (as the context requires).

                  "Non-Voting Common Stock" shall have the meaning set forth in
Section 2.1(a).

                  "PBGC" shall have the meaning set forth in Section
4.20(d)(iii).

                  "Permit" shall have the meaning set forth in Section 5.4(b).

                  "Person" shall mean an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Entity, trust joint venture, labor union, estate, unincorporated organization or other entity.

                  "Plan of Conversion" shall have the meaning set forth in
Section 3.1.

                  "Pre-Termination Competing Transaction Proposal" shall mean any Competing Transaction Proposal (whether in its final or a previous form) that was the subject of any communications, substantive discussions or negotiations, directly or indirectly, between any Person involved in making or consummating such a Competing Transaction Proposal, or its Representatives, and any Indianapolis Life


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Company, or its Representatives, after January 7, 2000 and prior to the
Termination Date.

                  "Prohibitive Transaction" shall have the meaning set forth in
Section 8.3

                  "Purchase Date" shall have the meaning set forth in Section 2.4(f).

                  "Quarterly GAAP Statements" shall mean, with respect to any Person, the quarterly GAAP Financial Statements of such Person.

                  "Quarterly SAP Statements" shall mean, with respect to any Person, the quarterly SAP Financial Statements of such Person filed with or submitted to the insurance regulatory body in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such regulatory body.

                  "Receiving Party" shall have the meaning set forth in Section 9.4(b).

                  "REO" shall mean the real property (including land and any buildings or other improvements thereon) owned by Indianapolis Life, ILGC or their Subsidiaries, or AMHC, AmerUs or their Subsidiaries (as the context requires), but not used in the operation of their respective businesses.

                  "Representative" shall mean, with respect to any Person, such Person's officers, directors, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, accountant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person or its Subsidiaries).

                  "Risk-Based Capital" shall mean, for any Person, the ratio (expressed as a percentage) of (i) the "Total Adjusted Capital" as defined by the National Association of Insurance Commissioners or any successor organization thereto (the "NAIC") to (ii) the "Authorized Control Level Risk-Based Capital" as defined by the NAIC from time to time, and, in both cases, as applied by the domiciliary state of such Person in the context of the Risk Based Capital Guidelines promulgated by the NAIC (or any terms substituted therefor by the NAIC).

                  "SAP" shall mean, with respect to any Person, the statutory accounting principles and practices prescribed or permitted by the domiciliary state of the relevant Person, consistently applied.

                  "SAP Financial Statements" shall mean balance sheets and related statements of income and statements of change in capital and surplus and cash flows,



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prepared in accordance with SAP, including, but not limited to, all notes, schedules, exhibits and other attachments thereto and any reports thereon, whether consolidated, combined or separate or audited or unaudited.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "Securities Act" shall have the meaning set forth in Section 6.9(a).

                  "Significant Agreements" shall have the meaning set forth in
Section 4.9(b).

                  "Stock Purchase Closing Date" shall have the meaning set forth in Section 2.6(a)(ii).

                  "Stock Purchase Price" shall have the meaning set forth in
Section 2.1.

                  "Subsidiary" shall mean each of those Persons (i) of which another Person, directly or indirectly through one or more Subsidiaries, owns beneficially securities having more than 50% of the voting power in the election of directors (or Persons fulfilling similar functions or duties) of the owned Person (without giving effect to any contingent voting rights), or (ii) which another Person, directly or indirectly through one or more Subsidiaries, controls as the general partner, managing member or Person exercising a similar function.

                  "Superior Proposal" shall have the meaning set forth in
Section 7.2(c).

                  "Tangible Net Worth" shall mean, for any Person, its accounts which, in accordance with GAAP, constitute stockholders equity (excluding treasury stock and the effects of Financial Accounting Standard No. 115), less goodwill, deferred acquisition costs and present value of future profits, as reflected on such Person's consolidated balance sheet, plus an amount equal to thirty-five percent (35%) of deferred acquisition costs and present value of future profits.

                  "Taxes" shall mean all taxes, charges, duties, fees, levies, or other similar assessments or Liabilities, including without limitation all net and gross income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, profit, estimated, severance, stamp, occupation, value added, registration, environmental, workers compensation, social security and franchise taxes imposed by the United States of America, any possession thereof, or any state, or foreign government, or any subdivision, agency, or other similar Person of any of the foregoing; and such term shall include any interest, fines, penalties, correction fees,




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sanction amounts, assessments, or additions to tax relating to, resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof.

                  "Tax Returns" of a Person shall mean any report, return, information return, or other document (including any related or supporting information and any amendments thereto) filed or required to be filed with any federal, state or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on such Person) or the administration of any laws, regulations or administrative requirements relating to any Tax, or any statement required to be furnished to any Person under any Tax Law.

                  "Termination Date" shall have the meaning set forth in Section 11.6(b).

                  "Termination Notice" shall have the meaning set forth in
Section 11.6(b).

                  "Trading Day" shall mean any day on which the New York Stock Exchange is open for business and the trading of securities.

                  "Trademarks" shall mean all United States and foreign trademarks (including service marks and trade names, whether registered or at common law), registrations and applications therefor, domain names, logos, designs, slogans and general intangibles of like nature owned by Indianapolis Life, ILGC or a Subsidiary thereof, together with the goodwill of each of the respective businesses associated therewith, together with any and all (i) renewals thereof and (ii) rights to sue for past, present and future infringements or misappropriation thereof.

                  "Western Security" shall mean Western Security Life Insurance Company, an Arizona corporation.


                                    ARTICLE 2

                  PURCHASE AND SALE OF NONVOTING COMMON STOCK

                  Section 2.1 Purchase and Sale of Non-Voting Common Stock. (a) On the terms and subject to the conditions set forth herein, ILGC agrees to issue and sell to AMHC or AmerUs (or a Subsidiary thereof that agrees to be bound by all of the restrictions and provisions of this Article 2), and AMHC or AmerUs agrees to purchase (or to cause such Subsidiary thereof to purchase) from ILGC, 105.9627



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shares of non-voting common stock of ILGC (the shares so purchased are referred to herein as the "Non-Voting Common Stock"), each share of which shall be authorized by ILGC's articles of incorporation and shall, upon receipt of necessary approvals from Governmental Entities under Applicable Law, be exchangeable, at the option of the Holder, into one newly-issued share of authorized voting common stock of ILGC and which shall, together with the Converted Shares, at all times collectively represent 45% of all outstanding equity interests in ILGC on a fully diluted basis (the "Exchange Right"), after taking into account the repurchase of ILGC Shares held by AUL and Legacy as required under Section 2.5. The Non-Voting Common Stock and the ILGC Shares into which such Non-Voting Common Stock is exchangeable upon exercise of the Exchange Right (the "Converted Shares") (i) shall not, prior to the occurrence of a Termination Date, be transferred, sold, exchanged, assigned, gifted, pledged, made the subject of any lien or security interest or option to purchase, hypothecated, or otherwise alienated, disposed of or encumbered, by contract or by operation of law, except (A) to a Subsidiary of AMHC or AmerUs or (B) with the prior written consent of ILGC and Indianapolis Life, to a Person who is not a Subsidiary of AMHC or AmerUs, subject in the case of either (A) or (B) to Applicable Law and the execution by the transferee or other party of an agreement reasonably satisfactory to ILGC in which such transferee or other party agrees to be bound by all of the restrictions and provisions of this Combination and Investment Agreement relating to the Non-Voting Common Stock or Converted Shares; and any attempted transfer or other alienation, disposition or encumbrance in violation of this provision shall be void and of no effect; provided, however, that after the occurrence of a Termination Date, such shares shall be freely transferable except to the extent such transferability may be limited under Applicable Law and such transferee shall have all the rights and benefits conferred by this Agreement; and (ii) shall be subject to optional and mandatory purchase by Indianapolis Life or repurchase by ILGC as expressly provided in Section 2.4 hereof. The purchase price for the issuance and sale of the Non-Voting Common Stock shall be $100,000,000 (the "Stock Purchase Price"). The sale and purchase of the Non-Voting Common Stock pursuant to this Section is referred to herein as the "Stock Purchase."

                  (b) Indianapolis Life and ILGC represent and warrant to AMHC and AmerUs as of the Stock Purchase Closing Date and assuming payment of the Stock Purchase Price that the shares of Non-Voting Common Stock are, and as of and following exercise of the Exchange Right each of the Converted Shares will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

                  Section 2.2 Stock Purchase Covenants. (a) ILGC and Indianapolis Life agree that the shares of Non-Voting Common Stock and/or the Converted Shares shall at all times have a priority in any and all dividends and other distributions made on account of the equity ownership interests in ILGC (including, but not limited to, in connection with any voluntary or involuntary liquidation, dissolution or winding up of the affairs of ILGC) until the Holder receives the full amount to which it would be entitled in a purchase or repurchase as set forth in Section 2.4(b)(i)(C) hereof if a Termination Date has not occurred prior to the date of such purchase or repurchase (or, if a Termination Date has occurred, the full amount set forth in the applicable subsection of Section 2.4), prior to any distribution with respect to any equity ownership interests in ILGC owned by (i) Indianapolis Life or (ii) any other Person that becomes an owner of any ILGC Shares or other equity ownership interest in ILGC after the date hereof. From and after the date hereof, Indianapolis Life and ILGC shall not initiate, solicit or enter into an agreement, instrument, transaction, letter of intent or other arrangement providing, permitting or contemplating, directly or indirectly, priority in any distribution of assets or capital stock of ILGC to any holder of capital stock of ILGC over the Person or Persons who is or are at any time and from time to time the holder of right, title and interest to the Non-Voting Common Stock or the Converted Shares issued pursuant to this Combination and Investment Agreement (individually or collectively, as context may require, the "Holder"). As of the date hereof, there is no (and there is no commitment to enter into any) agreement, instrument, transaction, letter of intent or other arrangement which provides, permits or contemplates, directly or indirectly, priority in any distribution on account of any other shares of ILGC over the priority granted herein to the Non-Voting Common Stock or the Converted Shares (after taking into account the repurchase of ILGC Shares held by AUL and Legacy as contemplated by Section 2.5).

                  (b) The parties shall use their best efforts to obtain at the earliest practicable time following the Stock Purchase Closing (as defined below) all necessary approvals from Governmental Entities to permit the Holder to exercise the Exchange Right. The parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with or approval by, any Governmental Entity is required in connection with the exercise of the Exchange Right and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and reasonably seeking to obtain in timely fashion any approval related thereto.

                  (c) During the period commencing as of the Stock Purchase Closing Date until the purchase or repurchase, as the case may be, of all of the issued and outstanding shares of Non-Voting Common Stock or Converted Shares pursuant to the provisions of Section 2.4 hereof, except as otherwise expressly permitted under Section 2.2(d) hereof, ILGC shall not make any issuance, sale (or other transfer), distribution or dividend of Non-Voting Common Stock, ILGC Shares or other debt or equity security not expressly contemplated by this Combination and Investment Agreement. ILGC shall not at any time make any subdivision or reclassification of the Non-Voting Common Stock or ILGC Shares, and shall not take any action which would cause each share of Non-Voting Common Stock to be exchangeable into less than one of the ILGC Shares. The total number of shares of Non-Voting Common Stock and Converted Shares outstanding at any time prior to the first purchase or repurchase of the Holder's shares hereunder shall constitute at least forty-five percent (45%) of the then issued and outstanding equity or ownership interests in ILGC (after taking into account the repurchase of ILGC Shares held by AUL and Legacy as required under Section 2.5) and, at all times after such first purchase or repurchase, the percentage of the outstanding equity interests in ILGC held by the Holder shall be equal to the product of 45% multiplied by a fraction, the numerator of which is the number of outstanding shares of Non-Voting Common Stock and Converted Shares that have not been repurchased by ILGC or purchased by Indianapolis Life, as the case may be, and the denominator of which is 105.9627 (subject in either case to any adjustment to the parties' relative ownership interests caused by issuance of equity ownership interests as expressly permitted under and in compliance with Section 2.2(d) below).

                  (d) If and after a Termination Date occurs, ILGC shall have the right to issue, sell or distribute equity ownership interests in ILGC, so long as (i) such equity ownership interests in ILGC are expressly subject to the priority described in Section 2.2(a) hereof in favor of the Holder; (ii) ILGC causes the Person to whom such equity ownership interests in ILGC are issued (and any subsequent transferee of such interests) to execute an agreement reasonably satisfactory to the Holder in which such Person (or transferee) acknowledges and agrees to be bound by the priority provided in Section 2.2 and the Holder's other rights pursuant to this Agreement; and (iii) the certificates for any such equity ownership interests in ILGC issued and outstanding at any time pursuant to this Section 2.2(d) (or any replacement or reissue of such certificates) contains an express reference to such priority. If and after a Termination Date occurs, ILGC shall have the right to issue, sell or distribute debt securities of ILGC, subject to the covenants set forth in Section 2.8 hereof.

                  (e) If and after a Termination Date occurs, Indianapolis Life shall have the right to sell, pledge, dispose of or otherwise transfer any equity ownership interests of ILGC owned by Indianapolis Life, provided that:
(i) Indianapolis Life shall not make any such transfer of the ILGC Shares or any other equity ownership interests it holds in ILGC except upon requiring the transferee to execute an agreement reasonably satisfactory to the Holder in which such transferee acknowledges and agrees to be bound by the priority provided in Section 2.2 and the Holder's other rights pursuant to this Agreement; and (ii) Indianapolis Life shall at all times retain ownership, free and clear of any Liens, of that portion of the voting equity ownership interests in ILGC that would, together with the Converted Shares owned by the Holder, constitute a majority of the voting equity ownership interests in ILGC.

                  Section 2.3 Mechanics for Exchange of Non-Voting Common Stock.
(a) The Holder of any shares of Non-Voting Common Stock may exercise the Exchange Right in whole or in part, by delivery of an original executed notice of exchange and the certificate or certificates representing the shares of Non-Voting Common Stock to be exchanged to ILGC together with the Holder's written representation and warranty that all necessary approvals from Governmental Entities to permit the Holder to exercise the Exchange Right have been obtained and are in full force and effect. The Exchange Right shall be deemed to have been effected on the date when such notice of an election to exchange and the certificate or certificates for the number of shares to be exchanged, together with such representation and warranty concerning approvals by Governmental Entities, are delivered to ILGC, and such date is referred to herein as the "Exchange Date." As promptly as practicable thereafter, ILGC shall deliver to the Holder of the exchanged Non-Voting Common Stock certificates representing one share of the ILGC Shares for each share of the Non-Voting Common Stock exchanged and a new certificate, if applicable, for any non-exchanged shares of Non-Voting Common Stock represented by the surrendered certificate(s). The Holder of the Non-Voting Common Stock receiving the Converted Shares shall be deemed to have become a holder of record of such ILGC Shares on the applicable Exchange Date.

                  (b) Each share of Non-Voting Common Stock exchanged pursuant to this Section 2.3 shall be canceled by ILGC as of the applicable Exchange Date.

                  Section 2.4 Rights upon Termination of Combination and Investment Agreement. (a) Upon the occurrence of any Termination Date under
Section 11.1 hereof,

         (i) Indianapolis Life or ILGC shall purchase or repurchase, as the case may be, all of the issued and outstanding shares of Non-Voting Common Stock and the Converted Shares on or prior to the 10th Business Day following such Termination Date. Such shares shall be purchased or repurchased, as the case may be, for the sum of (A) the Stock Purchase Price plus (B) an amount equal to the annually compounded interest that would have accrued at the rate of 15% percent per annum on the Stock Purchase Price from the Stock Purchase Closing Date until the Purchase Date (as defined in Section 2.4(f) below);

         (ii) ILGC shall pay to AMHC and/or AmerUs (as AMHC and AmerUs may direct) in cash an amount equal to 3% of the Stock Purchase Price;

         (iii) Indianapolis Life shall pay to AMHC and/or AmerUs (as AMHC and AmerUs may direct) in cash an amount equal to 3% of the AMHC Offer; and

         (iv) Indianapolis Life and/or ILGC shall also pay to AMHC and/or AmerUs (as AMHC and AmerUs may direct) in cash (A) any and all out of pocket costs and expenses incurred by AMHC and/or AmerUs in connection with developing, negotiating or structuring, or otherwise incurred, directly or indirectly, in connection with this Combination and Investment Agreement and the transactions contemplated hereby, including, but not limited to, any obligation incurred by AMHC or AmerUs to investment bankers or other advisors in connection with the transactions contemplated by this Combination and Investment Agreement (provided, however, that Indianapolis Life and ILGC shall (i) reimburse only the first $2,000,000 in fees but shall pay any other expenses or charges payable by AMHC or AmerUs to Merrill Lynch and (ii) not be responsible for any such obligations incurred by AMHC or AmerUs to investment bankers or other advisors primarily engaged by AMHC, AmerUs or their respective Boards of Directors in connection with the AMHC Demutualization), plus (B) if applicable, any and all out of pocket costs and expenses incurred by AMHC and/or AmerUs in collecting any amounts due pursuant to this Section 2.4(a).

                  All sums to be paid under this Section 2.4(a) shall be paid within ten (10) Business Days of the Termination Date by wire transfer of immediately available funds; provided, however, that all sums to be paid pursuant to Section 2.4(a)(iv) shall be paid within ten (10) Business Days following AMHC's or AmerUs' presentation to Indianapolis Life of an itemized summary of the costs and expenses referred to in such Section 2.4(a)(iv).

                  (b) Upon the occurrence of any Termination Date under Section
11.2 hereof,

         (i) Indianapolis Life and ILGC shall have the right to purchase or repurchase, as the case may be, at any time all or any portion of the Non-Voting Common Stock and the Converted Shares, subject to following requirements:

                           (A) For the portion of such shares as to which the
                  Purchase Date occurs on or prior to the first anniversary of the Stock Purchase Closing, such shares shall be purchased or repurchased, as the case may be, for the sum of (A) the Stock Purchase Price plus (B) an amount equal to the annually compounded interest that would have accrued at the rate of 15% percent per annum on the Stock Purchase Price from the Stock Purchase Closing Date until the Purchase Date, multiplied by a fraction, the numerator of which is the number of shares to be purchased or repurchased and the denominator of which is 105.9627;

                           (B) For the portion of such shares as to which the
                  Purchase Date occurs following the first anniversary of the Stock Purchase Closing and on or prior to the second anniversary of the Stock Purchase Closing, such shares shall be purchased or repurchased, as the case may be, for the sum of (A) the Stock Purchase Price plus (B) an amount equal to the annually compounded interest that would have accrued at the rate of 15% per annum on the Stock Purchase Price from the Stock Purchase Closing Date until the first anniversary of the Stock Purchase Closing Date and at the rate of 16% percent per annum on the Stock Purchase Price from the first anniversary of the Stock Purchase Closing Date until the Purchase Date, multiplied by a fraction, the numerator of which is the number of shares to be purchased or repurchased and the denominator of which is 105.9627;

                           (C) For the portion of such shares as to which the
                  Purchase Date occurs following the second anniversary of the Stock Purchase Closing, such shares shall be purchased or repurchased, as the case may be, for the sum of (A) the Stock Purchase Price plus (B) an amount equal to the annually compounded interest that would have accrued at the rate of 15% per annum on the Stock Purchase Price from the Stock Purchase Closing Date until the first anniversary of the Stock Purchase Closing Date and at the rate of 16% per annum on the Stock Purchase Price from the first anniversary of the Stock Purchase Closing Date to the second anniversary of the Stock Purchase Closing Date and at the rate of 18% percent per annum on the Stock Purchase Price from the second anniversary of the Stock Purchase Closing Date until the Purchase Date, multiplied by a fraction, the numerator of which is the number of shares to be purchased or repurchased and the denominator of which is 105.9627; and

                           (D) Notwithstanding the foregoing, if the Purchase
                  Date occurs after a Termination Date occasioned by Section 11.2(d), the shares to be purchased or repurchased pursuant to this Section 2.4(b) shall be purchased or repurchased, as the case may be, for the sum of (A) the Stock Purchase Price plus
                  (B) an amount equal to the annually compounded interest that would have accrued at the rate of 12% percent per annum on the Stock Purchase Price from the Stock Purchase Closing Date until the Purchase Date, multiplied by a fraction, the numerator of which is the number of shares to be purchased or repurchased and the denominator of which is 105.9627;

         (ii) If, following the occurrence of any Termination Date under Section 11.2, for any reason all of the issued and outstanding shares of Non-Voting Common Stock and the Converted Shares have not been purchased or repurchased, as the case may be, in full by Indianapolis Life or ILGC, as the case may be, pursuant to the provisions of Section 2.4(b)(i) as of the earlier of (A) the end of the thirtieth (30th) month from the Stock Purchase Closing Date and (B) the end of the twenty-fourth (24th) month from the Termination Date, Indianapolis Life and ILGC shall thereafter use their best efforts to sell any assets, blocks of business or Subsidiaries, and to declare any dividends, as may be necessary to allow Indianapolis Life and/or ILGC to purchase or repurchase, as the case may be, such shares within twelve (12) months of the earlier of (A) and (B) in this paragraph, and all such shares shall be promptly purchased or repurchased, as the case may be, as provided herein with proceeds of such sale and/or dividends pursuant to the terms of Section 2.4(b)(i)(A), (B), (C) or (D), as applicable;

         (iii) If, following the occurrence of any Termination Date under
         Section 11.2, for any reason all issued and outstanding shares of Non-Voting Common Stock and the Converted Shares have not been purchased or repurchased, as the case may be, in full by Indianapolis Life or ILGC pursuant to the provisions of Section 2.4(b)(i), as of the earlier of (A) the end of the forty-second (42nd) month from the Stock Purchase Closing Date and (B) the end of the thirty-sixth (36th) month from the Termination Date, then, in addition to the application of
         Section 2.4(b)(ii), the Holder shall have the right to designate, by notice to the Chairman of the Board of Directors of ILGC, Persons sufficient to constitute a majority of the directors serving on the Board of Directors of ILGC, and ILGC and/or Indianapolis Life (and any subsequent holders of voting equity ownership interests in ILGC) shall promptly cause the election of such designated Persons to the Board of Directors of ILGC, and shall maintain such Persons' membership on the Board of Directors until all issued and outstanding shares of Non-Voting Common Stock and the Converted Shares have been purchased or repurchased, as the case may be; and

         (iv) Notwithstanding anything in this Combination and Investment Agreement to the contrary, following the occurrence of any Termination Date under Section 11.2 all of the Non-Voting Common Stock and Converted Shares shall be purchased by Indianapolis Life or repurchased by ILGC pursuant to the terms of Sections 2.4(b)(i)(A), (B), (C) or
         (D), as applicable, on or prior to the earlier of (A) the fourth (4th) anniversary of the Stock Purchase Closing Date and (B) the date Indianapolis Life and/or ILGC has obtained new equity or equity equivalent which in the aggregate is sufficient to pay in full the amount required to effect such purchase or repurchase.

         (v) (A) On any Business Day after a Termination Date, the occurrence of which results from the application of Section 11.2, but prior to the purchase by Indianapolis Life or the repurchase by ILGC of all of the Non-Voting Common Stock and the Converted Shares, the Holder shall have the right to exchange an amount of Non-Voting Common Stock or Converted Shares (together with any cash that may be required as provided in clause (C) below) determined in accordance with this
         Section 2.4(b)(v) for all of the issued and outstanding equity interests of IL Annuity (the "IL Annuity Put Option"). ILGC shall take all actions necessary to cause the IL Annuity Put Option to be consummated, including using all reasonable efforts to assist the Holder in obtaining any necessary regulatory approvals for such exchange. The number of shares required to be exchanged to exercise the IL Annuity Put Option shall be determined as set forth in Section 2.4(b)(v)(C) hereof based on the fair market value of IL Annuity as determined by an independent appraiser (the "Independent Appraiser") to be selected by mutual agreement of the parties hereto within ten (10) Business Days of the Holder providing notice to Indianapolis Life that it requires a determination of the fair market value of IL Annuity in order to determine whether to exercise the IL Annuity Put Option. If the parties cannot so agree, then the Independent Appraiser shall, within ten (10) Business Days of the Holder's providing such notice to Indianapolis Life, be selected from among the top five (5) "Leading Financial Advisors" listed for Life and Health Deals in the most recently published annual issue of INSURANCE Mergers & Acquisitions (published by SNLSecurities), with Indianapolis Life striking one of such top five (5) advisors, followed by AMHC striking another of such top five (5), and so on, so that the last remaining advisor shall be the Independent Appraiser. The fees of the Independent Appraiser shall be borne equally by Indianapolis Life and the Holder. The Indianapolis Life Companies shall provide the Independent Appraiser with full access, pursuant to the provisions of Section 9.6 hereof, to such information relating to IL Annuity as the Independent Appraiser deems necessary in its sole discretion to determine the fair market value of IL Annuity. The Independent Appraiser shall deliver to the Holder and Indianapolis Life as promptly as practicable, but no later than forty-five (45) days after the commencement of its review, a report setting forth its determination of IL Annuity's fair market value. Within twenty (20) Business Days of its receipt of the Independent Appraiser's report, the Holder may provide Indianapolis Life notice of its intention to exercise the IL Annuity Put Option. The date on which the Holder transmits notice of its intention to exercise the IL Annuity Put Option is referred to hereinafter as the "IL Annuity Put Exercise Date."

                  (B) The Holder(s) of the majority of the Non-Voting Common Stock and Converted Shares then outstanding shall have the right to initiate selection of the Independent Appraiser and a determination of the fair market value of IL Annuity pursuant to the provisions of this
         Section 2.4(b)(v) once in each calendar year after the Termination Date and prior to the purchase or repurchase of all of the Non-Voting Common Stock and the Converted Shares.

                  (C) The number of shares of Non-Voting Common Stock or ILGC Shares required to be put to exercise the IL Annuity Put Option shall be equal to the product of (i) a fraction, the numerator of which is the fair market value of IL Annuity as determined by the Independent Appraiser and the denominator of which is the sum of (A) the Stock Purchase Price plus (B) an amount equal to the annually compounded interest that would have accrued at the rate of 15% per annum on the Stock Purchase Price from the Stock Purchase Closing Date until the first anniversary of the Stock Purchase Closing Date and at the rate of 16% per annum on the Stock Purchase Price from the first anniversary of the Stock Purchase Closing Date to the second anniversary of the Stock Purchase Closing and at the rate of 18% percent per annum on the Stock Purchase Price from the second anniversary of the Stock Purchase Closing Date until the IL Annuity Put Exercise Date (or, in the event of a Termination Date occasioned by Section 11.2(d), at the rate of 12% per annum on the Stock Purchase Price from the Stock Purchase Closing Date until the IL Annuity Put Exercise Date) and (ii) 105.9627. The calculation described in the foregoing sentence is referred to herein as the "Put Formula." If the number of shares held by the Holder at the time of the exercise of the IL Annuity Put Option is less than the number of shares required as determined pursuant to the Put Formula (whether due to a prior purchase or repurchase of a portion of such shares or an increase in the value of IL Annuity or otherwise), then the Holder shall, if it desires to exercise the IL Annuity Put Option, supplement the available shares with cash to pay the fair market value of IL Annuity. The amount of cash required is an amount equal to the product of (x) a per share value determined by dividing the denominator in the Put Formula by 105.9627 and (y) the difference between the number of shares required to be put to exercise the IL Annuity Put Option and the number of shares then held by the Holder. The Holder shall not have the right to pay cash pursuant to the preceding sentence unless it is concurrently putting to ILGC all of the shares of Non-Voting Common Stock and Converted Shares issued and outstanding as of the IL Annuity Put Exercise Date.

                  (D) Any exercise of the IL Annuity Put Option shall not affect or extinguish any rights or remedies of AMHC or AmerUs or any other Holder to demand compliance by Indianapolis Life and ILGC under any other provision of this Section 2.4.

                  (c) Upon the occurrence of any Termination Date under Section
11.3 hereof, all of the Non-Voting Common Stock and Converted Shares shall be purchased by Indianapolis Life or repurchased by ILGC no later than the 60th day following such Termination Date. Such shares shall be purchased or repurchased, as the case may be, for the sum of (A) the Stock Purchase Price plus (B) an amount equal to the annually compounded interest that would have accrued at the rate of 18% per annum on the Stock Purchase Price from the Stock Purchase Closing Date until the Purchase Date; provided, however, that no such purchase or repurchase following any Termination Date under Section 11.3 shall affect or extinguish any rights or remedies of AMHC or AmerUs (or any of their Subsidiaries or Affiliates) or any other Holder under any other provision of this Combination and Investment Agreement or Applicable Law. If for any reason any of the Non-Voting Common Stock and Converted Shares are not purchased by Indianapolis Life on or prior to the 60th day following such Termination Date, then at any time thereafter the Holder may, at its option, exercise IL Annuity Put Option as described in Section 2.4(b)(v) (without giving effect to the references therein to Section 11.2, and using the sum of (A) and (B) above in place of the stated denominator in the Put Formula); provided, however, that any such exercise of the IL Annuity Put Option shall not affect or extinguish any rights or remedies of AMHC or AmerUs (or any of their Subsidiaries or Affiliates) or any other Holder under any other provision of this Combination and Investment Agreement or Applicable Law.

                  (d) Upon the occurrence of any Termination Date under Section
11.4 hereof, all or any portion of the Non-Voting Common Stock and the Converted Shares may be purchased by Indianapolis Life or repurchased by ILGC at any time following such Termination Date; provided, however, that Indianapolis Life or ILGC shall purchase or repurchase, as the case may be, all such shares on or prior to the earlier of (A) the fourth (4th) anniversary of the Stock Purchase Closing Date and (B) the date Indianapolis Life and/or ILGC has obtained new equity or equity equivalent which in the aggregate is sufficient to pay in full the amount required to effect such purchase or repurchase. The Non-Voting Common Stock and Converted Shares purchased or repurchased pursuant to this paragraph shall be purchased or repurchased for the sum of (A) the Stock Purchase Price plus (B) an amount equal to the annually compounded interest that would have accrued at the rate of 10% percent per annum on the Stock Purchase Price from the Stock Purchase Closing Date until the Purchase Date, multiplied by a fraction, the numerator of which is the number of shares to be purchased or repurchased on such Purchase Date and the denominator of which is 105.9627. Nothing in this Section 2.4(d) is intended to extinguish any other rights or remedies of Indianapolis Life or ILGC under any other provision of this Combination and Investment Agreement or Applicable Law.

                  (e) Upon the occurrence of any Termination Date under Section
11.5 hereof,

         (i) All of the Non-Voting Common Stock and Converted Shares shall be purchased by Indianapolis Life or repurchased by ILGC no later than the 60th day following such Termination Date. Such shares shall be purchased or repurchased, as the case may be, for the sum of (A) the Stock Purchase Price plus (B) an amount equal to the annually compounded interest that would have accrued at the rate of 15% per annum on the Stock Purchase Price from the Stock Purchase Closing Date until the Purchase Date. If for any reason any of the Non-Voting Common Stock and Converted Shares are not purchased by Indianapolis Life or repurchased by ILGC on or prior to the 60th day following such Termination Date, the Holder may, at its option, exercise the IL Annuity Put Option as described in Section 2.4(b)(v) hereof (without giving effect to the references therein to Section 11.2, and using the sum of (A) and (B) above in place of the stated denominator in the Put Formula); and

         (ii) Indianapolis Life shall also pay to AMHC and/or AmerUs (as AMHC and AmerUs may direct) in cash an amount equal to (A) 3% of the Stock Purchase Price plus (B) if applicable, any and all out of pocket costs and expenses incurred by AMHC and/or AmerUs in collecting any amounts due pursuant to Section 2.4(e).

         (iii) Any action contemplated by this Section 2.4(e), including, without limitation, exercise of the IL Annuity Put Option, shall not affect or extinguish any rights or remedies of AMHC or AmerUs (or any of their Subsidiaries or Affiliates) or any other Holder under any other provision of this Combination and Investment Agreement or Applicable Law.

                  All sums to be paid under clause (A) of Section 2.4(e)(ii) shall be paid within ten (10) Business Days of the Termination Date by wire transfer of immediately available funds; and all sums to be paid pursuant to clause (B) of Section 2.4(e)(ii) shall be made within ten (10) Business Days following AMHC's or AmerUs' presentation to Indianapolis Life of an itemized summary of the costs and expenses referred to in such clause (B).

                  (f) Purchase or repurchase of shares of Non-Voting Common Stock and Converted Shares may be effected by exchanging (i) the certificate or certificates of the Holder for the shares of Non-Voting Common Stock or Converted Shares to be purchased or repurchased and (ii) a notice from the Holder identifying an account to which proceeds are to be remitted by wire transfer of immediately available funds for (iii) a new certificate, if applicable, representing any non-purchased or non-repurchased shares of the Non-Voting Common Stock or Converted Shares represented by such certificate(s) and (iv) payment by wire transfer of immediately available funds of ILGC or Indianapolis Life, as directed in the Holder's notice, of the full purchase or repurchase amount payable under this Section 2.4 in respect of the purchased or repurchased shares. For full or partial purchases or repurchases initiated by Indianapolis Life and/or ILGC, the Holder shall provide the notice and by express courier within five (5) Business Days of written request by Indianapolis Life or ILGC, and shall arrange to surrender the certificate(s) when the purchase or repurchase proceeds are remitted and any new certificate is exchanged as provided above. The date on which any purchase or repurchase proceeds are remitted pursuant to the provisions of Sections 2.4(a),
(b), (c), (d) or (e) hereof is referred to herein as a "Purchase Date."

                  (g) The obligations of each of Indianapolis Life and ILGC under this Section 2.4 are independent and are those of a primary obligor. The inability, refusal or other failure of either Indianapolis Life or ILGC to perform its obligations hereunder shall not affect or limit the obligations of the other of such parties to perform its obligations hereunder, nor shall such inability, failure or refusal of one of such parties be asserted as a defense in any action to enforce the obligations of the other of such parties hereunder.

                  Section 2.5 Use of Stock Purchase Price. Indianapolis Life and ILGC shall use the proceeds of the Stock Purchase Price to (i) repurchase the ILGC Shares held by AUL and Legacy, in the amounts shown on Schedule 2.5 hereto, on the Stock Purchase Date, pursuant to documentation reasonably satisfactory to AMHC and AmerUs, and (ii) in the discretion of ILGC, following the Stock Purchase Date, to repay a loan of up to $3 million owed by ILGC to Indianapolis Life. The balance of the Stock Purchase Price not used as required under the foregoing sentence shall, following discussion between ILGC and AMHC, be contributed as additional capital to IL Securities, in an amount not to exceed $1 million, and to the Indianapolis Life Insurer Subsidiaries as of the date hereof.

                  Section 2.6 Closing of the Stock Purchase. (a) The closing of the Stock Purchase (the "Stock Purchase Closing") shall take place on (i) the date of this Combination and Investment Agreement if the conditions specified in
Section 2.7 are satisfied as of the date hereof or (ii) if the conditions to closing of the Stock Purchase set forth in Section 2.7 (the "Stock Purchase Closing Conditions") are not satisfied as of the date of this Combination and Investment Agreement, two (2) Business Days following satisfaction of the Stock Purchase Closing Conditions (the "Stock Purchase Closing Date"). The Stock Purchase Closing will be held at the offices of Baker & Daniels, 300 North Meridian Street, Suite 2700, Indianapolis, Indiana 46204 or at such other location as the parties hereto shall agree to in writing.

                  (b) At the Stock Purchase Closing, (i) ILGC shall issue and deliver to AMHC certificates, in the form attached hereto as Exhibit 2.6(b), representing the Non-Voting Common Stock, each duly executed by ILGC and dated the Stock

Purchase Closing Date, in such denominations as shall be designated in writing by AMHC and AmerUs not less than one Business Day prior to the Stock Purchase Closing Date and registered in the name of AMHC or AmerUs (or the name of its Subsidiary, as permitted by Section 2.1(a)), and (ii) AMHC or AmerUs (or such Subsidiary) shall pay ILGC, in United States dollars and in immediately available funds by wire transfer an amount equal to the Stock Purchase Price to ILGC's account specified in writing to AMHC or AmerUs or to such other Persons and accounts as may be specified in writing by ILGC, prior to the Stock Purchase Closing Date.

                  Section 2.7 Stock Purchase Closing Conditions. (a) The obligations of the parties to consummate the Stock Purchase Closing are subject to the following conditions:

                      (i) All Permits, regulatory consents, approvals or clearances of Governmental Entities necessary for consummation of the Stock Purchase shall have been obtained, and no provision of any Applicable Law shall prohibit the consummation of the Stock Purchase Closing.

                      (ii) All material consents, approvals or waivers of all non-governmental Persons necessary for the consummation of the Stock Purchase Closing shall have been obtained.

                      (iii) There shall not be in effect any temporary restraining order, preliminary injunction or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Stock Purchase Closing; provided that the party invoking this condition shall have used its best efforts to have such order or injunction vacated; and no Governmental Entity or third party shall have commenced any proceeding seeking a temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Combination and Investment Agreement, or damages, other than any such proceeding which would not be reasonably likely to materially interfere with the consummation of the transactions contemplated hereby; provided that, if applicable, the party invoking this condition shall have used its reasonable best efforts to have such proceeding dismissed or terminated.

                      (iv) Each other document necessary for consummation of the Stock Purchase Closing, including the Investment Management Agreements, shall have been executed and delivered by the parties thereto.

                      (v) This Combination and Investment Agreement and the Investment Management Agreements shall be in full force and effect.

                  (b) The obligation of AMHC and AmerUs to consummate the Stock Purchase Closing is subject to the satisfaction of the following further conditions:

                      (i) (A) Indianapolis Life and ILGC shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Stock Purchase Closing Date, (B) the representations and warranties of Indianapolis Life and ILGC contained in this Combination and Investment Agreement (including, but not limited to, those set forth in Articles 4 and 5 hereof) shall be true at and as of the Stock Purchase Closing Date, as if made at and as of such date and (C) AMHC and AmerUs shall have received certificates signed by the Chief Executive Officer and Chief Financial Officer of Indianapolis Life and ILGC to the effect that the foregoing conditions have been satisfied.

                      (ii) AMHC and AmerUs shall have received all documents it may reasonably request relating to the existence of Indianapolis Life and ILGC and the authority of Indianapolis Life and ILGC for this Combination and Investment Agreement and the Investment Management Agreements, all in form and substance reasonably satisfactory to AMHC and AmerUs.

                      (iii) ILGC shall have amended its articles of incorporation to authorize the issuance of the Non-Voting Common Stock.

                      (iv) Since the date of this Combination and Investment Agreement, there shall not have been any events, occurrences, developments or state of circumstances or facts which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Indianapolis Life.

                      (v) A representative of AMHC shall have been elected to the ILGC Board of Directors.

                  (c) The obligation of Indianapolis Life and ILGC to consummate the Stock Purchase Closing is subject to the satisfaction of the following further conditions:

                      (i) (A) AMHC and AmerUs (and, if applicable, the Subsidiary referenced in Section 2.1(a)) shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Stock Purchase Closing Date, (B) the representations and warranties of AMHC and AmerUs contained in this Combination and Investment Agreement (including, but not limited to, those set forth in Article 6 hereof) shall be true at and as of the Stock Purchase Closing Date, as if made at and as of such date, and (C) Indianapolis Life and ILGC shall have received certificates signed by the Chief Executive Officer and Chief Financial Officer of AMHC and AmerUs to the effect that the foregoing conditions have been satisfied.

                      (ii) Indianapolis Life and ILGC shall have received all documents it may reasonably request relating to the existence of AMHC and AmerUs and the authority of AMHC and AmerUs for this Combination and Investment Agreement and the Investment Management Agreements, all in form and substance reasonably satisfactory to Indianapolis Life and ILGC.

                      (iii) Since the date of this Combination and Investment Agreement, there shall not have been any events, occurrences, developments or state of circumstances or facts which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on AMHC.

                  Section 2.8 Conduct of Business of Indianapolis Life and ILGC Prior to Purchase or Repurchase. Indianapolis Life and ILGC each covenant and agree that, on and after any Termination Date and until the purchase or repurchase of all the shares of Non-Voting Common Stock or the Converted Shares, as the case may be, pursuant to Section 2.4 hereof (unless AMHC and AmerUs shall otherwise approve in writing, and except as otherwise expressly contemplated by
Article 2 of this Combination and Investment Agreement):

                  (a) it will, and will cause each of its Subsidiaries to, exercise its best efforts to maintain itself at all times in all material respects as a corporation duly organized, validly existing, and duly qualified to conduct its business;

                  (b) it will not, and will not cause or permit any of its Subsidiaries to, engage in any material business other than the life insurance business and businesses reasonably related thereto and other businesses in which Indianapolis Life, ILGC or any of their Subsidiaries may be engaged as of the date of this Combination and Investment Agreement or, consistent with the terms of this Combination and Investment Agreement, at the Termination Date; provided, however, that the foregoing shall not be deemed to limit investment activities in the ordinary course of business consistent with past practice and in accordance with such Person's investment policies;

                  (c) it shall not (i) issue, sell (or otherwise transfer), pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of the capital stock or other debt or equity security of any of the Subsidiaries of ILGC, or permit or cause such Subsidiaries to do the same; (ii) amend or permit the amendment of the articles of incorporation or by-laws of any such Subsidiary; (iii) authorize, declare, set aside or pay any policyholder dividend payable in cash or property other than in the ordinary course of business consistent with past practice and in accordance with approved dividend plans; or (iv) in the case of ILGC, authorize, declare, set aside or pay any shareholder dividend except in accordance with Section 2.2(a) hereof;

                  (d) except for fair value and in the exercise of reasonable and prudent business judgment, it shall not (i) other than in the ordinary and usual course of business consistent with past practice, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets or permit or cause its Subsidiaries to do the same; or (ii) make or authorize or commit to any capital expenditures (including entering into capital lease obligations) for tangible assets or enter into any lease of real or personal property, or permit or cause its Subsidiaries to do the same;

                  (e) it shall not, and shall not permit or cause any of its Subsidiaries to, effect any transactions with any Affiliates, other than pursuant to arrangements existing as of the date hereof or as of the Termination Date or in the ordinary course of business consistent with past practice or on terms no less favorable to it than may be obtained from third parties;

                  (f) it shall not permit ILGC's leverage ratio (calculated as the ratio of its Consolidated Indebtedness to its Consolidated Total Capital) at any time to be greater than 20%;

                  (g) it shall not permit the Risk-Based Capital at any time for any Indianapolis Life Insurer Subsidiary to be less than 325%;

                  (h) it shall not permit the Indianapolis Life Insurer Subsidiaries to have at any time an Adjusted Capital and Surplus of less than the following amounts, as applicable: IL Annuity $60 million; Bankers Life $20 million; and Western Security $5 million.

                  (i) it shall not permit ILGC at any time to have a Tangible Net Worth of less than 85% of its Tangible Net Worth as of December 31, 1999; and

                  (j) it shall not permit or cause any of ILGC's Subsidiaries to, after the Termination Date, contract, create, incur or assume, or suffer to exist any indebtedness arising on or after the Termination Date, including without limitation reinsurance transactions in the nature of indebtedness (other than traditional coinsurance and yearly renewable term agreements in the ordinary course of business and consistent with past practice).

                  Section 2.9 Reporting Requirements. Indianapolis Life and ILGC will furnish to AMHC, AmerUs and any other Holder:

                      (i) Indianapolis Life Company Statements of the kinds described in Section 4.6 hereof as of and for each year and quarter, within the periods prescribed for unaudited statements in Section 9.7 hereof and, for audited statements, as follows: (A) Annual Audited GAAP Statements shall be delivered within sixty-seven (67) days after December 31 of each year; and (B) Annual Audited SAP Statements shall be delivered within one hundred twenty (120) days after December 31 of each year; and

                      (ii) A copy of the "Statement of Actuarial Opinion" and "Management Discussion and Analysis" for Indianapolis Life and each Indianapolis Life Insurer Subsidiary (prepared in accordance with SAP) for each year ending on and after December 31, 1999 and as filed with or submitted to the insurance regulatory body in the jurisdiction in which such Person is domiciled in compliance with the requirements thereof (or a report containing equivalent information for any such Person not so required to file or submit the foregoing); and

                      (iii) Promptly, and in any event within five (5) Business Days, after the Indianapolis Life Companies obtain knowledge thereof after the Termination Date, notice of (A) the occurrence of any event which, in itself or with notice and/or lapse of time, would breach any representation, warranty, covenant or agreement set forth in this Combination and Investment Agreement that remains effective after the Termination Date pursuant to Section 11.6(a) hereof, which notice shall specify the nature thereof, the period of existence thereof and what action the Indianapolis Life Companies propose to take with respect thereto; (B) any outstanding litigation or governmental or regulatory proceeding against an Indianapolis Life Company that could have a Material Adverse Effect; or (C) any other events, occurrences, developments or state of circumstances or facts which have had or will have a Material Adverse Effect.

                  Section 2.10 Effect of Breach. (a) An event of default shall occur hereunder if after a Termination Date:

                      (i) Indianapolis Life or ILGC shall fail to deliver the Indianapolis Life Company Statements within the time periods prescribed in Section 2.9(i) hereof (including without limitation the references therein to Section 9.7 hereof), and such failure shall continue unremedied for a period of at least forty-eight (48) hours or, if longer, one (1) Business Day, after notice by AMHC, AmerUs or any other Holder of such failure;

                      (ii) Indianapolis Life and ILGC shall default in the payment when required of any purchase or repurchase payments as provided in this Article 2; or

                      (iii) Indianapolis Life or ILGC shall default in the due performance or observance by it of any other representation, warranty, covenant or agreement set forth in this Combination and Investment Agreement that remains effective after the Termination Date pursuant to
         Section 11.6(a) hereof, and such default shall continue unremedied for a period of at least thirty (30) days after notice by AMHC, AmerUs or any other Holder of such default; provided, however, that if Indianapolis Life or ILGC has failed to give notice as required under
         Section 2.9(iii) with respect to a matter that would constitute a breach of any term, covenant or agreement described in this Section 2.10(i), then the thirty (30) day period described in this Section 2.10(i) shall be reduced to five (5) days.

                  (b) If an event of default (as described in Section 2.10(a)) occurs and is continuing, AMHC, AmerUs and any other Holder shall have the right, by notice to Indianapolis Life and ILGC, without prejudice to its rights to enforce any other rights or claims against Indianapolis Life and ILGC, to demand the immediate purchase by Indianapolis Life and/or repurchase by ILGC, as the case may be, of all outstanding shares of Non-Voting Common Stock and Converted Shares as provided in this Article 2, and immediately to enforce its right to obtain such purchase or repurchase, as the case may be. No such action shall affect or extinguish any other rights or remedies of any Person under any other provision of this Combination and Investment Agreement or Applicable Law.


                                    ARTICLE 3

                            COMBINATION TRANSACTIONS

                  Section 3.1 The Combination. (a) Upon the terms and subject to the conditions set forth in this Combination and Investment Agreement, the following transactions shall be consummated as soon as practicable following the consummation of the AMHC Demutualization, and such transactions shall be effective as of the Combination Effective Time (as defined in Section 3.3):

                      (i) Indianapolis Life shall demutualize pursuant to a Plan of Conversion satisfying all the provisions of Section 3.5(a) hereof (the "Plan of Conversion");

                      (ii) The membership interests of the eligible members (as defined under Applicable Law) of Indianapolis Life shall be exchanged for AMHC Shares, cash and policy credits which shall have an aggregate value equal to that of 11.25 million AMHC Shares (determined as stated in Schedule 3.5(a) hereto, and subject to any adjustment provided for in Section 11.2(i) hereof); provided, however, that in the event of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of AMHC Shares or, prior to the AMHC Demutualization, the AmerUs Common Stock, such number of AMHC Shares shall be correspondingly adjusted to the extent appropriate to reflect such occurrence;

                      (iii) A corporation to be organized by AMHC under the Indiana Business Corporation Law (Section 23-1 of the Indiana Code) as its wholly owned subsidiary ("Holding Sub") shall acquire all of the common stock of Indianapolis Life as provided in Schedule 3.5(a), in accordance with the Indiana Demutualization Law (Section 27-15 of the Indiana Code) and other applicable laws of the State of Indiana, and the status of Indianapolis Life as a mutual insurance company shall cease; and

                      (iv) Indianapolis Life shall become a direct wholly owned stock insurance company subsidiary of Holding Sub domiciled in the State of Indiana.

                  (b) The transactions contemplated by the Plan of Conversion are referred to herein as the "Combination." The parties intend to effectuate the Combination (i) on a tax free basis to AMHC, AmerUs, Indianapolis Life and the eligible members of Indianapolis Life who receive only AMHC Shares and (ii) with respect to individual retirement accounts and individual retirement annuities (within the meaning of Code Section 408), tax sheltered annuities governed by Code Section 403(b) and "employee benefit plans" (within the meaning of Section 3(3) of ERISA), in such a manner that it does not adversely affect the compliance thereof with the applicable requirements of ERISA or the Code.

                  Section 3.2 Combination Closing. The closing of the Combination (the "Combination Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Combination Closing Date"), which shall be no later than twenty (20) Business Days after satisfaction or waiver of the conditions set forth in Article 10, unless another time or date is mutually agreed to by the parties hereto. The Combination Closing will be held at the offices of Baker & Daniels, 300 North Meridian Street, Suite 2700, Indianapolis, Indiana 46204 or at such other location as the parties hereto shall agree to in writing.

                  Section 3.3 Combination Effective Time. Subject to the conditions set forth in Article 10 of this Agreement, on the Combination Closing Date, the parties shall cause Articles of Amendment providing for the amendment and restatement of the Articles of Incorporation of Indianapolis Life, consistent with the Plan of Conversion, to be filed with the Indiana Department of Insurance and the Indiana Secretary of State and such other filings to be made with the Iowa Commissioner of Insurance, the Iowa Secretary of State, the Indiana Commissioner and the Indiana Secretary of State as are necessary to bring the transactions contemplated hereby into effect, and the Combination shall be effective at the date and time specified in such filings (the "Combination Effective Time"). Upon the terms and subject to the conditions of this Agreement, the parties hereto will use all reasonable efforts to assure that the filings contemplated hereby are made, and that the Combination Effective Time occurs, as soon as is practicable.

                  Section 3.4 Articles of Incorporation and By-laws. As of the Combination Effective Time, the Amended and Restated Articles of Incorporation and By-laws of Indianapolis Life approved by the Indiana Commissioner and, as applicable, by the Indiana Secretary of State pursuant to Applicable Law shall be the articles of incorporation and by-laws, respectively, of Indianapolis Life until thereafter changed or amended as provided therein or under Applicable Law.

                  Section 3.5 Essential Terms of and Rights of Consultation Relating to Indianapolis Life Plan of Conversion. (a) Schedule 3.5(a) hereto sets forth the essential terms of the Plan of Conversion. No later than October 1, 2000, Indianapolis Life shall prepare the Plan of Conversion and shall file with the Indiana Commissioner the Plan of Conversion in full satisfaction of all of the requirements with respect thereto set forth in Chapters 27-15-2 and 27-15-3 of the Indiana Code, subject, however, to compliance with the following two sentences; and thereafter shall take such additional actions, consistent with Schedule 3.5(a), as it may be required or permitted to take under Chapters 27-15-4, 27-15-5 and 27-15-6 of the Indiana Code to complete its demutualization pursuant to the provisions hereof and the Plan of Conversion. The Plan of Conversion filed with the Indiana Commissioner shall be consistent with the terms set forth in Schedule 3.5(a), except to the extent that AMHC and AmerUs have consented in writing to any variance in such terms in their sole discretion. The Plan of Conversion may contain additional terms that are not addressed in any of the terms set forth in Schedule 3.5(a); provided, however, that any such additional term that could have an adverse impact on either (A) AMHC or AmerUs or (B) the benefits that AMHC and AmerUs reasonably expect to derive from consummation of the transactions contemplated herein shall require the prior written consent of AMHC and AmerUs. Any amendment or modification by Indianapolis Life to the Plan of Conversion as filed with the Indiana Commissioner, including, without limitation, any withdrawal or termination by Indianapolis Life of the Plan of Conversion filed with the Indiana

Commissioner, shall require the written consent of AMHC and AmerUs in their sole discretion.

                  (b) AMHC and AmerUs shall be consulted and informed concerning all matters pertaining to the Plan of Conversion, including preparation of the Member Information Statement, the final version of which shall be in form and content reasonably acceptable to AMHC and AmerUs. It is expressly understood by the parties hereto that Representatives of AMHC and AmerUs shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with a Governmental Entity or rating agency relating to the Plan of Conversion, and the parties shall confer prior to such event concerning the content of such presentation to the extent not expressly addressed in the Plan of Conversion prepared in compliance with Section 3.5(a). In furtherance of the foregoing, Indianapolis Life shall provide AMHC and AmerUs reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event. The notice required to be given under this paragraph shall be given to the Representatives of AMHC and AmerUs entitled to receive notices hereunder, or such other individuals as AMHC and AmerUs may designate.

                  (c) In the event that the Plan of Conversion filed in accordance with Section 3.5(a) cannot be consummated due to the structure under which Holding Sub is to acquire the common stock of Indianapolis Life as provided in Schedule 3.5(a), despite the parties' exercise of their best efforts to obtain regulatory approvals as provided in Section 9.1 hereof, then the parties will proceed to consummate the Combination using a different structure, if one exists, that is reasonably acceptable to both Indianapolis Life and AMHC in their discretion and satisfies all other conditions to closing set forth in
Article 10 hereof.

                  (d) Notwithstanding any other provision of this Combination and Investment Agreement, the Plan of Conversion shall be terminated following a Termination Date pursuant to the provisions of Article 11 hereof.

                  Section 3.6 Rights of Consultation Relating to AMHC Plan. (a) Attached hereto as Schedule 3.6 is the current version of AMHC's plan of conversion and Agreement and Plan of Merger with AmerUs pursuant to the provisions of Iowa Insurance Law Chapter 508B (as modified in accordance with this Section 3.6(a), the "AMHC Plan"). No later than August 1, 2000, AMHC shall finalize and file with the appropriate regulatory authorities the AMHC Plan, which shall be consistent with Schedule 3.6 hereto and Iowa Insurance Law section 521A.14(5)(B) and Chapter 508B. Any variance (including any amendment or modification to the AMHC Plan after it has been filed with the Iowa Commissioner of Insurance) from the version of the AMHC Plan attached as Schedule 3.6 that could have an adverse impact on the benefits that Indianapolis Life reasonably expects to derive from consummation of the transactions contemplated herein shall require the prior written consent of Indianapolis Life and ILGC.

                  (b) Indianapolis Life and ILGC shall be consulted and informed concerning all matters pertaining to the AMHC Plan that materially affect such parties, including preparation of any portions of AMHC's Member Information Statement that relate to the transactions contemplated hereby, which portions shall be in form and content reasonably acceptable to Indianapolis Life and ILGC. It is expressly understood by the parties hereto that Representatives of Indianapolis Life and ILGC shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with a Governmental Entity or rating agency relating to the AMHC Plan. In furtherance of the foregoing, AMHC shall provide Indianapolis Life and ILGC reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event. The notice required to be given under this paragraph shall be given to the representatives of Indianapolis Life and ILGC entitled to receive notices hereunder, or such other individuals as Indianapolis Life and ILGC may designate.

                  (c) In any matter described in this Section 3.6 in which Indianapolis Life's or ILGC's consent or approval is or may be required, such consent shall be deemed given if Indianapolis Life and ILGC fail to object in writing within five (5) Business Days to any matter of which they are given specific written notice coupled with a request for such consent or approval which includes an express reference to this Section 3.6(c) and its consequences.

                  Section 3.7 Post-Combination Matters.

                  (a) Upon consummation of the Combination, the Board of Directors of AMHC shall be adjusted to include the Chief Executive Officer of Indianapolis Life as of immediately prior to the Combination Closing (as Vice-Chairman of the AMHC Board of Directors) and at least two additional members of the Board of Directors of Indianapolis Life as of immediately prior to the Combination Closing (the "IL/AmerUs Directors"). AMHC shall use its best efforts to cause its Board of Directors to appoint two of the IL/AmerUs Directors, at the Combination Closing Date, for a term expiring at AMHC's next Annual Meeting, and to nominate such IL/AmerUs Directors for election at such Annual Meeting to a three-year term of membership on the Board of Directors of AMHC. AMHC shall use its best efforts to cause its Board of Directors to appoint the third IL/AmerUs Director for the remainder of a three-year term of office that commenced at the Annual Meeting preceding the Combination Closing Date. The number of IL/AmerUs Directors shall be a number sufficient to cause the ratio of IL/AmerUs Directors to the number of directors on the AMHC Board to be proportional (subject to conventional rounding) to the percentage of AMHC Shares held by Indianapolis Life policyholders upon consummation of the Combination (the "IL/AmerUs Directors Ratio").

                  (b) Upon consummation of the Combination, the Board of Directors of Indianapolis Life shall be adjusted and Indianapolis Life shall use its best efforts to cause individuals nominated by the Chief Executive Officer of AMHC to be elected as may be necessary to ensure that the proportion of current Indianapolis Life directors serving on the Indianapolis Life Board of Directors shall be inversely proportional (subject to conventional rounding) to the IL/AmerUs Directors Ratio.

                  (c) The parties have exchanged a Memorandum of Understanding setting forth the essential terms of the parties' understanding concerning the integration, operation and leadership of AMHC's and Indianapolis Life's respective businesses upon and following the Combination (the "Memorandum of Understanding").


                                    ARTICLE 4

          REPRESENTATIONS AND WARRANTIES OF ILGC AND INDIANAPOLIS LIFE

                  ILGC and Indianapolis Life represent and warrant to AMHC and AmerUs as of the date hereof and as of each of the Closing Dates that:

                  Section 4.1 Corporate Existence and Power. Each Indianapolis Life Company (i) has been duly organized and is validly existing under the laws of its state of domicile, (ii) has all corporate powers required to carry on its business as now conducted, (iii) has all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and (iv) except where failure to so qualify or be licensed would materially and adversely affect such Indianapolis Life Company, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, or is duly licensed to do business and is in good standing in each jurisdiction where such licensing is necessary, as the case may be. Each of ILGC and Indianapolis Life has heretofore delivered or made available to AMHC true and complete copies, certified by its corporate secretary, of its articles of incorporation and bylaws, as in effect on the date hereof. Neither ILGC nor Indianapolis Life is in violation of any of the provisions of its articles of incorporation or bylaws.

                  Section 4.2 Subsidiaries. (a) Schedule 4.2(a) lists all the Subsidiaries of ILGC and Indianapolis Life and the number and holders of all authorized, issued and outstanding capital stock of, or other equity ownership interests in, each such Subsidiary.

                  (b) All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary (i) have been validly issued and are fully paid and nonassessable, (ii) except as provided in Schedule 4.2(a), are owned directly or indirectly by ILGC and Indianapolis Life, as the case may be, free and clear of all Liens and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) other than Applicable Law.

                  Section 4.3 Corporate Authorization. The execution, delivery and, subject to the receipt of the approvals referred to in Section 4.4 or listed on Schedule 4.3, performance by ILGC and Indianapolis Life of this Combination and Investment Agreement and, with respect to the Investment Management Agreements, by ILGC, Indianapolis Life and their Subsidiaries, are within ILGC's, Indianapolis Life's and their Subsidiaries' powers and have been duly authorized by all necessary corporate action. This Combination and Investment Agreement and the Investment Management Agreements constitute valid and legally binding agreements, enforceable against each party thereto in accordance with their terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, rehabilitation, liquidation, conservatorship, receivership and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

                  Section 4.4 Governmental Authorization. The execution, delivery and performance by ILGC and Indianapolis Life of this Combination and Investment Agreement and, with respect to the Investment Management Agreements, by ILGC, Indianapolis Life and their Subsidiaries, requires no action by or in respect of, or filing with or approval by, any governmental body, agency, or official on the part of ILGC or Indianapolis Life or their Subsidiaries other than (i) compliance with any applicable requirements of the HSR Act, (ii) filings and notices not required to be made or given until after either of the Closing Dates, (iii) filings, at any time, of tax returns, tax reports and tax information statements, (iv) the insurance regulatory approvals set forth on
Schedule 5.1, and (iv) any such other action or filing, where the failure to take such other action or make such other filing would not, individually or in the aggregate, materially impair the ability of any Indianapolis Life Company to conduct its business or adversely affect its ability to consummate the transactions contemplated hereunder.

                  Section 4.5 Non-Contravention. Except as set forth in Schedule 4.5, the execution, delivery and performance by ILGC and Indianapolis Life of this to file, all Indianapolis Life Company

Combination and Investment Agreement and, with respect to the Investment Management Agreements, by ILGC, Indianapolis Life and their Subsidiaries, does not and will not (i) violate the articles of incorporation or bylaws of any Indianapolis Life Company, (ii) assuming compliance with the matters referred to in Section 4.4, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Indianapolis Life Company or to a loss of any benefit to which any Indianapolis Life Company is entitled under, any material agreement or other material instrument binding upon any Indianapolis Life Company, or any material license, franchise, permit or other similar authorization held by any Indianapolis Life Company, or (iv) result in the creation or imposition of any material Lien on any asset of any Indianapolis Life Company.

                  Section 4.6 Financial Statements. (a) ILGC and Indianapolis Life have delivered to AMHC true and complete copies of the following:

                      (i) the individual Annual Audited GAAP Statements of IL Annuity and IL Securities and the individual and consolidated Annual Audited GAAP Statements of Indianapolis Life and ILGC as of and for the years ended December 31, 1996, 1997 and 1998;

                      (ii) the individual Annual GAAP Statements of Bankers Life and Western Security as of and for the years ended December 31, 1996, 1997 and 1998;

                      (iii) the individual Annual SAP Statements and Annual Audited SAP Statements for Indianapolis Life and each of the Indianapolis Life Insurer Subsidiaries as of and for the years ended December 31, 1996, 1997 and 1998; and

                      (iv) the individual and, where applicable as described in
         Section 4.6(i) above, consolidated Quarterly GAAP Statements for each of the Indianapolis Life Companies and the individual Quarterly SAP Statements for Indianapolis Life and each of the Indianapolis Life Insurer Subsidiaries as of and for the calendar quarters ended March 31, 1999, June 30, 1999, and September 30, 1999 (collectively with the items described in Sections 4.6(a)(i), (ii) and (iii) and financial statements of the kinds described above as of and for the annual and quarterly periods ending on or after the dates mentioned above, the "Indianapolis Life Company Statements").

                  (b) Since December 31, 1994, Indianapolis Life has filed, and has caused each Indianapolis Life Company

Statements required to be filed with or submitted to the appropriate regulatory authorities.

                  (c) Each Indianapolis Life Company Statement complied (and, as to Indianapolis Life Company Statements filed after the date of this Combination and Investment Agreement, will comply) with all Applicable Laws when so filed, and all material deficiencies with respect to any Indianapolis Life Company Statement have been cured or corrected. Each Indianapolis Life Company Statement was prepared (and, as to Indianapolis Life Company Statements filed after the date of this Combination and Investment Agreement, will be prepared) in accordance with SAP or GAAP, as applicable, and presents (and, as to Indianapolis Life Company Statements filed after the date of this Combination and Investment Agreement, will present) fairly the financial position of the relevant Indianapolis Life Company, as of the respective dates thereof and the related summaries of operations and changes in capital and surplus and cash flows of such entity for the respective periods covered thereby (subject, in the case of Quarterly GAAP Statements and Quarterly SAP Statements, to the absence of notes and normal year-end adjustments and accruals).

                  (d) Prior to each of the Closing Dates, ILGC and Indianapolis Life shall have delivered to AMHC and AmerUs true and complete copies of each Indianapolis Life Company Statement prepared after the date hereof, and each such Indianapolis Life Company Statement shall conform to the representations and warranties contained in this Section 4.6.

                  Section 4.7 Absence of Certain Changes. Except as disclosed in
Schedule 4.7 or as expressly contemplated by this Combination and Investment Agreement, since December 31, 1998, the business of each of the Indianapolis Life Companies has been conducted in the ordinary course consistent with past practices (including, without limitation, with regard to underwriting, pricing, actuarial and investment policies generally) and there has not been:

                      (i) any events, occurrences, developments or state of circumstances of facts which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Indianapolis Life Companies taken as a whole;

                      (ii) any incurrence, assumption or guarantee by an Indianapolis Life Company of any indebtedness in excess of $50,000 in the aggregate, other than in the ordinary course of business and in amounts and on terms consistent with past practices;

                      (iii) any transaction or commitment made, or any contract or agreement entered into, by an Indianapolis Life Company (including the acquisition or disposition of any assets) or any relinquishment by an Indianapolis Life Company of any contract or other right, other than transactions and commitments in the ordinary course of business consistent with past practices;

                      (iv) any material change in the financial, tax or accounting policies of an Indianapolis Life Company, except for any such change as a result of a concurrent change in GAAP or SAP;

                      (v) to the extent payable, directly or indirectly, by an Indianapolis Life Company any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any director, officer or employee other than in the ordinary course of business, (C) change in compensation or other benefits payable to any director, officer or employee, other than (x) increases in base compensation in the ordinary course of business consistent with past practice, (y) with respect to directors or officers, changes in benefits required by plans and arrangements in effect as of December 31, 1998 and (z) with respect to employees who are not directors or officers, changes in benefits in accordance with plans or arrangements in effect as of December 31, 1998 in the ordinary course of business consistent with past practice or (D) loans or advances to any directors, officers or employees, except for ordinary travel and business expenses in the ordinary course of business consistent with past practice;

                      (vi) any damage, theft or casualty loss to an Indianapolis Life Company in an amount exceeding $500,000, without regard to insurance coverage;

                      (vii) any material transaction by an Indianapolis Life Company involving Indianapolis Life Assets other than in the ordinary course of business consistent with past practice;

                      (viii) any investment of Indianapolis Life Assets other than in accordance with the investment policies of an Indianapolis Life Company set forth in Schedule 4.7(viii);

                      (ix) any agreement or commitment (contingent or otherwise) to do any of the foregoing; or

                      (x) any transaction or commitment, or any contract or agreement entered into, between an Indianapolis Life Company and any of its

         Affiliates other than in the ordinary course of business and consistent with past practice.

                  Section 4.8 No Undisclosed Material Liabilities. There are no liabilities of an Indianapolis Life Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

                      (i) liabilities provided for in their respective individual and consolidated Annual SAP Statements, Annual Audited SAP Statements, Annual GAAP Statements or Annual Audited GAAP Statements, as applicable, in each case for the year ending December 31, 1998 or in their respective individual and consolidated Quarterly SAP Statements and Quarterly GAAP Statements, in each case for the quarter ended September 30, 1999, and liabilities incurred in the ordinary course of business consistent with past practice following the date of such Financial Statements;

                      (ii) liabilities disclosed on Schedule 4.8 hereto; and

                      (iii) other undisclosed liabilities that are not, individually or in the aggregate with undisclosed liabilities of all other Indianapolis Life Companies, material to the Indianapolis Life Companies taken as a whole.

                  Section 4.9 Significant Agreements. (a) Except as disclosed in
Schedule 4.9, and except as expressly contemplated by this Combination and Investment Agreement, as of the date hereof, no Indianapolis Life Company is a party to or bound by:

                      (i) any lease of real property where an Indianapolis Life Company is a tenant (A) providing for annual base rentals of $100,000 or more, (B) expiring after December 31, 2005, or (C) where an Indianapolis Life Company holds an equity interest in such real property;

                      (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets (other than an investment of Indianapolis Life Assets in accordance with investment policies set forth on Schedule 4.7(viii) hereto) by or from an Indianapolis Life Company that provides for aggregate payments by or to an Indianapolis Life Company of $300,000 or more;

                      (iii) any limited partnership, joint venture or other unincorporated business organization or similar arrangement or agreement in which an Indianapolis Life Company serves as a general partner or otherwise has unlimited liability, or any other material similar agreement or arrangement;

                      (iv) any agreement relating to the acquisition or disposition of any material asset or business (without limitation, whether by merger, sale of stock, sale of assets, commutation of reinsurance or otherwise, but not including agreements relating to the investment of Indianapolis Life Assets in accordance with investment policies set forth on Schedule 4.7(viii) hereto);

                      (v) any agreement relating to indebtedness or any guarantee or similar agreement or arrangement relating thereto, other than any such agreement with, or relating to, an aggregate outstanding principal amount or guaranteed obligation not exceeding $100,000;

                      (vi) any agreement that restricts or prohibits an Indianapolis Life Company from competing with any Person in any line of business or from competing in, engaging in or entering into any line of business in any area and which would so restrict or prohibit an Indianapolis Life Company after either of the Closing Dates;

                      (vii) any material agreement containing "change in control" or similar provisions relating to change in control of an Indianapolis Life Company;

                      (viii) any powers of attorney;

                      (ix) any agreements (other than Insurance Contracts issued by Indianapolis Life or the Indianapolis Life Insurer Subsidiaries in the ordinary course of their business) material to an Indianapolis Life Company pursuant to which an Indianapolis Life Company is obligated to indemnify any other person;

                      (x) any agreement between Indianapolis Life, ILGC or their Subsidiaries and any of their Affiliates; or

                      (xi) any other agreements or contracts (other than Insurance Contracts issued in the ordinary course of business and consistent with past practice) that are material to the businesses or operations of the Indianapolis Life Companies taken as a whole.

                  (b) Indianapolis Life and ILGC heretofore furnished or made available to AMHC and AmerUs complete and correct copies of the contracts, agreements and instruments listed on Schedule 4.9, each as amended or modified to the date hereof (including any waivers with respect thereto) (the "Significant Agreements"). Except as specifically disclosed on Schedule 4.9, and except to the extent not material to an Indianapolis Life Company, each of the Significant Agreements is in full force and effect and enforceable against the Indianapolis Life Company party thereto and, to the knowledge of any Indianapolis Life Company, the other party thereto in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium rehabilitation, liquidation, conservatorship, receivership and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity); no Indianapolis Life Company has received any written notice of cancellation or termination of, or any expression or indication of an intention or desire to cancel or terminate, any of the Significant Agreements; no Significant Agreement is the subject of, or has been threatened to be made the subject of, any arbitration, suit or other legal proceeding; with respect to any Significant Agreement which by its terms will terminate as of a certain date unless renewed or unless an option to extend such Significant Agreement is exercised, no Indianapolis Life Company has received any written notice, or otherwise has any knowledge, that any such Significant Agreement will not be so renewed or that any such extension option will not be exercised; and there exists no material event of default or occurrence, condition or act on the part of an Indianapolis Life Company or, to the knowledge of an Indianapolis Life Company, on the part of the other parties to the Significant Agreements, which constitutes or would constitute (with notice or lapse of time or both) a material breach of or material default under any of the Significant Agreements.

                  Section 4.10 Litigation. Except as set forth on Schedule 4.10, there is no action, suit, investigation, judgment or proceeding pending against, or threatened against, or affecting the properties of, an Indianapolis Life Company or any of their respective properties before any court or arbitrator or any governmental body, agency or official (i) which individually or together with other claims alleging a similar course of conduct involves a claim or claims for any injunction or similar relief or for damages exceeding $250,000 or an unspecified amount of damages or (ii) which alleges a course of conduct that is based on alleged facts that may give rise to a class action lawsuit or (iii) which alleges price-fixing or (iv) which alleges bad faith and, in the case of this clause (iv), may entail ultimate liability in excess of $250,000 over any reserves which have been established in respect of such case, or (v) which in the aggregate have or would reasonably be expected to have a Material Adverse Effect on such Indianapolis Life Company. There is no action, suit, investigation or proceeding pending against, or affecting the properties of, an Indianapolis Life Company before any court or arbitrator or any governmental body, agency or official which challenges or seeks to prevent the transactions contemplated hereby. Except as disclosed in Schedule 4.10, no Indianapolis Life Company nor any of its properties is subject to any order, writ, judgment, injunction, decree, determination or award which would prevent or delay the consummation of transactions contemplated hereby.

                  Section 4.11 Compliance with Laws. Except as set forth on
Schedule 4.11, no Indianapolis Life Company has received any written notice since January 1, 1997 from any Governmental Entity alleging any material violation of any Applicable Law or directing an Indianapolis Life Company to take any material remedial action with respect to such Applicable Law, and there is no proceeding or investigation pending or threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, modification or suspension or restriction of any licenses, authorizations, permits, consents or approvals referred to in Section 4.1 hereof.

                  Section 4.12 Properties. Except as set forth on Schedule 4.12, each Indianapolis Life Company has good title to, or in the case of leased property has valid leasehold interests in, all of its respective property and assets (whether real or personal, tangible or intangible), except for imperfections in title or invalidations of leasehold interests that do not, individually or in the aggregate, materially detract from the value reflected on its individual and consolidated December 31, 1998 Annual GAAP Statements, Annual Audited GAAP Statements or Annual SAP Statements, as applicable. None of such property or assets is subject to any Liens, except:

                      (i) Liens reflected on its individual and consolidated Annual GAAP Statements, Annual Audited GAAP Statements or Annual SAP Statements, in each case as of the year ending December 31, 1998, and/or on its individual and consolidated September 30, 1999 Quarterly GAAP Statements, and Quarterly SAP Statements, as applicable;

                      (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established); and

                      (iii) Liens which do not, individually or in the aggregate, materially detract from the value reflected on its individual and consolidated December 31, 1998 Annual GAAP Statements, Annual Audited GAAP Statements or Annual SAP Statements, as applicable, as the case may be, or materially interfere with any present or intended use of any material property or assets.

                  Section 4.13 Environmental Matters. (a) Other than as may be disclosed in the Environmental Reports or in Schedule 4.13(a), (i) there are no Hazardous Substances present on the current or former REO, the current or former

Mortgaged Properties or the current or former Indianapolis Life or ILGC Facilities requiring material remediation under Environmental Laws (provided that to the extent the foregoing representation relates to Hazardous Substances placed on former REO, former Mortgaged Properties or former Indianapolis Life or ILGC Facilities by any third party subsequent to the date on which such properties were sold or otherwise transferred by Indianapolis Life, ILGC or any of their Subsidiaries, as the case may be, to a person other than Indianapolis Life, ILGC or any of their Subsidiaries, such representation is to the knowledge of Indianapolis Life, ILGC and each of their Subsidiaries, as the case may be), and (ii) Indianapolis Life, ILGC and each of their Subsidiaries are in compliance in all material respects with all applicable Environmental Laws.

                  (b) Other than as may be disclosed in the Environmental Reports, as defined below, or in Schedule 4.13(b), there has been (i) no written notice issued or threatened to be issued of a material claim against Indianapolis Life, ILGC or any of their Subsidiaries arising under Environmental Laws concerning Hazardous Substances present on the current or former REO, the current or former Mortgaged Properties or the current or former Indianapolis Life or ILGC Facilities; (ii) no written notice issued or threatened to be issued from a Governmental Entity alleging a material violation of Environmental Laws by Indianapolis Life, ILGC or any of their Subsidiaries with respect to the ownership or operation of the REO or the Indianapolis Life or ILGC Facilities;
(iii) no written notice issued or threatened to be issued of a material claim against Indianapolis Life, ILGC or any of their Subsidiaries alleging that such Person is liable under the Environmental Laws as a result of the treatment, storage, release, transportation, manufacture, installation, containment or disposal of Hazardous Substances at properties other than the current or former REO's, the current or former Mortgaged Properties, or the current or former Indianapolis Life or ILGC Facilities; and (iv) no written notice issued or threatened to be issued of a material claim under any Environmental Law against Indianapolis Life, ILGC or any of their Subsidiaries as a successor to any other Person.

                  (c) Indianapolis Life, ILGC and their Subsidiaries have made available to AMHC and AmerUs for review and copying, all environmental reports in Indianapolis Life's, ILGC's and their Subsidiaries' possession (or reasonably available to them) prepared by third party environmental consultants concerning the current REO, the current Mortgaged Properties or the current Indianapolis Life and ILGC Facilities (the "Environmental Reports").

                  (d) Other than as may be disclosed in Schedule 4.13(d), with respect to the current or former Mortgaged Properties, there have been no acts or omissions of Indianapolis Life, ILGC and their Subsidiaries in their capacity as lenders, on the basis of which Indianapolis Life, ILGC or their Subsidiaries has been found or would be found to be materially responsible or liable parties under Environmental Laws or relating to Hazardous Substances.

                  (e) Other than as may be disclosed in Schedule 4.13(e), the execution, delivery and performance by Indianapolis Life and ILGC of this Combination and Investment Agreement and the Investment Management Agreements require no action by or in respect of, or filing with, any Governmental Entity on the part of Indianapolis Life, ILGC or their Subsidiaries or Affiliates pursuant to any Environmental Law.

                  Section 4.14 Intercompany Accounts. Schedule 4.14 contains a complete list of (A) all intercompany balances, including loans and advances and commitments with respect thereto, in excess of $50,000 individually or in the aggregate, and (b) all Liabilities in excess of $50,000 individually or in the aggregate, in each case as of September 30, 1999, between an Indianapolis Life Company and any of its Affiliates. Except as disclosed on Schedule 4.14, since September 30, 1999, there has not been any incurrence or accrual of liability (as a result of allocations or otherwise) in excess of $50,000 individually or in the aggregate by an Indianapolis Life Company to any of its Affiliates or other transaction between an Indianapolis Life Company and any of its Affiliates, except (i) in the ordinary course of business in accordance with past practice or (ii) as contemplated by this Combination and Investment Agreement or the Investment Management Agreements.

                  Section 4.15 Intellectual Property. (a) Indianapolis Life, ILGC and each of their Subsidiaries is the owner of, or has the valid right to use, its Intellectual Property free and clear of all Liens. Schedule 4.15(a) sets forth a complete and accurate list (including whether Indianapolis Life, ILGC or a particular Subsidiary is the owner or licensee thereof) of all current U.S. and foreign (i) patents and patent applications, (ii) trademark or service mark registrations and applications, and (iii) copyright registrations and applications, owned or licensed by an Indianapolis Life Company. Except as specifically identified in Schedule 4.15(a), an Indianapolis Life Company is currently listed in the records of the appropriate United States, state or foreign agency as owner of record for each patent, trademark, service mark and copyright application and registration listed on Schedule 4.15(a).

                  (b) The copyright, trademark, service mark and patent registrations listed on Schedule 4.15(a) are valid and subsisting, in full force and effect in all material respects, and have not been canceled, expired or abandoned. To the knowledge of the Indianapolis Life Companies, there is no pending, existing or threatened, opposition, interference, cancellation proceeding or other legal or governmental proceeding before any court or registration authority in any jurisdiction against or relating to the registrations listed on Schedule 4.15(a), or against any of the Intellectual Property owned by an Indianapolis Life Company.

                  (c) Each material Computer Program currently used by the Indianapolis Life Companies in connection with the operation of their businesses as conducted on the date hereof is listed on Schedule 4.15(c) and is either (i) owned by an Indianapolis Life Company, (ii) currently in the public domain or otherwise available to an Indianapolis Life Company without the license, lease or consent of any third party, or (iii) used under rights granted to an Indianapolis Life Company pursuant to a written agreement, license or lease from a third party, which written agreement, license or lease is identified on
Schedule 4.15(c). To the knowledge of any Indianapolis Life Company, the Indianapolis Life Companies' use of the Computer Programs listed on Schedule 4.15(c) does not violate the rights of any third party. With respect to Computer Programs referred to in clause (i) of the first sentence of this paragraph, all such Computer Programs identified in Schedule 4.15(c) were either developed by
(i) employees of an Indianapolis Life Company within the scope of their employment; (ii) third parties as "works-made-for-hire", as that term is defined under Section 101 of the United States copyright laws, pursuant to written agreements; or (iii) independent contractors who have assigned their rights to an Indianapolis Life Company pursuant to written agreements.

                  (d) To the knowledge of the Indianapolis Life Companies, the conduct of the business of the Indianapolis Life Companies does not infringe upon any intellectual property right owned or controlled by any third party, no third party is infringing upon any Intellectual Property owned by any Indianapolis Life Company, and no such claims are pending against a third party by Indianapolis Life, ILGC or their Subsidiaries. There are no claims or suits pending or, to the knowledge of the Indianapolis Life Companies, threatened, and neither Indianapolis Life, ILGC nor any of their Subsidiaries has received written notice of a third party claim or suit that has not been resolved prior to the date hereof (a) alleging that Indianapolis Life's, ILGC's or their Subsidiaries activities or the conduct of its businesses infringes upon or constitutes the unauthorized use of the proprietary rights of any third party, or (b) challenging the ownership, use, validity or enforceability of the Intellectual Property owned by Indianapolis Life, ILGC or their Subsidiaries. Except as set forth on Schedule 4.15(d), to the knowledge of the Indianapolis Life Companies there are no settlements, consents, judgments, or orders or other agreements which restrict an Indianapolis Life Company's rights to use any Intellectual Property, and no concurrent use or other agreements which restrict an Indianapolis Life Company's rights to use any Intellectual Property owned by an Indianapolis Life Company. To the knowledge of the Indianapolis Life Companies no trade secret or confidential know-how material to the business of an Indianapolis Life Company as currently operated or planned to be operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects such Indianapolis Life Company's proprietary interests in and to such trade secrets and confidential know-how.

                  (e) The consummation of the transactions contemplated hereby will not result in the loss or impairment of an Indianapolis Life Company's right to own or use any of its Intellectual Property nor will it require the consent of any Governmental Entity or third party in respect of any such Intellectual Property.

                  (f) No present or former employee, officer or director of an Indianapolis Life Company has any right, title, or interest, directly or indirectly, in whole or in part, in any of the Intellectual Property owned by an Indianapolis Life Company.

                  (g) To the knowledge of the Indianapolis Life Companies, the computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that comprise the Computer Programs will not malfunction, will not cease to function, will not generate incorrect data, and will not provide incorrect results due to date-related issues during the processing, providing, and/or receiving of (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

                  Section 4.16 Loans and Advances. Except as set forth in
Schedule 4.16 with respect to the Persons, amounts and contractual commitments listed therein, no Indianapolis Life Company has any contractual commitment to make any loan, advance or capital contribution to, or investment (other than an investment of Indianapolis Life Assets in accordance with investment policies set forth in Schedule 4.7(viii) hereto) in, any other Person in excess of $100,000 individually or in excess of $250,000 in the aggregate, or to any officer, director or employee in excess of $10,000 individually or $50,000 in the aggregate.

                  Section 4.17 All Assets Necessary. Except as set forth in
Schedule 4.17, each Indianapolis Life Company owns, leases or licenses independently of any of their Affiliates all property and assets necessary to carry on its businesses and operations as presently conducted, all such assets and properties (other than as AMHC, AmerUs, Indianapolis Life and ILGC may mutually agree) will continue to be owned, leased or licensed by an Indianapolis Life Company independently of any Affiliate as of and after the Combination Closing and will as of the Combination Closing permit each Indianapolis Life Company, as the case may be, to continue to conduct such businesses and operations in the same manner as such businesses and operations have been conducted prior to the Combination Closing.

                  Section 4.18 Solvency. Indianapolis Life, ILGC and their Subsidiaries are solvent and are not financially impaired, such that it would be unable to pay its debts or to meet its obligations as they mature or such that its assets do not exceed its Liabilities plus the greater of any capital and surplus required by Applicable Law to be constantly maintained.

                  Section 4.19 Taxes.

                  (a) All Tax Returns required to be filed with respect to each Indianapolis Life Company or the affiliated, combined or unitary group of which any such Person is or was a member have been duly and timely filed and all such Tax Returns are true, correct and complete in all material respects. Each Indianapolis Life Company (i) has duly and timely paid all Taxes that are shown as due on such Tax Returns, or claimed or asserted by any taxing authority to be due, from such Person for the periods covered by such Tax Returns (unless such Taxes are being contested in good faith and adequate reserves therefor have been established in the Indianapolis Life Company's books and records) and have made all required estimated payments of Taxes sufficient to avoid any penalties for underpayment, or (ii) has duly provided for all such Taxes in the Indianapolis Life Company Statements. There are no filed Liens with respect to Taxes (except for Liens for Taxes not yet due and owing) upon any of the Assets of any Indianapolis Life Company.

                  (b) With respect to any period or portion thereof through each of the Closing Dates for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, each Indianapolis Life Company has established due and sufficient reserves for the payment of such Taxes in accordance with SAP and GAAP, as applicable, and such current reserves through each of the Closing Dates are duly and fully provided for in all material respects in the Indianapolis Life Company Statements of such Person for the period then ended.

                  (c) Examinations of all Tax years for which (i) United States federal income Tax Returns of each Indianapolis Life Company and of each affiliated group (within the meaning of the Code) of which any Indianapolis Life Company is or has been a member which have been audited or examined by the IRS, and (ii) state, local and foreign income Tax Returns of each Indianapolis Life Company and of each affiliated or consolidated group of which it is or has been a member which have been audited or examined by the appropriate state, local or foreign authority, have been completed with the exception of tax periods for which the applicable statute of limitations has not, by its terms, expired and, with respect to 1995, for which the statute of limitations has been extended. All material deficiencies that have been asserted, proposed or assessed as a result of the above referenced examinations specified in the first two sentences of this Section 4.19(c) have been paid in full or finally settled or adequately reserved against to the extent there is a reasonable possibility that the position of any of the taxing authorities specified in the first two sentences of this Section 4.19(c) will be sustained, and to the knowledge of the Indianapolis Life Companies, no issue has been raised by any taxing authority in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a material proposed deficiency for any other period not so examined, except to the extent adequate reserves have been established in the Indianapolis Life Companies books and records. To the knowledge of the Indianapolis Life Companies, no state of facts exists or has existed that would constitute grounds for the assessment of any material Tax liability with respect to any Indianapolis Life Company for the periods that have not been audited by the taxing authorities specified in the first two sentences of this Section 4.19(c). Except as set forth on Schedule 4.19, there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any Tax Return or claim for, or the period for the collection or assessment of, Taxes due from any Indianapolis Life Company for any taxable period. Indianapolis Life and ILGC have previously delivered or made available to AMHC and AmerUs copies, which are true, correct and complete in all material respects, of each of (i) the most recent audit reports relating to the United States federal, state, local and foreign income Taxes due from each Indianapolis Life Company and (ii) the United States federal, state, local and foreign income Tax Returns, for each of the last three taxable years, filed by each Indianapolis Life Company, and the Indianapolis Life Companies have made available to AMHC and AmerUs for inspection copies, which are true, correct and complete in all material respects, of such Tax Returns, (insofar as such Tax Returns relate to any Indianapolis Life Company) filed by any affiliated or consolidated group of which any Indianapolis Life Company was then a member.

                  (d) No audit or other proceeding by any U.S. or foreign governmental or regulatory authority is pending before any court with respect to any Taxes due from any Indianapolis Life Company or any Tax Return filed or required to be filed by or relating to any Indianapolis Life Company. Except as provided in Section 4.19(c), no material assessment, deficiency or adjustment of Tax has been asserted or, based on existing facts and circumstances, is threatened against any Indianapolis Life Company or any assets or properties of any Indianapolis Life Company.

                  (e) Except as set forth on Schedule 4.19, no election under any of Section 108, 168, 338, 441, 472, 1017, 1033 or 4977 of the Code (or any
predecessor provisions) has been made or filed by or with respect to any Indianapolis Life Company or any of their Assets. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to any Indianapolis Life Company or any of their Assets. None of the Assets of any Indianapolis Life Company is an Asset that AMHC, AmerUs or any of their Affiliates is or will be required to treat as being
(i) owned by any other Person
pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986 or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code. No election has been made under Section 815(d)(1) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Deficit Reduction Act of 1984. No closing agreement pursuant to
Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Applicable Law has been entered into by or with respect to any Indianapolis Life Company or any of their assets or properties.

                  (f) No Indianapolis Life Company has agreed to or is required to make any material adjustment pursuant to Section 481(a) or 807(f)(1) of the Code (or any predecessor provision) by reason of any change in any accounting method or change in basis for determining the reserves of such company or otherwise, and no Indianapolis Life Company has any application pending with any Governmental Entity requesting permission for any changes in any accounting method or in the basis for determining reserves of any of them. Except as may apply to the industry generally, the IRS has not proposed any such adjustment or change in accounting method or in the basis of determining reserves of any of them.

                  (g) No Indianapolis Life Company has been or is in material violation (or with notice or lapse of time or both, would be in violation) of any Applicable Law relating to the payment or withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws). Each Indianapolis Life Company has duly and timely withheld in all material respects from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all Applicable Laws.

                  (h) Except as disclosed in Schedule 4.19, no Indianapolis Life Company is a party to, is bound by, or has any obligation under, any tax allocation agreement, tax sharing agreement, or tax indemnification agreement.

                  (i) No Indianapolis Life Company has made any direct, indirect or deemed distributions that have been or to the knowledge of the Indianapolis Life Companies, could be taxed under Section 815 of the Code.

                  (j) For any open tax years, all ceding commission expenses paid or accrued by each Indianapolis Life Company in connection with any reinsurance arrangement or Contract or transaction have been capitalized and amortized over the life or lives of such reinsurance arrangement or Contract in accordance with the decision of the United States Supreme Court in Colonial American Life Insurance Company v. Commissioner of Internal Revenue, 109 S.Ct. 240 (1989) or, in the case of any such expense incurred on or after September 30, 1990, in accordance with Sections 848 and 197 of the Code.

                  (k) Each reserve item with respect to each Indianapolis Life Company set forth in its respective 1998 federal income Tax Return was determined in all material respects in accordance with Section 807 of the Code or other applicable Code sections, and has been consistently applied with respect to the filing of the federal income Tax Returns for all years through December 31, 1998 for which the statute of limitations has not expired, and will be consistently applied for any Tax Return filed on or prior to each of the Closing Dates.

                  (l) As of December 31, 1998, no Indianapolis Life Company had and during the period from December 31, 1998 through each of the Closing Dates will have, any Tax Liability in respect of Taxes to any policyholder thereof, as applicable, or any of such Person's Affiliates that resulted or will result from a transaction with an Affiliate prior to each of the Closing Dates that would require payment after December 31, 1998.

                  (m) Each of the Indianapolis Life Insurer Subsidiaries satisfies the definition of a life insurance company under Section 816 of the Code.

                  (n) All material elections with respect to federal income Taxes affecting the Indianapolis Life Companies are set forth in Schedule 4.19.

                  (o) Except as set forth in Schedule 4.19, there is no valid power of attorney given by or binding upon any of the Indianapolis Life Companies with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

                  (p) There are no intercompany transactions within the meaning of Treasury Regulations section 1.1502-13 for which gain has been deferred, and there are no excess loss accounts as described in Treasury Regulations section 1.1502-19 that exist with respect to any of the Indianapolis Life Companies.

                  (q) None of the Indianapolis Life Companies is a party to or otherwise subject to any arrangement entered into in anticipation of either of the Closing Dates and not required by this Combination and Investment Agreement,
(i) having the effect of or giving rise to the recognition of a deduction or loss before either of the Closing Dates, and a corresponding recognition of taxable income or gain after either of the Closing Dates, or (ii) that would reasonably be expected to have the effect of or give rise to the recognition of taxable income or gain by any Indianapolis Life Company after either of the Closing Dates without the receipt of or entitlement to a corresponding amount of cash.

                  (r) Schedule 4.19 sets forth the amount of any existing policyholders surplus account and shareholders surplus account with respect to the Indianapolis Life Companies within the meaning of Section 815 of the Code.

                  (s) Except for federal income Tax Returns and certain Illinois and Nebraska Tax Returns, the Indianapolis Life Companies do not file or join in filing any consolidated, unitary, combined or similar Tax Returns with any corporation.

                  (t) Indianapolis Life has filed, as a common parent corporation of an "affiliate group" (within the meaning of Section 1504(a) of the Code) a consolidated return for federal income tax purposes on behalf of itself and each other Indianapolis Life Company which is an "includible corporation" (within the meaning of Section 1504(b) of the Code). No Indianapolis Life Company has been a member of any other affiliated group of corporations within the meaning of Section 1504 of the Code.

                  (u) No Indianapolis Life Company has been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

                  (v) All transactions which could give rise to a substantial understatement of federal income Tax (within the meaning of Section 6662(d) of the Code) were adequately disclosed (or, with respect to Tax Returns filed before the Closing Dates will be adequately disclosed) on the Tax Returns required in accordance with Section 6662(d)(2)(B) of the Code.

                  Section 4.20 Benefit Plans; ERISA. (a) Schedule 4.20 contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of ERISA), stock purchase, stock option, severance, change-in-control, fringe benefit, collective bargaining, bonus, incentive or deferred compensation plan for the benefit of Indianapolis Life's and the Indianapolis Life Companies' employees and non-employee agents, as the case may be, and all other compensation and employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which employees or agents of any Indianapolis Life Company have any present or future right to compensation or benefits or under which any Indianapolis Life Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans."

                  (b) With respect to each Company Plan, Indianapolis Life and ILGC have made available to AMHC a current, accurate and complete copy (or, to the extent no such copy exists, an accurate written description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract, insurance policy or other funding instrument, (ii) the most recent determination letter, (iii) any summary plan description and other written communications (or a written description of any oral communications) by any Indianapolis Life Company to its employees or agents since January 1, 1998 concerning the extent of the benefits provided under a Company Plan, and (iv) for the three most recent years (A) the Form 5500 and attached Schedules, (B) audited financial statements, and (C) actuarial valuation reports.

                  (c) Except as disclosed on Schedule 4.20, (i) each Company Plan has been established and administered in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Laws; (ii) each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification and, to the knowledge of the Indianapolis Life Companies, nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification;
(iii) except as listed on Schedule 4.20, with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened that would adversely affect any Indianapolis Life Company or their respective employees or agents and, to the knowledge of the Indianapolis Life Companies, no facts or circumstances exist that would give rise to any such actions, suits or claims; (iv) with respect to any Company Plan, neither the Indianapolis Life Companies nor, to the knowledge of the Indianapolis Life Companies, any other party has engaged in a prohibited transaction, as such term is defined under Section 4975 of the Code or Section 406 of ERISA, that would subject Indianapolis Life, ILGC or their Subsidiaries or AMHC or AmerUs to any Taxes, penalties or other liabilities under Section 4975 of the Code or Section 409 or Section 502(i) of ERISA; (v) to the knowledge of the Indianapolis Life Companies, no event has occurred and no condition exists that would subject an Indianapolis Life Company, either directly or indirectly or by reason of its affiliation with any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the
Code) to any Tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations including, but not limited to the Taxes imposed by Sections 4971, 4972, 4976, 4977, 4979, 4980B of the Code or any fine imposed by
Section 502(c) of ERISA; (vi) all insurance premiums required to be paid with respect to Company Plans in respect of the Indianapolis Life Company's employees and agents as of each of the Closing Dates have been or will be paid prior thereto and adequate reserves have been provided for on their SAP Financial Statements or GAAP Financial Statements, as the case may be, as of each of the Closing Dates for any premiums, administrative fees and/or claims (or portions thereof) attributable to service on or prior to each of the Closing Dates; (vii) all contributions required to be made prior to each of the Closing Dates under the terms of any Company Plan, the Code, ERISA or other applicable laws, rules and regulations have been or will be timely made; and
(ix) except as expressly contemplated pursuant to this Combination and Reorganization Agreement, no Company Plan provides for, and there is no binding commitment for, an increase in the manner in which benefits are calculated under any Company Plan on or after either of the Closing Dates.

                  (d) (i) No Company Plan has incurred any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived); (ii) no event or condition exists that would be deemed a reportable event within the meaning of Section 4043 of ERISA (that has not been waived) that could result in a liability to any Indianapolis Life Company or any member of their respective Controlled Groups, and no condition exists that could subject any Indianapolis Life Company or any member of their respective Controlled Groups to a fine under Section 4071 of ERISA; (iii) as of each of the Closing Dates, the Indianapolis Life Companies and each member of their respective Controlled Groups will have made all premium payments required to be made prior to each of the Closing Dates to the Pension Benefit Guaranty Corporation ("PBGC"); (iv) neither the Indianapolis Life Companies nor any member of their respective Controlled Groups is subject to any liability to the PBGC for any plan termination occurring on or prior to either of the Closing Date and, to the knowledge of the Indianapolis Life Companies, no condition exists that is reasonably likely to result in any such liability; (v) the PBGC has not instituted proceedings to terminate any Company Plan and, to the knowledge of the Indianapolis Life Companies, no condition exists that presents a material risk that such proceedings will be instituted; (vi) no amendment has occurred that has required or would require any Indianapolis Life Company or any member of their respective Controlled Groups to provide security pursuant to
Section 401(a)(29) of the Code; and (vii) neither the Indianapolis Life Companies nor any member of their respective Controlled Groups has engaged in a transaction that could subject it to liability under Section 4069 of ERISA.

                  (e) Except as disclosed on Schedule 4.20, no Company Plan is a multiple employer plan as defined in Code section 4.13(c) or ERISA Section 4063.

                  (f) Except as disclosed on Schedule 4.20, no Company Plan is part of, and no benefits under any Company Plan are provided through, a multiple employer welfare arrangement as defined in ERISA Section 3(40) ("MEWA"). Each MEWA associated with a Company Plan is in compliance with the terms of its governing documents and all applicable laws, rules and regulations.

                  (g) There are no multiemployer plans (within the meaning of Section 4001(a)(3) of ERISA) to which any Indianapolis Life Company or any member of their respective Controlled Groups has or had any liability or contributes.

                  (h) (i) Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter F of Chapter 1 of Subtitle A of the Code meets such requirements; and (ii) except as listed on
Schedule 4.20, the Indianapolis Life Companies have no trusts intended to be qualified within the meaning of Section 501(c)(9) of the Code.

                  (i) Except as set forth on Schedule 4.20, no Company Plan exists that could result in the payment to any employee or agent of any Indianapolis Life Company of any money or other property or accelerate or provide any other rights or benefits to any employee or agent of any Indianapolis Life Company as a result solely of any transaction contemplated hereby, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

                  (j) Except as set forth on Schedule 4.20, no Company Plan operates within or is subject to the jurisdiction of any foreign country.

                  (k) Except as disclosed on Schedule 4.20, none of the amounts payable to any employee or agent of any Indianapolis Life Company under any Company Plan or Company Plans will be non-deductible under section 280G of the Code.

                  (l) Except as set forth on Schedule 4.20, no Company Plan provides benefits, including without limitation health or medical benefits (whether or not insured), with respect to current or former employees or agents beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law or (ii) death or retirement benefits under any "employee pension plan" as defined in ERISA section 3(2).

                  Section 4.21 Employees.

                  (a) Except as set forth in Schedule 4.21(a), each Indianapolis Life Company is in compliance with all Applicable Laws respecting employment and employment practices, and the terms and conditions of employment and wages and hours. No Indianapolis Life Company is a party to or bound by any collective bargaining agreement, nor have they experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes within the past year. There is no labor strike, dispute, arbitration, grievance, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of an Indianapolis Life Company or any labor union pending or, to the knowledge of the Indianapolis Life Companies, threatened against an Indianapolis Life Company. No Indianapolis Life Company is the subject of any pending claim asserting that such entity has committed any unfair labor practice.

                  (b) Except as set forth in Schedule 4.21(b), no employee of an Indianapolis Life Company has any employment contract or other agreement or arrangement by which such employee is employed on any basis other than as an "at will" employee or by which an Indianapolis Life Company is restricted in any manner from terminating the services of such employee at any time without penalty or payment, subject only to the provisions of employee benefit plans described herein.

                  Section 4.22 Books and Records. The books and records, including, without limitation, the corporate minute books, of each of the Indianapolis Life Companies are complete and accurate in all material respects, have been maintained in accordance with generally accepted business practices and have been made available as requested by AMHC.

                  Section 4.23 Threats of Cancellation. Except as disclosed in
Schedule 4.23, since December 31, 1998, no group of policyholders or Persons writing, selling, or producing, either directly or through reinsurance assumed, insurance business, that individually or in the aggregate for each such group or Person, respectively, accounted for 3% or more of the premium or annuity income of an Indianapolis Life Insurer Subsidiary for the year ended December 31, 1999, has terminated or, to the knowledge of such Subsidiary, threatened to terminate its relationship with any Indianapolis Life Insurer Subsidiary.

                  Section 4.24 Operations Insurance. Schedule 4.24 contains a true and complete list and description of all liability, property, workers compensation, directors and officers liability, and other similar insurance contracts that insure the business, operations, or affairs of any Indianapolis Life Company or affect or relate to the ownership, use, or operations of any of their respective Assets and (a) that have been issued to such Indianapolis Life Company (including without limitation the names and addresses of the insurers, the expiration dates thereof, and the annual premiums and payment terms thereof) or (b) that are held by any Affiliate of any Indianapolis Life Company (including any stockholder of any Indianapolis Life Company) for the benefit of any Indianapolis Life Company following the Closing Dates. All such insurance is in full force and effect and (to the knowledge of the Indianapolis Life Companies) is with financially sound and reputable insurers and, in light of the business, operations, and affairs of the Indianapolis Life Companies, is in amounts and provides coverage that are reasonable and customary for Persons in similar businesses.

                  Section 4.25 Information Supplied. None of the information supplied by any Indianapolis Life Company for inclusion or incorporation by reference in (i) any AmerUs SEC Document or AMHC SEC Document will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the AMHC Member Information Statement will, at the date such statement is first mailed to AMHC's members or at the time of any meeting of such members, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  Section 4.26 Brokers; Schedule of Fees and Expenses. Goldman, Sachs & Co. ("Goldman Sachs"), a copy of whose engagement agreement has been provided to AMHC, is entitled to fees from Indianapolis Life in accordance with the provisions of said engagement agreements by virtue of the transactions contemplated hereby. Except for Goldman Sachs, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Indianapolis Life Company who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Combination and Investment Agreement.


                                    ARTICLE 5

                  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF
           INDIANAPOLIS LIFE AND ILGC RELATING TO INSURANCE BUSINESS
                               AND RELATED MATTERS

                  ILGC and Indianapolis Life represent and warrant to AMHC and AmerUs as of the date hereof and as of each of the Closing Dates that:

                  Section 5.1 Insurance Regulatory Approvals. The execution, delivery and performance by ILGC and Indianapolis Life of this Combination and Investment Agreement and the Investment Management Agreements require no action by or in respect of, or filing with or approval by, any insurance regulatory body, agency or official on the part of any Indianapolis Life Company other than approvals or filings described on Schedule 5.1 under the insurance laws of the jurisdictions referenced therein.

                  Section 5.2 Reserves. The aggregate reserves and other amounts held in respect of Liabilities with respect to Insurance Contracts of Indianapolis Life and each Indianapolis Life Insurer Subsidiary, as established or reflected in each of their SAP Financial Statements referred to in Section
4.6 hereof (i) were computed (and, as to such SAP Financial Statements to be filed after the date of this

Combination and Investment Agreement, will be computed) in accordance with then accepted actuarial standards consistently applied and are fairly stated (and, as to such SAP Financial Statements to be filed after the date of this Combination and Investment Agreement, will be fairly stated) in accordance with sound actuarial principles, (ii) are (and, as to such SAP Financial Statements to be filed after the date of this Combination and Investment Agreement, will be) based on actuarial assumptions which produce reserves at least as great as those called for in any policy or contract provision as to reserve basis and method, and are (and, as to such SAP Financial Statements to be filed after the date of this Combination and Investment Agreement, will be) in accordance with all other policy or contract provisions, (iii) meet (and, as to such SAP Financial Statements to be filed after the date of this Combination and Investment Agreement, will meet) all requirements of Applicable Law and exceed the minimum aggregate amounts required by the domiciliary state of each such subsidiary,
(iv) include (and, as to such SAP Financial Statements to be filed after the date of this Combination and Investment Agreement, will include) provisions for all actuarial reserves and related actuarial statement items which ought to be established; and (v) are (and, as to such SAP Financial Statements to be filed after the date of this Combination and Investment Agreement, will be) adequate on a SAP basis.

                  Section 5.3 Absence of Certain Changes. Except as disclosed in
Schedule 5.3 or as expressly contemplated by this Combination and Investment Agreement, since December 31, 1998, there has not been:

                      (i) any acquisition of assets or incurrence of liabilities by an Indianapolis Life Company which is not primarily related to the life insurance or annuity business of Indianapolis Life or the Indianapolis Life Insurer Subsidiaries;

                      (ii) any change in any material way by Indianapolis Life or the Indianapolis Life Insurer Subsidiaries in underwriting, actuarial or reserving policies or standards;

                      (iii) any material change in the basis for establishing reserves or rates and depreciation or amortization policies of Indianapolis Life or the Indianapolis Life Insurer Subsidiaries, except for any such change as a result of a concurrent change in SAP or GAAP, as applicable;

                      (iv) (i) any entering into of any facultative reinsurance contract, other than in the ordinary course of business consistent with past practice, or (ii) any commutation of any facultative reinsurance contract, or (iii) any entering into or any commutation of any reinsurance treaty, by Indianapolis Life or an Indianapolis Life Insurer Subsidiary;

                      (v) in the case of Indianapolis Life or any Indianapolis Life Insurer Subsidiary, any increase or decrease in the percentage of its reinsured business, or any increase in its lapse ratio, or any decrease in the amount of its in-force business which has had or would reasonably be expected to have a Material Adverse Effect;

                      (vi) any material insurance transaction by Indianapolis Life or an Indianapolis Life Insurer Subsidiary other than in the ordinary course of business consistent with past practice;

                      (vii) any significant change by Indianapolis Life or an Indianapolis Life Insurer Subsidiary in the compensation structure of, or benefits available to, any significant agent or with respect to agents generally;

                      (viii) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

                  Section 5.4 Regulatory Filings.

                  (a) To the knowledge of the Indianapolis Life Companies, the business of the Indianapolis Life Companies is being conducted in compliance in all material respects with all Applicable Laws, including, without limitation, all insurance laws, ordinances, rules, regulations, decrees and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed in all material respects and were in compliance in all material respects with such laws.

                  (b) Each Indianapolis Life Company has all material permits and insurance and other licenses, franchises, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents (each of which, a "Permit") in each jurisdiction in which the Indianapolis Life Company requires Permits by virtue of the business conducted or the properties owned is required and which are necessary to conduct of its business as it is currently conducted (which jurisdictions are listed in Schedule 5.4). To the knowledge of the Indianapolis Life Companies, all such Permits are in full force and effect, and there is no proceeding or investigation pending or threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, modification, suspension or restriction of any such Permit. No Indianapolis Life Company is operating under any formal or informal agreement or understanding with the regulatory authority of any state which restricts its authority to do business or requires any Indianapolis Life Company to take, or refrain from taking, any action otherwise permitted by law. No Indianapolis Life Company is a "commercially domiciled insurer" for purposes of

Section 1215.13 of the California Insurance Code or is commercially domiciled in any other state other than its state of domicile.

                  (c) The Indianapolis Life Companies have made available for inspection by AMHC complete copies of all material registrations, filings and submissions made since January 1, 1995 by the Indianapolis Life Companies with any Governmental Entity and any material reports of examinations, including financial, market conduct and any other exams of any kind, issued since January 1, 1995 by any such Governmental Entity that relate to the Indianapolis Life Companies.

                  (d) To the knowledge of each of the Indianapolis Life Companies, (i) all policy forms issued, reinsured or underwritten by Indianapolis Life or such Indianapolis Life Insurer Subsidiary that represent at least 3% of its 1999 annualized life insurance premium or at least 3% of its annuity account values as of December 31, 1999 (i) have been identified and delivered to AMHC and AmerUs prior to the date hereof; (ii) are, to the extent required under Applicable Laws in all material respects, approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection; and (iii) have been filed or registered as required with all other applicable governmental authorities.

                  (e) To the knowledge of the Indianapolis Life Companies, no Indianapolis Life Company has received information which would reasonably cause it to believe that the financial condition of any other party to any material reinsurance or coinsurance agreements, swap agreements, other derivative instruments or contracts, or any Significant Agreement is so impaired as to result in a default thereunder.

                  (f) (i) Schedule 5.4(f) contains a true and complete list of
(A) each master or prototype (as well as any individually designed) pension, profit sharing, defined benefit, Code Section 401(k), and other retirement or employee benefit plan or contract (including, but not limited to, simplified employee pension plans, Code Section 403(a), (b) and (c) annuities, Keogh plans, and individual retirement accounts and annuities) offered or sold by any Indianapolis Life Company to, or maintained or sponsored for the benefit of any employees of, any other Person, and (B) where applicable, each opinion letter or determination letter, as the case may be, relating to the creation or amendment of any such plan or contract. Each such plan or contract in all material respects conforms with, and has been offered, sold, maintained and sponsored in accordance with, all Applicable Laws. No Indianapolis Life Company is a fiduciary with respect to any plan or contract referenced in this Section 5.4.

                      (ii) No Indianapolis Life Company provides administrative or other contractual services for any plan or contract referenced in
         Section 5.4(f)(i), including, but not limited to, any third party administrative services for any plan which is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA.

                      (iii) To the extent that any Indianapolis Life Company maintains any collective or commingled funds or accounts which restrict the Persons who may invest therein to tax-exempt entities or qualified plans, each such fund or account (of which a true and complete list and description is disclosed in Schedule 5.4) has been established, maintained and operated in accordance with all Applicable Laws in all material respects, has maintained its tax-exempt status and has no non-qualified plans or trusts or other taxable entities investing within it.

                      (iv) In addition to the representations and warranties contained in this Section 5.4, there are no claims pending, or (to the knowledge of the Indianapolis Life Companies) threatened against any Indianapolis Life Company or any of their respective assets or properties, under any fiduciary liability insurance policy issued by or to any of them.

                  (g) The Insurance Contracts or insurance policies (including without limitation annuity contracts, variable annuity contracts, and modified guaranteed contracts) issued by any of the Indianapolis Life Insurer Subsidiaries are in material compliance with the applicable provisions of Sections 72, 817, 817A, 7702 and 7702A of the Code.

                  (h) The tax treatment under the Code of the Insurance Contracts, investment policies, plans or contracts, financial products, employee benefit plans, individual retirement accounts or annuities, or similar or related policies, contracts, plans or products, whether individual, group or otherwise, issued or sold by the Indianapolis Life Insurer Subsidiaries are and at all times have been in all material respects the same or more favorable to the purchaser, policyholder or intended beneficiaries thereof as the tax treatment under the Code for which such contracts qualified or purported to qualify at the time of its issuance or purchase, except for changes resulting from changes to the Code effective after the date of such issuance or purchase. For purposes of this Section 5.4(h), the provisions of the Code relating to the tax treatment of such contracts shall include, but not be limited to, Sections 72, 101, 104, 105, 106, 401, 403, 408, 419, 419A, 457, 817, 818, 7702 and 7702A
of the Code.

                  Section 5.5 Reinsurance Agreements. All reinsurance agreements to which Indianapolis Life or an Indianapolis Life Insurer Subsidiary is a party, either




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

as cedant or reinsurer, are disclosed in its Annual SAP Statement for the year ended December 31, 1998 or, as to such agreements entered into after December 31, 1998, (i) are disclosed in Schedule 5.5 hereto, if in force as of the date hereof, or (ii) if entered into after the date hereof, were entered into in compliance with the provisions of Section 7.1(l) hereof and were disclosed on the Annual SAP Statement for the year (if one has been filed) in which such agreements were entered into. Each reinsurance agreement to which Indianapolis Life or an Indianapolis Life Insurer Subsidiary is a party is in full force and effect (except where any such agreement has terminated as to new business pursuant to its terms) and neither Indianapolis Life nor an Indianapolis Life Insurer Subsidiary is in material breach of any provision thereof and, to the knowledge of the Indianapolis Life Companies, no other party to such reinsurance agreements is in breach or has threatened breach of any provision thereof.

                  Section 5.6 Member Information Statement. As of the date thereof, Indianapolis Life's Member Information Statement, if circulated and/or filed on or prior to the Combination Closing Date in conjunction with the Plan of Conversion will comply in all material respects with Applicable Law, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Indianapolis Life or ILGC with respect to information supplied by AMHC or AmerUs for inclusion or incorporation by reference in such Member Information Statement.

                  Section 5.7 Shares to be Issued Upon Implementation of the Plan of Conversion. Assuming consummation of and subject to the Plan of Conversion, upon Indianapolis Life's demutualization as contemplated by the Plan of Conversion all outstanding shares of capital stock of Indianapolis Life will be, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, in each case as of the Combination Effective Time.


                                   ARTICLE 6

                       REPRESENTATIONS AND WARRANTIES OF
                                AMHC AND AMERUS

                  Except as disclosed in the AmerUs Filed SEC Documents filed prior to the date hereof, AMHC and AmerUs represent and warrant to Indianapolis Life and ILGC as of the date hereof and as of each of the Closing Dates that:



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

                  Section 6.1 Corporate Existence and Power. Each of AMHC and AmerUs (i) has been duly organized, is validly existing and is in good standing under the laws of its state of domicile, (ii) has all corporate powers required to carry on its business as now conducted, (iii) has all material governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as now conducted and (iv) except where failure to so qualify or be licensed would not materially and adversely affect such Person, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, or is duly licensed to do business and is in good standing in each jurisdiction where such licensing is necessary, as the case may be. Each of AMHC and AmerUs has heretofore delivered or made available to Indianapolis Life true and complete copies, certified by its corporate secretary, of its articles of incorporation and bylaws as in effect on the date hereof. Neither AMHC nor AmerUs is in violation of any of the provisions of its articles of incorporation or bylaws.

                  Section 6.2 Subsidiaries. Schedule 6.2 lists all the Subsidiaries of AMHC and AmerUs as of the date of this Combination and Investment Agreement and, for the AMHC Material Subsidiaries, the number and holders of all authorized, issued and outstanding capital stock of, or other equity ownership interests in, each such AMHC Material Subsidiary. As of such date, except as stated on Schedule 6.2, all the outstanding shares of capital stock of, or other equity interests in, each AMHC Material Subsidiary (i) have been validly issued and are fully paid and nonassessable, (ii) are owned directly or indirectly by AMHC or AmerUs, as the case may be, free and clear of all Liens and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

                  Section 6.3 Corporate Authorization. The execution, delivery and, subject to the receipt of the approvals referred to in Section 6.4 or listed on Schedule 6.3, performance by AMHC and AmerUs of this Combination and Investment Agreement and by AmerUs Capital Management of the Investment Management Agreements are within such Persons' powers and have been duly authorized by all necessary corporate action. This Combination and Investment Agreement and the Investment Management Agreements constitute valid and legally binding agreements, enforceable against AMHC, AmerUs and AmerUs Capital Management, as the case may be, in accordance with their terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, rehabilitation, liquidation, conservatorship, receivership and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

                  Section 6.4 Governmental Authorization. Except as set forth in
Schedule 6.4, the execution, delivery and performance by AMHC and AmerUs of this Combination and Investment Agreement and by AmerUs Capital Management of the Investment Management Agreements requires no action by or in respect of, or filing with or approval by, any governmental body, agency, or official on the part of AMHC, AmerUs or AmerUs Capital Management other than (i) filing with or approvals described on Schedule 6.4 under the insurance laws of the jurisdictions referenced therein, (ii) compliance with any applicable requirements of the HSR Act, (iii) filings required to be made with the SEC under Applicable Law, (iv) filings and notices not required to be made or given until after each of the Closing Dates, (v) filings, at any time, of tax returns, tax reports and tax information statements and (vi) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, materially impair the ability of AMHC or any AMHC Material Subsidiary to conduct their businesses.

                  Section 6.5 NonContravention. Except as set forth in Schedule 6.5, the execution, delivery and performance by AMHC and AmerUs of this Combination and Investment Agreement and by AmerUs Capital Management of the Investment Management Agreements does not and will not (i) violate the articles of incorporation or bylaws of AMHC, AmerUs or AmerUs Capital Management, as presently constituted or as the same may be amended pursuant to the AMHC Plan,
(ii) assuming compliance with the matters referred to in Section 6.4, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of AMHC, AmerUs or AmerUs Capital Management or to a loss of any benefit to which AMHC, AmerUs or AmerUs Capital Management is entitled under, any material agreement or other material instrument binding upon such Person, or any material license, franchise, Permit or other similar authorization held by AMHC, AmerUs or AmerUs Capital Management, or (iv) result in the creation or imposition of any material Lien on any asset of AMHC, AmerUs or AmerUs Capital Management.

                  Section 6.6 Financial Statements. (a) AMHC and AmerUs have previously made available to Indianapolis Life true and complete copies of the following:

                      (i) the consolidated Annual Audited GAAP Statements for AMHC and AmerUs and the individual Annual SAP Statements and Annual Audited SAP Statements for each of the AMHC Insurer Subsidiaries as of and for the years ended December 31, 1996, 1997 and 1998; and

                      (ii) the consolidated Quarterly GAAP Statements for AMHC and AmerUs and the individual Quarterly SAP Statements for each of the AMHC Insurer Subsidiaries as of and for the calendar quarters ended March 31, 1999, June 30, 1999, and September 30, 1999 (collectively with the items described in Section 6.6(a)(i) and financial statements of the kinds described above as of and for the annual and quarterly periods ending on or after the dates mentioned above, the "AMHC Statements").

                  (b) Since December 31, 1997, each of the AMHC Material Insurer Subsidiaries has filed all material financial reports, together with any amendments required to be made with respect thereto, that it has been required to file with state insurance regulatory authorities (the "AMHC Insurer Subsidiary Filings"), and all of the AMHC Insurer Subsidiary Filings prior to the date hereof complied, and all such filings made hereafter prior to the Combination Closing Date will comply, in all material respects with applicable insurance laws, rules and regulations and, except as disclosed in Schedule 6.6(b), there are no material open or unresolved issues which were raised by any insurance regulatory authority and brought to the attention of such AMHC Material Insurer Subsidiary by such regulatory authority with respect to any of such filings.

                  (c) Each AMHC Statement was prepared (and, as to AMHC Statements to be prepared after the date of this Combination and Investment Agreement, will be prepared) in accordance with GAAP or SAP, as applicable, and presents (and, as to AMHC Statements to be prepared after the date of this Combination and Investment Agreement, will present) fairly the financial position of AMHC, AmerUs or the relevant Subsidiary, as the case may be, as of the respective dates thereof and the related summaries of operations and changes in capital and surplus and cash flows of such entity for the respective periods covered thereby (subject, in the case of Quarterly GAAP Statements and Quarterly SAP Statements, to the absence of notes and normal year-end adjustments and accruals).

                  (d) Prior to each of the Closing Dates, AMHC and AmerUs shall have delivered to Indianapolis Life and ILGC true and complete copies of each AMHC Statement prepared after the date hereof, and each such AMHC Statement shall conform to the representations and warranties contained in this Section 6.6.

                  Section 6.7 Absence of Certain Changes. Except as disclosed in
Schedule 6.7 or as expressly contemplated by this Combination and Investment Agreement, since December 31, 1998, the business of AMHC and the AMHC Material Subsidiaries has been conducted in the ordinary course (including, without limitation, with regard to underwriting, pricing, actuarial and investment policies generally) and there has not been:

                  (a) any events, occurrences, developments or state of circumstances or facts which, individually or in the aggregate, have had or would reasonably be expected to have Material Adverse Effect with respect to AMHC;

                  (b) any amendment, termination, waiver, disposal or lapse of, or other failure to preserve, or regulatory agreement with respect to any Permit of AMHC or any AMHC Material Subsidiary the result of which individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect on AMHC;

                  (c) any material change in the financial, tax or accounting policies of AMHC or any AMHC Material Subsidiary, except for any such change as a result of a concurrent change in GAAP or SAP; or

                  (d) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

                  Section 6.8 Capital Structure. (a) As of December 31, 1999, the authorized capital stock of AmerUs consists of (i) 180,000,000 shares of Class A Common Stock, without par value ("AmerUs Common Stock"), (ii) 50,000,000 shares of Class B Common Stock, without par value, of AmerUs ("AmerUs Class B Common Stock") and (iii) 20,000,000 shares of Preferred Stock, without par value, of AmerUs ("AmerUs Preferred Stock"). At the close of business on January 12, 2000: (i) 25,072,888 shares of AmerUs Common Stock were issued and outstanding; (ii) 5,000,000 shares of AmerUs Class B Common Stock were issued and outstanding; and (iii) no shares of AmerUs Preferred Stock were issued and outstanding. All outstanding shares of capital stock of AmerUs are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of December 31, 1999, except as set forth in Schedule 6.8 or in the AmerUs Filed SEC Documents, there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of AmerUs, (B) any securities of AmerUs convertible into or exchangeable or exercisable for shares of capital stock or voting securities of AmerUs and (C) any warrants, calls, options or other rights to acquire from AmerUs or any Subsidiary of AmerUs, and no obligation of AmerUs or any Subsidiary of AmerUs to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of AmerUs.

                  (b) Assuming consummation of and subject to the AMHC Plan, upon the AMHC Demutualization as contemplated by the AMHC Plan all outstanding shares of capital stock of AMHC will be, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, in each case as of the effective date of the AMHC Demutualization.

                  (c) Assuming consummation of and subject to the Plan of Conversion, upon the Combination as contemplated by the Plan of Conversion all outstanding shares of capital stock of AMHC will be, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, in each case as of the Combination Effective Time.

                  Section 6.9 SEC Reports. (a) Except as disclosed in Schedule 6.9, AmerUs has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1997 (the "AmerUs SEC Documents"). As of their respective dates, the AmerUs SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934 (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such AmerUs SEC Documents, and none of the AmerUs SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any AmerUs SEC Document has been revised or superseded by a later filed AmerUs SEC Document, none of the AmerUs SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of AmerUs included in the AmerUs SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of AmerUs and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).

                  (b) As of their respective dates, the AMHC SEC Documents shall comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such AMHC SEC Documents, and none of the

AMHC SEC Documents shall when filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any AMHC SEC Document is revised or superseded by a later filed AMHC SEC Document, none of the AMHC SEC Documents shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of AMHC to be included in the AMHC SEC Documents shall comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, shall have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and shall fairly present in all material respects the consolidated financial position of AMHC and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).

                  (c) Except as set forth in Schedule 6.9, neither AMHC nor any AMHC Material Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of AMHC or in the notes filed as a part thereof which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on AMHC.

                  Section 6.10 Information Supplied. None of the information supplied by AMHC or AmerUs for inclusion or incorporation by reference in Indianapolis Life's Member Information Statement will, at the date such statement is first mailed to Indianapolis Life's policyholders or at the time of any meeting of such policyholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  Section 6.11 Taxes. Except as disclosed in Schedule 6.11,

                  (a) All Tax Returns required to be filed with respect to AMHC and each AMHC Material Insurer Subsidiary have been duly and timely filed, other than any Tax Return the failure of which to timely file would not reasonably be expected to have a Material Adverse Effect on AMHC. All such Tax Returns are true, correct and complete in all material respects and AMHC and each AMHC Material Insurer

Subsidiary (i) has duly and timely paid all Taxes that are shown as due on such Tax Returns, or claimed or asserted by any taxing authority to be due, from such Person for the periods covered by such Tax Returns (unless such Taxes are being contested in good faith and adequate reserves therefor have been established in its books and records) and have made all required estimated payments of Taxes sufficient to avoid any penalties for underpayment, or (ii) has duly provided for all such Taxes in the AMHC Statements. There are no filed Liens with respect to Taxes (except for Liens for Taxes not yet due and owing) upon any of the Assets of AMHC or any AMHC Material Insurer Subsidiary.

                  (b) With respect to any period or portion thereof through each of the Closing Dates for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, AMHC and each AMHC Material Insurer Subsidiary has established due and sufficient reserves for the payment of such Taxes in accordance with SAP and GAAP, as applicable, and such current reserves through each of the Closing Dates are duly and fully provided for in all material respects in the AMHC Statements of such Person for the period then ended.

                  (c) The United States consolidated federal income Tax Returns in which AMHC and certain of its subsidiaries joined have been examined by the Internal Revenue Service for taxable years through the year ended December 31, 1992 (and through the year ended December 31, 1994 with respect to Delta Life and Annuity Company) and all material deficiencies resulting from such examinations have been paid; taxable years through the year ended December 31, 1996 are currently before the IRS Office of Appeals or under examination.

                  (d) Neither AMHC nor any AMHC Material Insurer Subsidiary has been or is in violation (or with notice or lapse of time, or both, would be in violation) of any Applicable Law relating to the payment or withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws), other than a violation which would not reasonably be expected to have a Material Adverse Effect on AMHC. AMHC and each AMHC Material Insurer Subsidiary has duly and timely withheld in all material respects from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all Applicable Laws.

                  (e) As of December 31, 1998, neither AMHC nor any AMHC Material Insurer Subsidiary had nor, during the period from December 31, 1998 through each of the Closing Dates will have, any Tax Liability in respect of Taxes to any policyholder thereof, as applicable, or any of such Person's Affiliates that resulted or will result from a transaction with an Affiliate prior to each of the Closing

Dates that would require payment after December 31, 1998 which would reasonably be expected to have a Material Adverse Effect on AMHC.

                  Section 6.12 Litigation. Schedule 6.12 contains a list of litigation pending as of the date hereof against AMHC, AmerUs and any Subsidiary thereof which individually involves a claim or claims for any injunction or similar relief or for damages exceeding $500,000 or an unspecified amount of damages. Except as disclosed in Schedule 6.12, (i) there are no actions, suits, investigations or proceedings pending or, to the knowledge of AMHC or AmerUs, threatened, against AMHC or any AMHC Material Subsidiary or its Assets, at law or in equity, in, before, or by any Person that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on AMHC; (ii) there are no writs, judgments, decrees or similar orders of any Governmental Entity with competent jurisdiction outstanding against AMHC or any AMHC Material Subsidiary that individually exceed $100,000 or that individually or in the aggregate have or would reasonably be expected to have a Material Adverse Effect on AMHC; and (iii) as of the date hereof, there is no action, suit, investigation or proceeding pending against, or affecting the properties of AMHC or any AMHC Material Subsidiary before any court or arbitrator or any governmental body, agency or official which challenges or seeks to prevent the transactions contemplated hereby.

                  Section 6.13 Compliance with Laws. (a) The business of AMHC and the AMHC Material Insurer Subsidiaries is being conducted in compliance in all material respects with all Applicable Laws, including, without limitation, all insurance laws, ordinances, rules, regulations, decrees and orders of any Governmental Entity, and all notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed in all respects and were in compliance in all respects with such laws, except where the failure to be so conducted or filed or to be in such compliance would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on AMHC.

                  (b) Except where the failure of the following to be true would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on AMHC, (i) AMHC and the AMHC Material Insurer Subsidiaries have all Permits the use and exercise of which are necessary for the conduct of its business as now conducted, (ii) the business of AMHC and the AMHC Material Insurer Subsidiaries has been and is being conducted in compliance, in all material respects, with all such Permits, (iii) all such Permits are in full force and effect, and (iv) there is no proceeding or investigation pending or threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Permit.

                  (c) Except as set forth on Schedule 6.13(c), and except where any inaccuracy in the following would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (i) no REO or AMHC and AmerUs Facilities have been used for the storage, treatment, generation, transportation, manufacture, processing, handling, production, distribution, deposit, burial, use or disposal of any Hazardous Substance except in compliance with Environmental Laws, (ii) neither AMHC nor any AMHC Material Subsidiary has any liability arising out of or resulting from a release of any Hazardous Substance on or from any such real estate and (iii) AMHC and each AMHC Material Subsidiary has complied in all material respects with all applicable Environmental Laws relating to such real estate and the business and activities conducted thereon.

                  Section 6.14 Solvency. AMHC, AmerUs and the AMHC Material Subsidiaries are solvent and are not financially impaired, such that they would be unable to pay their debts or to meet their obligations as they mature or such that their assets do not exceed their liabilities plus the greater of any capital and surplus required by Applicable Law to be constantly maintained.

                  Section 6.15 Brokers; Schedule of Fees and Expenses. Merrill Lynch, a copy of whose engagement agreement has been provided to Indianapolis Life, is entitled to fees from AMHC in accordance with the provisions of said engagement agreements by virtue of the transactions contemplated hereby. Except for Merrill Lynch and any investment bankers or other advisors primarily engaged by AMHC, AmerUs or their respective Boards of Directors in connection with the AMHC Demutualization, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of AMHC or any Subsidiary thereof who might be entitled to any fee or commission upon (i) the execution of this Combination and Investment Agreement, (ii) the consummation of the transactions contemplated by this Combination and Investment Agreement, or (iii) the termination of this Combination and Investment Agreement.

                                    ARTICLE 7

                    COVENANTS OF INDIANAPOLIS LIFE AND ILGC

                  Section 7.1 Conduct of Business of Indianapolis Life and ILGC Prior to the Combination Closing Date. Indianapolis Life and ILGC each covenant and agree that, after the date hereof and prior to the Combination Closing Date (unless AMHC and AmerUs shall otherwise approve in writing, and except as otherwise expressly contemplated by this Combination and Investment Agreement or the Investment Management Agreements):

                  (a) it will, and will cause each of its Subsidiaries to, exercise its best efforts to maintain itself at all times in all material respects as a corporation duly organized, validly existing, and duly qualified to conduct its business;

                  (b) it will, and will cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in accordance with sound business practices and it will, and will cause each of its Subsidiaries to, exercise its best efforts not to commit any act, and not to fail to take any act, which act or failure to act would constitute a material breach of or default under any contract, agreement, plan, lease, policy, or License or which act or failure to act would fail to comply in any material respects with any Applicable Laws relating to it and to the conduct of its business which breach, default or failure to comply would or would be likely to materially and adversely affect the consummation of the transactions contemplated hereby, it being understood and agreed that nothing herein shall permit Indianapolis Life or ILGC or their Subsidiaries to enter into or engage in (through acquisition, product extension or otherwise) the business of providing any products or services materially different from existing products or services of Indianapolis Life, ILGC or their Subsidiaries, as the case may be, or to enter into or engage in new lines of business without AMHC's and AmerUs' prior written approval;

                  (c) it will, and will cause each of its Subsidiaries to, promptly advise AMHC and AmerUs in writing of any material adverse change in the condition (financial or otherwise), assets, Liabilities, earnings, or business of Indianapolis Life or of any of its Subsidiaries or of any breach, default or failure to comply by such Person of the type referred to in subparagraph (b) immediately above or of any litigation involving it which is of such a character as to materially and adversely affect (or might reasonably be expected to materially and adversely affect) any Indianapolis Life Company or the consummation of the transactions contemplated hereby;

                  (d) to the extent consistent with (b) above it will, and will cause each of its Subsidiaries to, use its best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, reinsurers, distributors, creditors, lessors, employees and business associates;

                  (e) it shall not (i) issue, sell, pledge, dispose of or encumber any equity ownership interests in any of its Subsidiaries; (ii) amend its articles of incorporation or by-laws; (iii) authorize, declare, set aside or pay any policyholder dividend payable in cash or property other than in the ordinary course of business consistent with past practice and in accordance with approved dividend plans; or (iv) in the case of ILGC, authorize, declare, set aside or pay any shareholder dividend except in accordance with Section 2.2(a) hereof;



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

                  (f) with respect to any Indianapolis Life Company, it shall not (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets, or permit or cause its Subsidiaries to do the same; (ii) other than in the ordinary and usual course of business consistent with past practice, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets or incur or modify any material indebtedness or other liability, or permit or cause its Subsidiaries to do the same; (iii) make or authorize or commit to any capital expenditures (including entering into capital lease obligations) for tangible assets other than as set forth in Schedule 7.1(f) or in amounts not exceeding $200,000 in the aggregate; or (iv) by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity, including by way of assumption reinsurance (other than in connection with ordinary course investment activities); or permit or cause its Subsidiaries to do any of the foregoing;

                  (g) it shall not, and shall not permit or cause any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations legally due and payable and arising in the ordinary and usual course of business, claims arising under the terms of products, contracts or policies issued by Indianapolis Life or an Indianapolis Life Insurer Subsidiary in the ordinary and usual course of business and such other claims, liabilities or obligations as shall not exceed $200,000 in the aggregate;

                  (h) it shall, and it shall cause its Subsidiaries to, (i) prepare properly and file duly and validly all reports and all Tax Returns required to be filed with any Governmental Entity with respect to its business, operations, or affairs and (ii) pay in full and when due all Taxes indicated by such Tax Returns or otherwise levied or assessed upon it or any of its Assets, and withhold or collect or pay to the proper taxing authorities or hold in separate bank accounts for such payment all Taxes that is required to so withhold or collect and pay, unless reasonable reserves therefor have been established and reflected in its books and records;

                  (i) it shall not, and shall not permit or cause any of its Subsidiaries to, make or change any tax election, settle any material audit, file any amended tax returns or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

                  (j) it shall not, and shall not permit or cause any of its Subsidiaries to, enter into any agreement containing any provision or covenant limiting in any material respect the ability to (i) sell any products or services of or to any other



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

Person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any person to provide products or services to a Subsidiary;

                  (k) it shall not, and shall not permit or cause any of its Subsidiaries to, terminate, or in any manner material thereto modify, amend or waive compliance with, any provision of any of the Significant Agreements other than the employment agreements between Indianapolis Life and those employees listed on Schedule 7.1(k) hereto, in connection with entry into new employment agreements as described and set forth on Schedule 7.1(k), and it shall not, and shall not permit or cause any of its Subsidiaries to, terminate, or in any manner material thereto modify, amend or waive compliance with, any Company Plan, other than as set forth on Schedule 7.1(k); and it shall not (i) make any representation or promise, oral or written, to any employee or agent that is inconsistent with the terms of any Company Plan, (ii) approve any general or company wide pay increases for its employees, (iii) make any change to, or amend in any way, the salaries, wages, or other compensation of any employee whose annual compensation exceeds $100,000 other than, in the case of clauses (ii) and
(iii), routine changes or amendments that are made in the ordinary course of business and consistent with past practice and do not and will not exceed, in the aggregate (including changes under both clauses (ii) and (iii)), 5% of the total salaries, wages and other compensation of all its employees;

                  (l) it shall not, and shall not permit or cause any of its Subsidiaries to, enter into any new quota share or other reinsurance transaction other than in the ordinary course of business consistent with past practice, nor to make any commutation of any reinsurance treaty or recapture of reinsured business;

                  (m) it shall not make, or permit or cause any of its Subsidiaries to make, any investment of Indianapolis Life Assets other than in accordance with the investment policies set forth in Schedule 4.7(viii);

                  (n) it shall not, and shall not permit or cause any of its Subsidiaries to, change any of its or their material accounting principles, methods or policies (including, without limitation, any reserving methods or policies) used by it or them, except as may be required as a result of a change in Applicable Law, GAAP or SAP;

                  (o) it shall not, and shall not permit or cause any of its Subsidiaries to, effect any transactions with any Affiliates, other than pursuant to arrangements existing as of the date hereof or in the ordinary course of business consistent with past practice;

                  (p) it shall not, and shall not permit or cause any of its Subsidiaries to, take any actions or omit to take any actions that would cause any of its representations and warranties herein to become untrue in any material respect or that would, individually or in the aggregate, cause or reasonably be expected to cause a Material Adverse Effect;

                  (q) it shall not terminate, cancel or amend any insurance coverage maintained by it or any of its Subsidiaries with respect to any material assets which is not replaced by a comparable amount of insurance coverage; and

                  (r) it shall not, and shall not permit or cause any of its Subsidiaries to, authorize or enter into an agreement prohibited by the foregoing.

                  Section 7.2 Competing Transaction Proposals. (a) Indianapolis Life and ILGC, will not, and will not permit or cause any of its officers and directors to, and shall direct its Representatives not to, and will not permit or cause any of their Subsidiaries or permit or cause their respective Representatives to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, affiliation, sponsored demutualization, share exchange, consolidation or similar transaction involving, or any purchase of 5% or more of the assets or any equity securities of, or demutualization or conversion of, Indianapolis Life, ILGC or any of their Subsidiaries, as the case may be, other than as expressly required under this Combination and Investment Agreement or as expressly authorized by AMHC and AmerUs; or (ii) a transaction involving a pooling or affiliation of the business of either Indianapolis Life, ILGC or any of their Subsidiaries with another Person or any similar business combination or restructuring, other than a transaction expressly provided for herein (any of the foregoing in (i) or (ii), a "Competing Transaction Proposal"). Subject to Section 7.2(b), Indianapolis Life and ILGC will not, and will not permit or cause any of their Subsidiaries or any of their respective officers and directors to, and shall direct its, and shall cause them to direct their, employees, agents and Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any Person relating to a Competing Transaction Proposal, whether made before or after the date of this Combination and Investment Agreement, or otherwise facilitate any effort or attempt to make or implement a Competing Transaction Proposal. Indianapolis Life and ILGC will, and will cause each of their Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and agree that they will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.2. Indianapolis Life and ILGC will notify AMHC and AmerUs immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of their Representatives





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

indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep AMHC and AmerUs informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions. Indianapolis Life and ILGC also will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a Competing Transaction Proposal to return all confidential information heretofore furnished to such Person by or on behalf of it.

                  (b) Nothing contained in Section 7.2(a) shall prevent Indianapolis Life or its Board of Directors from (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Competing Transaction Proposal; (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Competing Transaction Proposal; or (C) recommending such a Competing Transaction Proposal to the policyholders of Indianapolis Life and/or permitting such policyholders to vote on such Competing Transaction Proposal, if and only to the extent that, (i) in each such case referred to in clause (A), (B) or (C) above, the Board of Directors of Indianapolis Life determines in good faith that the failure to take such action is reasonably likely to result in a breach of such Board's fiduciary duties under, or otherwise violate, Applicable Law; and (ii) in each case referred to in clause (B) or (C) above, the Board of Directors of Indianapolis Life determines in good faith that such Competing Transaction Proposal is a Superior Proposal. Indianapolis Life shall promptly inform AMHC of any actions taken in reliance on this Section 7.2(b) and shall promptly forward copies of any documents concerning a Competing Transaction Proposal to AMHC.

                  (c) For purposes of this Section 7.2, "Superior Proposal" shall mean a Competing Transaction Proposal which, if accepted by Indianapolis Life, ILGC or a Subsidiary thereof, is reasonably capable of being consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and which, if consummated, would result in a more favorable transaction for Indianapolis Life and its policyholders than the transaction contemplated by this Combination and Investment Agreement, taking into account all legal, financial and regulatory aspects of the proposal.

                  (d) Indianapolis Life shall provide AMHC ten (10) Business Days prior written notice before any Board of Directors consideration of or the entering into of any agreement, letter of intent or other arrangement contemplating, directly or indirectly, a Competing Transaction Proposal or Superior Proposal.

                  Section 7.3 IL Annuity Business and Capital Stock. Until the purchase or repurchase of all of the shares of Non-Voting Common Stock or the




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

Converted Shares, as the case may be, pursuant to Section 2.4 hereof, Indianapolis Life and ILGC (i) will conduct IL Annuity's business in the ordinary course of such annuity business, (ii) will not transfer any shares of capital stock or any other instruments exchangeable into such stock of IL Annuity except as expressly contemplated by this Combination and Investment Agreement or the Investment Management Agreements, and (iii) will ensure that the shares of capital stock of IL Annuity are free and clear of all Liens and are free of any other restriction on transfer to the Holder (to the extent such transfer is permitted pursuant to Section 2.1(a) hereof) other than Applicable Law.

                  Section 7.4 Investment Management Agreements. (a) Indianapolis Life shall, and Indianapolis Life and ILGC shall cause the Indianapolis Life Insurer Subsidiaries to, consistent with the terms of the Investment Management Agreements, terminate and/or amend any agreement under which Indianapolis Life or a Subsidiary thereof provides investment management services (including without limitation any services to be provided by AmerUs Capital Management under the applicable Investment Management Agreement) to any of the Indianapolis Life Insurer Subsidiaries.

                  (b) Indianapolis Life shall, and Indianapolis Life and ILGC shall cause the Indianapolis Life Insurer Subsidiaries to, continue the term of their respective Investment Management Agreements until all of the shares of Non-Voting Common Stock and Converted Shares have been purchased by Indianapolis Life and/or repurchased by ILGC, as the case may be; provided, however, that the foregoing shall not apply in the event this Combination and Investment Agreement is terminated pursuant to Section 11.2(d) or 11.4, so long as at least 180 days prior written notice of termination of such Investment Management Agreements is given after the applicable Termination Date.


                                    ARTICLE 8

                          COVENANTS OF AMHC AND AMERUS

                  Section 8.1 Conduct of Business of AMHC and AmerUs Prior to the Combination Closing Date. AMHC and AmerUs each covenant and agree that, after the date hereof and prior to the Combination Closing Date (unless Indianapolis Life and ILGC shall otherwise approve in writing, and except as otherwise expressly contemplated by this Combination and Investment Agreement or the Investment Management Agreements):

                  (a) it will, and will cause each of the AMHC Material Subsidiaries to, exercise its best efforts to maintain itself at all times in all material respects as a corporation duly organized, validly existing, in good standing, and duly qualified to conduct its business;

                  (b) it will, and will cause each of the AMHC Material Subsidiaries to exercise its best efforts to not commit any act, and will not fail to take any act, which such act or failure to act constitutes a material breach of or default under any material contract, agreement, plan, lease, policy, or License or which fails to comply in any material respects with any Applicable Laws relating to it and to the conduct of its business which breach, default or failure to comply would or would be likely to materially and adversely affect the consummation of the transactions contemplated hereby;

                  (c) it will, and will cause each of the AMHC Material Subsidiaries to, promptly advise Indianapolis Life and ILGC in writing of any material adverse change in the condition (financial or otherwise), earnings, or business of AMHC or of any of the AMHC Material Subsidiaries or of any breach, default or failure to comply by such Person of the type referred to in subparagraph (b) immediately above or of any litigation involving it which is of such a character as to materially and adversely affect (or might reasonably be expected to materially and adversely affect) AMHC or the AMHC Material Subsidiaries or the consummation of the transactions contemplated hereby;

                  (d) to the extent consistent with (b) above it will, and will cause each of the AMHC Material Subsidiaries to, use its best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers and employees;

                  (e) it shall not, and shall not permit or cause any of the AMHC Material Subsidiaries to, change any of its or their material accounting principles, methods or policies (including, without limitation, any material reserving methods or policies) used by it or them, except as may be required as a result of a change in Applicable Law, GAAP or SAP;

                  (f) it shall not, and shall not permit or cause any of its Subsidiaries to, take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect or that would, individually or in the aggregate, cause or reasonably be expected to cause a Material Adverse Effect;

                  (g) it shall not terminate, cancel or amend any insurance coverage maintained by it or any of the AMHC Material Subsidiaries with respect to any material assets which is not replaced by a comparable amount of insurance coverage or is not necessary, in its reasonable judgment; and

                  (h) it shall not, and shall not permit or cause any of its Subsidiaries to, authorize or enter into an agreement prohibited by the foregoing.

                  Section 8.2 Indemnification. All rights to indemnification now existing in favor of employees, directors and officers of Indianapolis Life, ILGC or their Subsidiaries as provided in the articles of incorporation and bylaws of Indianapolis Life, ILGC or their Subsidiaries, as the case may be, shall survive the Combination Effective Time for a period of no less than six
(6) years duration, subject to Applicable Law; provided, further, that the employees, directors and officers of Indianapolis Life, ILGC or their Subsidiaries shall also be entitled to all rights to indemnification provided by AMHC or AmerUs to the fullest extent permitted by Applicable Law and the articles of incorporation of AMHC or AmerUs.

                  Section 8.3 No Prohibitive Transactions. AMHC and AmerUs will not, and will not permit or cause any of their Subsidiaries to, enter into (i) any merger, reorganization, exchange, consolidation or similar transaction with another Person (other than with an Affiliate thereof or a party to this Combination and Investment Agreement), if AMHC, AmerUs or such Subsidiary, as the case may be, shall not be the continuing or surviving corporation of such transaction or if the majority of such continuing or surviving corporation's directors shall not have been affiliated with AMHC, AmerUs or such Subsidiary (or with an Affiliate thereof or a party to this Combination and Investment Agreement) prior to the consummation of such merger or consolidation, or (ii) any transaction involving a reinsurance pooling of the business of either AMHC or its Subsidiaries with another Person (other than with an Affiliate thereof or a party to this Combination and Investment Agreement) or any similar business combination or restructuring, if, in the case of either (i) or (ii) above, such transaction would prevent AMHC or AmerUs from consummating the transactions contemplated in this Agreement (any of the foregoing in (i) or (ii), a "Prohibitive Transaction"). AMHC or AmerUs will notify Indianapolis Life and ILGC immediately upon determining that a proposal has been made that would, if consummated, constitute a Prohibitive Transaction, and thereafter shall keep Indianapolis Life and ILGC informed, on a current basis, of the status and terms of any such proposal or offer and the status of any such negotiations or discussions.

                  Section 8.4 Compliance with Federal Securities Laws. AMHC shall use reasonable efforts to (i) take such action necessary to register under the federal securities laws the issuance of the AMHC Shares to be received by the policyholders of Indianapolis Life pursuant to the Combination and to maintain the effectiveness of such registration or (ii) diligently pursue the receipt from the SEC of assurance that the registration of the issuance of such AMHC Shares is not required under federal securities laws.

                                    ARTICLE 9

             COVENANTS OF AMHC, AMERUS, INDIANAPOLIS LIFE AND ILGC

                  AMHC, AmerUs, Indianapolis Life and ILGC agree that:

                  Section 9.1 Reasonable Efforts. Subject to the terms and conditions of this Combination and Investment Agreement and the Investment Management Agreements, AMHC, AmerUs, Indianapolis Life and ILGC will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under Applicable Law to consummate the transactions contemplated hereby. AMHC, AmerUs, Indianapolis Life and ILGC will promptly prepare and file all applications, notices, consents and other documents necessary or advisable to obtain the regulatory approvals specified in Schedules 4.4, 5.1 and 6.4, promptly file all supplements or amendments thereto and use best efforts to obtain the regulatory approvals specified in Schedules 4.4, 5.1 and 6.4 as promptly as practicable; provided, however, that the foregoing shall not require AMHC and AmerUs to submit to any action or condition by any state insurance regulatory authority other than the Iowa Commissioner of Insurance that would interfere with or delay the AMHC Demutualization. AMHC, AmerUs, Indianapolis Life and ILGC will provide each other and their counsel the opportunity to review in advance and comment on all such filings. AMHC, AmerUs, Indianapolis Life and ILGC will keep each other informed of the status of matters relating to obtaining the regulatory approvals specified in Schedules 4.4, 5.1 and 6.4.

                  Section 9.2 Notices of Certain Events. Each party shall, and shall cause its Subsidiaries to, promptly notify the other party of:

                  (a) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

                  (b) any notice or other communication received relating to the transactions contemplated hereby and any other significant notices or other communications from any Governmental Entity; and

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Combination and Investment Agreement, would have been required to have been disclosed pursuant to Section 9.2 or that relate to and/or affect the consummation of the transactions contemplated hereby.

                  Section 9.3 Cooperation. Indianapolis Life, ILGC, AMHC and AmerUs shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated hereby; (ii) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith and reasonably seeking to obtain in timely fashion any such actions, consents, approvals or waivers; and (iii) in making any presentation to, or responding to any inquiry relating to a transaction contemplated hereby from, a rating agency or organization. It is expressly understood by the parties hereto that the Representatives of AMHC, AmerUs, Indianapolis Life and ILGC shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with a Governmental Entity or rating agency or other organization relating to this Combination and Investment Agreement and/or the transactions contemplated herein. In furtherance of the foregoing, AMHC, AmerUs, Indianapolis Life and ILGC shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event. The notice required to be given under this Section 9.3 shall be given to the Representatives of Indianapolis Life and ILGC or AMHC and AmerUs entitled to receive notices hereunder, or such other individuals as AMHC and AmerUs or Indianapolis Life and ILGC, as the case may be, shall designate.

                  Section 9.4 Public Announcements; Confidentiality. (a) The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Combination and Investment Agreement or the Investment Management Agreements or the transactions contemplated hereby and, except as may be required by Applicable Law, will not make any such public statement prior to such consultation.

                  (b) AMHC and AmerUs, on the one hand, and Indianapolis Life and ILGC, on the other, acknowledge that they will in connection with the performance of this Combination and Investment Agreement receive confidential and proprietary information concerning the business and operations of each other. Any of such parties providing information to another of such parties shall be referred to as a "Furnishing Party," and any of such parties receiving information from such Furnishing Party shall be referred to as a "Receiving Party." As a condition to such information being provided by a Furnishing Party to a Receiving Party or its Representatives, the Receiving Party agrees to treat any information provided by the Furnishing Party, or any Representatives, whether before or after the date of this Combination and Investment Agreement, by or on behalf of the Furnishing Party (herein collectively referred to as the "Confidential Material") in accordance with the provisions of this Section 9.4 and to take or abstain from taking certain other actions herein set forth. The term "Confidential Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by a Receiving Party or its Representatives, which contain, reflect or are based upon, in whole or in part, the information provided by a Furnishing Party or its Representatives pursuant hereto. The term "Confidential Material" does not include information which (i) is already in the Receiving Party's possession, provided that such information is not known by the Receiving Party to be subject to another confidentiality agreement with or other obligation of secrecy to the Furnishing Party or another person; or (ii) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives; or (iii) becomes available to a Receiving Party on a non-confidential basis from a source other than the Furnishing Party or its Representatives, provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with or other obligation of secrecy to the Furnishing Party or another Person.

                  (c) The Receiving Party hereby agrees that the Confidential Material will be used solely for the purpose of performing its obligations under, and acts contemplated by, this Combination and Investment Agreement, and that the Confidential Material will be kept confidential and that the Receiving Party and its Representatives will not disclose any of the Confidential Material in any manner whatsoever, provided, however, that (i) any of such information may be disclosed to a Receiving Party's Representatives who need to know such information for the purpose of performing such Receiving Party's obligations under, or acts contemplated by, the Combination and Investment Agreement (it being understood that such Representatives shall be informed by such Receiving Party of the confidential nature of such information and shall be directed by such Receiving Party to treat such information confidentially and shall agree to be bound by the terms hereof to the same extent as if they were parties hereto), and (ii) any disclosure of such information may be made to which the Furnishing Party consents in writing. In any event, the Receiving Party shall be responsible for any breach of this Section 9.4 by any of its Representatives, and such Receiving Party agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Material.

                  (d) In the event that a Receiving Party or any person to whom such Receiving Party transmits any Confidential Material in accordance with this
Section 9.4 is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, regulatory request, civil investigative demand or similar process), to disclose any Confidential Material, such Receiving Party shall provide the Furnishing Party prompt notice of such request or requirement so that the Furnishing Party may seek an appropriate protective order or other remedy. In the event that such protective order or other remedy is not obtained, the Receiving Party shall (i) furnish only the portion of the Confidential Material which such Receiving Party deems necessary to disclose and
(ii) upon the Furnishing Party's request, use all reasonable efforts to obtain assurances that confidential treatment will be accorded to such information. In no event shall disclosure of Confidential Material in response to such request or requirement in accordance with this Section 9.4(d) be deemed a breach of this
Section 9.4 by a Receiving Party or result in any liability to such Receiving Party. Nothing in this Section 9.4 shall prohibit any party, after reasonable advance notice to the Furnishing Party, from disclosing Confidential Material which, in the opinion of counsel for the Receiving Party, is required to be disclosed in compliance with any Applicable Laws. Confidential Material may be disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, provided that such party shall use such reasonable efforts to maintain the confidentiality of the Confidential Material as may not inhibit its ability to enforce such rights or remedies, including without limitation requesting confidential treatment from any court.

                  (e) Indianapolis Life and ILGC acknowledge that they are both are aware, and agree to advise their Representatives who are informed as to the matters which are the subject of this Combination and Investment Agreement, that the United States securities laws prohibit any Person who has material, nonpublic information concerning the subject of this Combination and Investment Agreement or AmerUs, which is publicly traded, or AMHC which will be publicly traded after the AMHC Demutualization, from purchasing or selling securities of AmerUs or AMHC, or from communicating any nonpublic information about AmerUs, AMHC or the subject of this Combination and Investment Agreement to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities. Furthermore, each party hereto agrees that, for a period of one year from any Termination Date, unless specifically invited in writing by the Board of Directors of another party hereto, such first party will not in any manner, directly or indirectly, effect or seek, offer or propose (whether publicly or otherwise) to effect, or participate in or in any way assist any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in any acquisition of any securities (or beneficial ownership thereof) of such other party or any of its affiliates.

                  (f) In the event this Combination and Investment Agreement is terminated, each Receiving Party shall promptly deliver to the appropriate Furnishing Party any Confidential Material received from such Furnishing Party or destroy all written Confidential Material and any other written material containing or reflecting any information in the Confidential Material (whether prepared by the Receiving Party, its Representatives or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by the Receiving Party or its Representatives based on the information in the Confidential Material shall be returned or destroyed. To the extent a Receiving Party elects to destroy any Confidential Material, such destruction shall be certified in writing to the appropriate Furnishing Party by an authorized officer supervising such destruction. All Confidential Material not destroyed shall be returned to the appropriate Furnishing Party. Notwithstanding the return or destruction of the Confidential Material, the Receiving Party and its Representatives will continue to be bound by their obligation of confidentiality and other obligations hereunder.

                  (g) Until the earliest of (i) the Combination Closing Date, or
(ii) eighteen months from the Termination Date, neither AMHC or AmerUs, on the one hand, nor Indianapolis Life or ILGC, on the other, shall, without the prior written consent of such other parties, specifically target for solicitation for employment or other contractual relationship any individual who is known to be an officer, executive, manager or agent of one of such other parties or any of their Subsidiaries; provided, however, that the use of advertisements in publications or on-line and hiring as a result thereof shall not be deemed a violation of this paragraph.

                  (h) It is further understood that any violation of this
Section 9.4 could result in irreparable damage. Accordingly, it is agreed that money damages would not be a sufficient remedy for any breach of this Section
9.4 and that the Furnishing Party (or the party whose officer, executive, manager or agent is targeted for solicitation in violation of Section 9.4(g) hereof) shall be entitled to equitable relief, including an injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 9.4, but shall be in addition to all other remedies available at law or equity.

                  Section 9.5 Supplemental Disclosure. Each of Indianapolis Life, ILGC, AMHC and AmerUs shall have the continuing obligation promptly to advise the other with respect to (i) any material matter hereafter arising and
(ii) any material matter hereafter discovered which, in the case of a matter being disclosed pursuant to clause (i) hereof if existing at the date hereof or, in the case of a matter being disclosed pursuant to clause (ii) hereof, if known at the date hereof would have been required to be set forth or described in the respective Schedules provided by them (provided, however, that AMHC and AmerUs shall be deemed to have so advised Indianapolis Life and ILGC of any matter disclosed in an AmerUs Filed SEC Document after the date hereof); provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended




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

disclosure by any party shall not be deemed to have been disclosed as of the date hereof, or constitute part of, or an amendment or supplement to, such party's Schedules or cure any breach or inaccuracy of a representation or warranty unless so agreed to in writing by the other party. If prior to either of the Closing Dates, Indianapolis Life, ILGC, AMHC or AmerUs becomes aware of a breach or inaccuracy of a representation or warranty made by it herein, such party shall use its best efforts to cure such breach or inaccuracy as promptly as practicable; provided, however, that no such cure will relieve such party of any liability for such breach or inaccuracy.

                  Section 9.6 Access to Information. From the date hereof until the date all of the shares of Non-Voting Common Stock and Converted Shares, as the case may be, are purchased by Indianapolis Life or repurchased by ILGC, as the case may be, subject to any applicable contractual restrictions and applicable legal privileges, and to the extent Applicable Law would not thereby be violated, each party hereto will (i) give, and will cause their Subsidiaries to give, each other party, its counsel, financial advisors, auditors and other authorized Representatives full access, upon reasonable prior notice and during normal business hours, to their offices, properties, books and records, (ii) furnish, and will cause their Subsidiaries to furnish, to each other party, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct their and their Subsidiaries' employees, counsel and financial advisors to cooperate with each other party in relation to the transactions contemplated hereby; provided that, to the extent contractual restrictions limit a party's ability to take any of the actions set forth in this paragraph, such party shall use its best efforts to obtain any necessary contractual consent or accommodate any reasonable request by the other parties with respect to such action by alternative means and provided, further, that to the extent applicable legal privileges or Applicable Laws limit a party's ability to take any of the actions set forth in this paragraph, such party shall use reasonable efforts to accommodate any reasonable request by the other parties with respect to such action by alternative means.

                  Section 9.7 Information Provided. From the date hereof until all of the shares of Non-Voting Common Stock or Converted Shares, as the case may be, have been purchased by Indianapolis Life or repurchased by ILGC, as the case may be, each of the parties shall use all reasonable efforts to provide, on a timely basis and upon reasonable request, accurate and complete information in their possession for development of or inclusion in the other party's Member Information Statement and/or in any other documents, including SEC filings, reasonably necessary to obtain approvals in connection with consummation of the transactions contemplated herein or otherwise required in connection with the business of such other party. Indianapolis Life and ILGC understand and agree that (i) all unaudited




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Indianapolis Life Financial Statements on a GAAP basis (which shall, for purposes of these time periods only, consist of the balance sheet and income statement) shall be provided to AMHC and AmerUs within the following time periods: (A) for the first quarter of 2000, the Indianapolis Life Financial Statements shall be provided on or before May 3, 2000; (B) for the second quarter of 2000, the Indianapolis Life Financial Statements shall be provided within 20 Business Days after the end of such calendar quarter; and (C) for each quarterly and annual period thereafter, the Indianapolis Life Financial Statements shall be provided within 20 days after the end of each calendar quarter; and (ii) all unaudited Indianapolis Life Financial Statements on a SAP basis shall be provided to AMHC and AmerUs within seven (7) days after the due dates for the GAAP Financial Statements for the respective periods as set forth in this Section 9.7. The party furnishing such information shall be solely responsible for any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  Section 9.8 Board Representation Until Final Purchase or Repurchase. The parties shall, subject to Applicable Law, cause a designee of AMHC to serve on the ILGC Board of Directors until all of the shares of Non-Voting Common Stock or Converted Shares, as the case may be, have been purchased by Indianapolis Life or repurchased by ILGC, as the case may be.

                                   ARTICLE 10

                    CONDITIONS TO CLOSING OF THE COMBINATION

                  Section 10.1 Conditions to Obligations of AMHC, AmerUs, Indianapolis Life and ILGC. The obligations of the parties to consummate the Combination Closing are subject to the satisfaction of the following conditions:

                      (i) Any applicable waiting period under the HSR Act relating to the Combination shall have expired or been terminated.

                      (ii) All other Permits, clearances, regulatory consents, and Governmental Entity, policyholder and shareholder approvals, as applicable, that are necessary for the consummation of the Combination Closing shall have been obtained, and no provision of any Applicable Law shall prohibit the consummation of the Combination Closing.

                      (iii) All material consents, approvals or waivers of all non-governmental Persons necessary for the consummation of the Combination Closing shall have been obtained.



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

                      (iv) There shall not be in effect any temporary restraining order, preliminary injunction or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated hereby; provided that the party invoking this condition shall have used its best efforts to have such order or injunction vacated.

                      (v) Each other document necessary for consummation of the transactions contemplated hereby shall have been executed and delivered by the parties thereto in the form attached hereto together with such amendments as may have been approved by the parties, and, to the extent not attached hereto, in a form reasonably acceptable to the parties, and the conditions herein and therein have been satisfied.

                      (vi) This Combination and Investment Agreement and the Investment Management Agreements shall be in full force and effect.

                  Section 10.2 Conditions to Obligation of AMHC and AmerUs. The obligation of AMHC and AmerUs to consummate the Combination Closing is subject to the satisfaction of the following further conditions:

                      (i) All Permits, regulatory consents, approvals or clearances necessary for or in connection with the consummation of the Combination Closing shall have been obtained, and no Governmental Entity having jurisdiction over the business of AMHC or its Subsidiaries or any of the Indianapolis Life Companies shall have imposed any condition to such approval, other than conditions that involve solely ministerial acts and/or routine reporting requirements and/or entry into a commitment agreement substantially identical to the letter dated June 15, 1995 captioned "Commitment Agreement to the New York Insurance Department" from Indianapolis Life and Bankers Life.

                      (ii) (A) Indianapolis Life and ILGC shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Combination Closing Date, (B) the representations and warranties of Indianapolis Life and ILGC contained in this Combination and Investment Agreement shall be true at and as of the Combination Closing Date, as if made at and as of such date, except where the failure of such representations and warranties to be true has not had and would not reasonably be expected to have a Material Adverse Effect, and (C) AMHC and AmerUs shall have received certificates, in the forms attached as Schedules 10.2(ii)(A) and (B), signed by the Chief Executive Officers and




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

         Chief Financial Officers of Indianapolis Life and ILGC to the effect that the foregoing conditions have been satisfied.

                      (iii) AMHC and AmerUs shall have received certificates signed by the corporate secretaries or assistant corporate secretaries of Indianapolis Life and ILGC certifying as to: the Articles of Incorporation and By-Laws of Indianapolis Life and ILGC, and that the resolutions (true and complete copies of which shall be attached to the certificate) of the Boards of Directors of Indianapolis Life and ILGC with respect to the Combination and the transactions contemplated thereby have been duly and validly adopted and are in full force and effect.

                      (iv) AMHC and AmerUs shall have received all documents it may reasonably request relating to the existence of Indianapolis Life and ILGC and the authority of Indianapolis Life and ILGC for this Combination and Investment Agreement and the Investment Management Agreements, all in form and substance reasonably satisfactory to AMHC and AmerUs.

                      (v) The Plan of Conversion shall satisfy the provisions of
         Section 3.5(a).

                      (vi) Since the date of this Combination and Investment Agreement, there shall not have been any events, occurrences, developments or state of circumstances or facts which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Indianapolis Life.

                      (vii) No Governmental Entity or third party shall have commenced any proceeding seeking a temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated hereby, or damages other than any such proceeding which, in the judgment of AMHC and AmerUs, would not be reasonably likely to materially interfere with the consummation of the transactions contemplated hereby; provided that, if applicable, AMHC and AmerUs shall have used their reasonable best efforts to have such proceeding dismissed or terminated.

                      (viii) AMHC and AmerUs shall have received reasonably acceptable opinions of tax counsel, dated as of the Combination Closing Date, or rulings from the Internal Revenue Service, that the Combination effected pursuant to the Plan of Conversion will be effected on a tax free basis to AMHC and AmerUs.



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

                      (ix) A.M. Best Company, Inc. shall not have informed any of the Indianapolis Life Companies or otherwise announced that it will make a reduction in the ratings of Indianapolis Life, Bankers Life or IL Annuity if the Combination is consummated or for any other reason, where such reduction would or would reasonably be expected to constitute a Material Adverse Effect.

                      (x) AMHC and AmerUs shall have received from counsel for Indianapolis Life and ILGC an opinion dated the Combination Closing Date, substantially in the form set forth in Schedule 10.2(x) hereto.

                      (xi) AMHC designees shall have been elected to the Board of Directors of Indianapolis Life, to be effective upon the Combination Effective Time, in accordance with Section 3.7(b) hereof.

                      (xii) AMHC shall either (i) have received from the SEC reasonable assurance that the issuance of the AMHC Shares to the policyholders of Indianapolis Life pursuant to the Combination may be accomplished without registration of such AMHC Shares under the federal securities laws or (ii) have in effect a registration statement covering issuance of such AMHC Shares.

                  Section 10.3 Conditions to Obligation of Indianapolis Life and ILGC. The obligation of Indianapolis Life and ILGC to consummate the Combination Closing is subject to the satisfaction of the following further conditions:

                      (i) All Permits, regulatory consents, approvals or clearances necessary for or in connection with the consummation of the Combination Closing shall have been obtained, and no Governmental Entity having jurisdiction over the business of the Indianapolis Life and ILGC shall have imposed any condition to such approval which would materially and adversely affect the aggregate value of the AMHC Shares, cash and policy credits to be received by Eligible Members of Indianapolis Life upon consummation of the Combination or the authority of AMHC to carry out the transactions contemplated hereby.

                      (ii) (A) AMHC and AmerUs shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Combination Closing Date, (B) the representations and warranties of AMHC and AmerUs contained in this Combination and Investment Agreement shall be true at and as of the Combination Closing Date, as if made at and as of such date, except where the failure of such




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

         representations and warranties to be true has not had and would not reasonably be expected to have a Material Adverse Effect and (C) Indianapolis Life and ILGC shall have received a certificate, in the form attached as Schedule 10.3(ii), signed by the Chief Executive Officer and Chief Financial Officer of AMHC to the effect that the foregoing conditions have been satisfied.

                      (iii) Indianapolis Life and ILGC shall have received certificates signed by the corporate secretary or assistant corporate secretary of AMHC certifying as to: the Articles of Incorporation and By-Laws of AMHC and AmerUs, and that the resolutions (true and complete copies of which shall be attached to the certificate) of the Boards of Directors of AMHC and AmerUs with respect to the Combination and the transactions contemplated thereby have been duly and validly adopted and are in full force and effect.

                      (iv) Indianapolis Life and ILGC shall have received all documents they may reasonably request relating to the existence of AMHC and AmerUs and the authority of AMHC and AmerUs for this Combination and Investment Agreement and the Investment Management Agreements, all in form and substance reasonably satisfactory to Indianapolis Life and ILGC.

                      (v) Since the date of this Combination and Investment Agreement, there shall not have been any events, occurrences, developments or state of circumstances or facts which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on AMHC.

                      (vi) No Governmental Entity or third party shall have commenced any proceeding seeking a temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated hereby, or damages other than any such proceeding which, in the judgment of Indianapolis Life and ILGC, would not be reasonably likely to materially interfere with the consummation of the transactions contemplated hereby; provided that, if applicable, Indianapolis Life and ILGC shall have used their reasonable best efforts to have such proceeding dismissed or terminated.

                      (vii) Indianapolis Life and ILGC shall have received reasonably acceptable opinions of tax counsel, dated as of the Combination Closing Date, or rulings from the Internal Revenue Service, that the Combination effected pursuant to the Plan of Conversion will be effected (i) on a tax free basis to Indianapolis Life and the Indianapolis Life




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

         policyholders receiving only AMHC Shares and (ii) with respect to individual retirement accounts and individual retirement annuities (within the meaning of Code Section 408), tax sheltered annuities governed by Code Section 403(b) and "employee benefit plans" (within the meaning of Section 3(3) of ERISA), in such a manner that it does not adversely affect the compliance thereof with the applicable requirements of ERISA or the Code.

                      (viii) Indianapolis Life and ILGC shall have received from counsel for AMHC and AmerUs an opinion dated the Combination Closing Date, substantially in the form set forth in Schedule 10.3(viii) hereto.

                      (ix) A.M. Best Company, Inc. shall not have informed AMHC or any of the AMHC Insurer Subsidiaries or otherwise announced that it will make a reduction in the ratings of AmerUs Life or American Investors Life if the Combination is consummated or for any other reason, where such reduction would or would reasonably be expected to have a Material Adverse Effect.

                      (x) The AMHC Demutualization shall have occurred pursuant to the AMHC Plan in accordance with Section 3.6(a).

                      (xi) The IL/AmerUs Directors shall have been elected to the Board of Directors of AMHC and the Chief Executive Officer of Indianapolis Life shall have been elected Vice Chairman of the AMHC Board of Directors, in accordance with Section 3.7(a) hereof, to be effective upon the Combination Effective Time.

                      (xii) The Chief Executive Officer of AMHC shall have delivered to the Chief Executive Officer of Indianapolis Life a Post-Combination Plan which provides detail in addition to the essential terms set forth in the Memorandum of Understanding and which is not, except to the extent expressly otherwise agreed by the Chief Executive Officer of Indianapolis Life, materially inconsistent with the Memorandum of Understanding.


                                   ARTICLE 11

                                  TERMINATION

                  Section 11.1 Termination Due to Third Party Offer. This Combination and Investment Agreement may be terminated at any time prior to the Combination Closing:



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

                  (a) by AMHC or AmerUs if the Board of Directors of Indianapolis Life, in any way directly or indirectly, in connection with any Competing Transaction Proposal, withdraws or modifies in a manner adverse to AMHC or AmerUs a recommendation with respect to the Combination, recommends such a Competing Transaction Proposal or votes to permit the Indianapolis Life policyholders to consider such a Competing Transaction Proposal; or

                  (b) by AMHC or AmerUs if Indianapolis Life or ILGC enters into an agreement, letter of intent or other arrangement contemplating the effectuation of, directly or indirectly, a Competing Transaction Proposal (provided, however, that if Indianapolis Life and ILGC comply with the last sentence of Section 7.2(b), entry into a confidentiality agreement in connection with a Superior Proposal as provided in Section 7.2(b) hereof shall not in itself constitute a basis for termination under this Section 11.1(b)); or

                  (c) by AMHC or AmerUs if a third party obtains the right to elect a majority of the Board of Directors of Indianapolis Life or ILGC or the right to control 10% or more of the voting shares of capital stock of ILGC or any of its Subsidiaries; or

                  (d) by Indianapolis Life or ILGC if the Board of Directors of Indianapolis Life resolves to accept a Superior Proposal.

                  Section 11.2 Termination Due to Uncontrollable Event; Termination by Mutual Agreement. This Combination and Investment Agreement may be terminated at any time prior to the Combination Closing:

                  (a) by any party hereto, if consummation of the Combination Closing becomes prohibited under any Applicable Law, and all rights of appeal with respect thereto shall have been exhausted; or

                  (b) by any party hereto, if a party, as applicable, fails to obtain any requisite policyholder, shareholder or Governmental Entity approval necessary to consummate the Combination Closing, provided, however, that a party may not exercise the right to terminate this Combination and Investment Agreement under this subsection 11.2(b) if it shall not have in good faith used all reasonable efforts to consummate the Combination Closing; or

                  (c) by any party hereto, if the Combination Closing shall not have been consummated on or before June 30, 2001, unless extended by mutual agreement of the parties; or

                  (d) by Indianapolis Life or ILGC, if, except as contemplated herein, (i)(A) AMHC accepts an offer or otherwise agrees to enter into, directly or indirectly, a merger or consolidation with another Person (other than an Affiliate of AMHC), in which AMHC would not be the continuing or surviving corporation of such consolidation or merger and the majority of such continuing or surviving corporation's directors would not have been affiliated with AMHC prior to the consummation of such merger or consolidation, or (B) AMHC sells or otherwise transfers (other than to an Affiliate of AMHC) substantially all of its assets (in either case, an "AMHC Control Event") and (ii) such AMHC Control Event is not reasonably acceptable to Indianapolis Life; or

                  (e) by AMHC or AmerUs, if there has been a material breach by Indianapolis Life and ILGC of any representation, warranty, covenant or agreement contained in this Combination and Investment Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by AMHC or AmerUs to Indianapolis Life and ILGC, which material breach would not be construed by a reasonable Person to have been within the control of Indianapolis Life, ILGC or a Subsidiary thereof; provided, however, that AMHC and AmerUs shall not exercise their termination right under this
Section 11.2(e) for breach of any representation or warranty that occurs after the date hereof unless the events, occurrences, developments or state of circumstances or facts that constitute such breach have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Indianapolis Life; or

                  (f) by AMHC or AmerUs if there shall have been any events, occurrences, developments or state of circumstances or facts which would not be construed by a reasonable Person to have been within the control of an Indianapolis Life Company and which, individually or in the aggregate, (i) have had a Material Adverse Effect with respect to Indianapolis Life or (ii) would reasonably be expected to have such a Material Adverse Effect, on both the date an initial notice thereof is given by AMHC or AmerUs to Indianapolis Life and on the earlier of (A) the date 120 days following the date of such initial notice or (B) June 20, 2001; or

                  (g) by Indianapolis Life or ILGC, if there has been a material breach by AMHC and AmerUs of any representation, warranty, covenant or agreement contained in this Combination and Investment Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Indianapolis Life or ILGC to AMHC and AmerUs, which breach would not be construed by a reasonable Person to have been within the control of AMHC, AmerUs or a Subsidiary thereof; provided, however, that Indianapolis Life and ILGC shall not exercise their termination right under this Section 11.2(g) for breach of any representation or warranty that occurs after the date hereof unless the events, occurrences, developments or state of circumstances or facts that constitute such breach have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on AMHC; or

                  (h) by Indianapolis Life or ILGC if there shall have been any events, occurrences, developments or state of circumstances or facts which would not be construed by a reasonable Person to have been within the control of AMHC, AmerUs or a Subsidiary thereof and which, individually or in the aggregate, (i) have had a Material Adverse Effect with respect to AMHC or (ii) would reasonably be expected to have such a Material Adverse Effect, on both the date an initial notice thereof is given by Indianapolis Life or ILGC to AMHC and on the earlier of (A) the date 120 days following the date of such initial notice or (B) June 20, 2001; or

                  (i) by Indianapolis Life, by giving a Termination Notice to AMHC at least six (6) Business Days prior to the Combination Closing Date, if the aggregate value of the AMHC Shares, cash and policy credits projected to be received (calculated as described below) by the Indianapolis Life members as of the Combination Effective Time is less than $215 million, provided, however, that such Termination Notice shall be null and void in the event that AMHC agrees, within five (5) Business Days after receipt of such Termination Notice under this Section 11.2(i), to increase the number of AMHC Shares and/or the amount of cash and policy credits to be delivered so that the aggregate value of such AMHC Shares, cash and policy credits provided to such members (calculated as described below) equals $215 million (using, for purposes of determining the value of the AMHC Shares as referenced in this Section 11.2(i), the average daily closing price of the AMHC Shares over the five (5) Trading Days ending ten
(10) Business Days prior to the Combination Closing Date); or

                  (j) by mutual written agreement of Indianapolis Life and ILGC and AMHC and AmerUs.

                  Section 11.3 Termination Due to Act Within the Control of Indianapolis Life. This Combination and Investment Agreement may be terminated at any time prior to the Combination Closing:

                  (a) by AMHC or AmerUs, if there has been a material breach by Indianapolis Life or ILGC of any representation, warranty, covenant or agreement contained in this Combination and Investment Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by AMHC or AmerUs to Indianapolis Life and ILGC, which breach would be construed by a reasonable Person to have been within the control of Indianapolis Life, ILGC or a Subsidiary thereof; provided, however, that AMHC and AmerUs shall not exercise their termination right under this Section 11.3(a) for breach of any representation or warranty that occurs after the date hereof unless the events, occurrences, developments or state of circumstances or facts that constitute such breach have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Indianapolis Life; or

                  (b) by AMHC or AmerUs if there shall have been any events, occurrences, developments or state of circumstances or facts which would be construed by a reasonable Person to have been within the control of an Indianapolis Life Company and which, individually or in the aggregate, (i) have had a Material Adverse Effect with respect to Indianapolis Life, or (ii) would reasonably be expected to have such a Material Adverse Effect, on both the date an initial notice thereof is given by AMHC or AmerUs to Indianapolis Life and on the earlier of (A) the date 120 days following the date of such initial notice or (B) June 20, 2001; or

                  (c) by AMHC or AmerUs, if there has been a material breach of a representation or warranty by Indianapolis Life or ILGC and any individual listed on Schedule 1.1(i) hereto had actual knowledge of the material breach of such representation or warranty as of the Stock Purchase Closing Date (irrespective of whether such breach is within the control of Indianapolis Life, ILGC or a Subsidiary thereof, and without limiting the rights of AMHC and AmerUs under Section 11.3(a) or (b) hereof).

                  Section 11.4 Termination Due to Act Within the Control of AMHC. This Combination and Investment Agreement may be terminated at any time prior to the Combination Closing:

                  (a) by Indianapolis Life or ILGC, if there has been a material breach by AMHC or AmerUs of any representation, warranty, covenant or agreement contained in this Combination and Investment Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Indianapolis Life or ILGC to AMHC and AmerUs, which breach would be construed by a reasonable Person to be within the control of AMHC, AmerUs or a Subsidiary thereof; provided, however, that Indianapolis Life and ILGC shall not exercise their termination right under this Section 11.4(a) for breach of any representation or warranty that occurs after the date hereof unless the events, occurrences, developments or state of circumstances or facts that constitutes such breach has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on AMHC; or

                  (b) by Indianapolis Life or ILGC if there shall have been any events, occurrences, developments or state of circumstances or facts which would be construed by a reasonable Person to be within the control of AMHC, AmerUs or a Subsidiary thereof and which, individually or in the aggregate, (i) have had a

Material Adverse Effect with respect to AMHC or (ii) would reasonably be expected to have such a Material Adverse Effect, on both the date an initial notice thereof is given by Indianapolis Life or ILGC to AMHC and on the earlier of (A) the date 120 days following the date of such initial notice or (B) June 20, 2001; or

                  (c) by Indianapolis Life or ILGC, if there has been a material breach of a representation or warranty by AMHC or AmerUs and any individual listed on Schedule 1.1(ii) hereto had actual knowledge of the material breach of such representation or warranty as of the Stock Purchase Closing Date (irrespective of whether such breach is within the control of AMHC, AmerUs or a Subsidiary thereof, and without limiting the rights of Indianapolis Life and ILGC under Section 11.4(a) or (b) hereof).

                  Section 11.5 Failure to File Plan of Conversion. This Combination and Investment Agreement may be terminated at any time prior to the Combination Closing by AMHC or AmerUs if the Plan of Conversion complying with
Section 3.5(a) hereof is not filed with the Indiana Commissioner because the Board of Directors of Indianapolis Life, for any reason, has not adopted a resolution proposing such Plan of Conversion by October 1, 2000 (including without limitation due to failure to receive a fairness or actuarial opinion). If the Plan of Conversion complying with Section 3.5(a) hereof is not filed with the Indiana Commissioner for any other reason not specified in the first sentence of this Section 11.5, or if it is withdrawn, amended, modified or terminated except as expressly permitted under Section 3.5(a), or if there is a breach of a covenant, agreement or other provision of Section 3.5(a) hereof not addressed in the preceding sentence, then AMHC or AmerUs shall have the right to terminate this Combination and Investment Agreement under Section 11.3(a) hereof, and such breach shall be deemed to have been within the control of Indianapolis Life.

                  Section 11.6 Effect of Termination; Termination Date. (a) In the event of the termination of this Combination and Investment Agreement, there shall be no further obligation or liability of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives), except that (i) the provisions of Article 2 shall continue in full force and effect notwithstanding such termination until the purchase by Indianapolis Life or repurchase by ILGC of all of the outstanding shares of Non-Voting Common Stock and Converted Shares, as the case may be, held by the Holder; (ii) the provisions of Sections 7.3, 7.4, 9.4, 9.6, 9.7 and 9.8 shall continue in full force and effect in accordance with their terms; (iii) to the extent applicable in any way to the transactions described in Article 2 (including without limitation exercise of the Exchange Right, exercise of the IL Annuity Put Option and other rights and remedies under Section 2.4, and effectuation of the priority described in Section 2.2 hereof),



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

the provisions of Sections 9.1, 9.2 and 9.3 shall continue in full force and effect notwithstanding such termination until the purchase by Indianapolis Life or repurchase by ILGC of all of the outstanding shares of Non-Voting Common Stock and Converted Shares, as the case may be, held by the Holder; and (iv) the provisions of Section 11.6 and Article 12 shall continue in full force and effect notwithstanding such termination. Notwithstanding the foregoing, a termination of this Combination and Investment Agreement shall be without prejudice to the rights of a party hereto (or any of its Subsidiaries or Affiliates) arising out of any breach by a party (or any of its Subsidiaries or Affiliates) of any representation or warranty or covenant or agreement contained in this Combination and Investment Agreement and, except as otherwise expressly provided herein, shall not relieve any party hereto of any liability or damages resulting from any breach of this Combination and Investment Agreement.

                  (b) For purposes of interpreting the provisions of this Combination and Investment Agreement, the "Termination Date" shall mean the date on which a party hereto gives notice to the other parties pursuant to Section
12.12 hereof of its termination of this Combination and Investment Agreement pursuant to the provisions of this Article 11. The notice given pursuant to the foregoing sentence shall state, with particularity, the basis for such termination and identify the section(s) and sub-section(s) of this Article 11 serving as the basis for such termination (the "Termination Notice"). For purposes of interpreting the provisions of Article 2 and Article 11 of this Combination and Investment Agreement, the section(s) and sub-section(s) of this
Article 11 identified in the Termination Notice shall govern (subject to the following sentences). In the event that, within a period of three (3) Business Days, each of the parties sends a Termination Notice to the other, then (i) if both Termination Notices are given under Section 11.2, the first such notice shall be deemed effective; (ii) if one Termination Notice is given under Section
11.2 and the other is given under Section 11.3, 11.4 or 11.5, then the Termination Notice based on Section 11.3, 11.4 or 11.5, as the case may be, shall govern; and (iii) if one Termination Notice is given under Section 11.3 or
11.5 and the other is given under Section 11.4, then the Termination Notice shall govern that relates to the first to occur of such breach, events, occurrences, developments or state of circumstances or facts that provides or provide the basis for such termination under Section 11.3, 11.4 or 11.5, as the case may be. Notwithstanding the foregoing, in the event a Termination Notice based on a provision of Section 11.1 is given before or within five (5) Business Days after a Termination Notice based on a provision of another Section hereof, the Termination Notice based on Section 11.1 shall govern.

                  (c) In the event that (i) this Combination and Investment Agreement is terminated pursuant to Section 11.2 or 11.3 hereof, and (ii) at any time within 18 months following the applicable Termination Date, Indianapolis Life accepts an offer




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

or otherwise agrees to enter into a Competing Transaction Proposal which is a Pre-Termination Competing Transaction Proposal, then (and, in the case of a Section 11.3 termination, without prejudice to and without affecting any other rights of AMHC or AmerUs hereunder) Indianapolis Life and/or ILGC shall pay to AMHC in cash the amounts specified in Sections 2.4(a)(ii), (iii) and (iv) hereof and shall purchase or repurchase, as the case may be, all issued and outstanding shares of the Non-Voting Common Stock and the Converted Shares as provided in
Section 2.4(a)(i). All sums to be paid under this Section 11.6(c) shall be paid within ten (10) Business Days of the date on which Indianapolis Life enters into such an agreement, by wire transfer of immediately available funds; provided, however, that payment of the amounts specified in clause (B) of Section 2.4(a)(iv) shall be made within ten (10) Business Days following AMHC's presentation to Indianapolis Life of an itemized summary of the costs and expenses referred to in such clause (B).


                                   ARTICLE 12

                            MISCELLANEOUS PROVISIONS

                  Section 12.1 Costs and Expenses. Except as expressly otherwise provided herein, all costs and expenses incurred in connection with this Combination and Investment Agreement and the Investment Management Agreements and the transactions contemplated hereby shall be the obligation of the party incurring such costs or expenses.

                  Section 12.2 Liquidated Damages. (a) In the event that Indianapolis Life breaches any covenant, agreement or other provision of Section 3.5(a) and this Combination and Investment Agreement is terminated pursuant to
Section 11.5 hereof, the parties specifically acknowledge and agree that AMHC and AmerUs would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate AMHC and AmerUs for such damages, Indianapolis Life and ILGC shall pay AMHC and AmerUs, within ten (10) Business Days of the applicable Termination Date under Section 11.5, 3% of the AMHC Offer as liquidated damages, together with reimbursement of any and all out of pocket costs incurred by AMHC and/or AmerUs in connection with developing, negotiating, structuring or otherwise incurred, directly or indirectly, in connection with this Combination and Investment Agreement and the transactions contemplated hereby, including, but not limited to, any obligation incurred by AMHC or AmerUs to investment bankers or other advisors in connection with the transactions contemplated by this Combination and Investment Agreement (provided, however, that Indianapolis Life and ILGC shall (i) reimburse only the first $2,000,000 in fees but shall pay any other expenses or charges payable by AMHC or AmerUs to Merrill Lynch and (ii) not be responsible for any such obligations incurred by AMHC or




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

AmerUs to investment bankers or other advisors primarily engaged by AMHC, AmerUs or their respective Boards of Directors in connection with the AMHC Demutualization). Indianapolis Life and ILGC shall pay such amounts to AMHC and AmerUs by wire transfer of immediately available funds to an account designated by AMHC and AmerUs. Indianapolis Life and ILGC each acknowledge that their obligations under Section 3.5(a) and this paragraph are an integral part of the transactions contemplated by this Combination and Investment Agreement, and that, without this Section 12.2, AMHC and AmerUs would not enter into this Combination and Investment Agreement; accordingly, if Indianapolis Life and ILGC fail to promptly pay the amount due pursuant to this paragraph, Indianapolis Life and ILGC shall pay to AMHC and AmerUs their out of pocket costs and expenses (including reasonable attorneys' fees) arising in connection with the collection of such amount, together with interest on the amounts set forth in this paragraph at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. It is specifically agreed that the amount to be paid pursuant to this paragraph represent liquidated damages and not a penalty or termination fee and is in full settlement of any damages incurred by AMHC and AmerUs as a result of the termination of this Combination and Investment Agreement pursuant to Section 11.5 hereof.

                  (b) Without limiting the generality of Section 12.7 hereof, if any provision of Section 12.2 or Section 3.5 or Article 2 shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not prejudice to the rights of AMHC and AmerUs (or any of their Subsidiaries or Affiliates) arising out of any breach by a party (or any of its Subsidiaries or Affiliates) of any agreement contained in this Section 12.2 or under Section 3.5 or under Article 2. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision of Section 12.2 or
Section 3.5 or Article 2 is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision; provided, however, that the parties shall use reasonable efforts to ensure that the application of Section 12.2 and Section 3.5 and Article 2 shall reflect as closely as practicable the intent of the parties hereto.

                  Section 12.3 Actions Subsequent to Combination Closing. From and after the Combination Closing, each party shall, from time to time, at the reasonable request of any other party and without further consideration (but at the expense of the party that is requested to take such action) do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers




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of attorney and assurances as may be reasonably required by such other party more effectively to effect the transactions contemplated by this Combination and Investment Agreement or the Investment Management Agreements.

                  Section 12.4 Entire Agreement. This Combination and Investment Agreement, including all Schedules and Exhibits attached hereto or thereto, constitute the entire contract between the parties and there are no understandings other than as expressed in this Combination and Investment Agreement, the Investment Management Agreements and the Memorandum of Understanding. All Schedules and Exhibits hereto are expressly made a part of this Combination and Investment Agreement as fully as though completely set forth herein. Any amendment or modification hereto shall be null and void unless made by amendment to this Combination and Investment Agreement and the Investment Management Agreements, as applicable, and signed by the parties affected by such amendment.

                  Section 12.5 Binding Effect. This Combination and Investment Agreement and the Investment Management Agreements are and shall apply to, and inure to the benefit of and be binding upon and enforceable against, each party hereto and its successors (including, without limitation, any successor entity of a party resulting from consummation of the AMHC Plan and/or the Plan of Conversion) and permitted assigns, including, without limitation, any subsequent direct or indirect shareholder of any of the parties.

                  Section 12.6 No Third Party Beneficiaries. Nothing in this Combination and Investment Agreement, the Investment Management Agreements or the Memorandum of Understanding is intended or shall be construed to give any person, other than the parties hereto and any successor entities thereto, any legal or equitable right, remedy or claim under or in respect of this Combination and Investment Agreement or the Investment Management Agreements or the Memorandum of Understanding or any provision contained herein.

                  Section 12.7 Invalidity. Unless the invalidity or unenforceability of any provision or portion thereof frustrates the intent of the parties or the purpose of this Combination and Investment Agreement or the Investment Management Agreements, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions or portions thereof. In the event that such provision shall be declared unenforceable by a court of competent jurisdiction, such provision or portion thereof, to the extent declared unenforceable, shall be stricken. However, in the event any such provision or portion thereof shall be declared unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by law and shall continue to the be fully enforceable as so modified.



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                  Section 12.8 Governing Law. This Combination and Investment
Agreement shall be deemed to have been made under and governed by the laws of Iowa, without regard to Iowa choice of law rules.

                  Section 12.9 Survival. (a) The covenants and agreements herein which, by their terms, are to have effect or be performed after the Combination Effective Time shall survive the Combination Effective Time until expressly provided therein.

                  (b) The representations and warranties herein shall terminate at the Combination Effective Time.

                  Section 12.10 Counterparts. This Combination and Investment Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Combination and Investment Agreement shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties hereto.

                  Section 12.11 Headings. The headings in this Combination and Investment Agreement are for the convenience of reference only and shall not affect its interpretations.

                  Section 12.12 Construction. The terms and conditions of this Combination and Investment Agreement represent the results of bargaining and negotiations among the parties, each of which has been represented by counsel of its own selection, and none of which has acted under duress or compulsion, whether legal, economic or otherwise, and represent the results of a combined draftsmanship effort. Consequently, the terms and conditions hereof shall be interpreted and construed in accordance with their usual and customary meanings, and the parties hereby expressly waive and disclaim in connection with the interpretation and construction hereof any rule of law or procedures requiring otherwise, specifically including but not limited to any rule of law to the effect that ambiguous or conflicting terms or conditions contained herein shall be interpreted or construed against the party whose counsel prepared this Combination and Investment Agreement or any earlier draft hereof.

                  Section 12.13 Notices. All notices and other communications under this Combination and Investment Agreement shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice or other communication shall be deemed given: (i) upon actual delivery if presented personally or sent by prepaid telegram or telex or by facsimile transmission, or (ii)




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three (3) Business Days following deposit in the United States mail, if sent by certified, registered or express mail, postage prepaid, in each case to the following addresses:

                           (i)      If to AMHC and AmerUs:

                  American Mutual Holding Company
                  699 Walnut Street, Suite 2000
                  Des Moines, IA 50309
                  Attention: Roger K. Brooks &
                  Attention: General Counsel

                  With concurrent copies, which shall not constitute notice, to:

                  Jeffrey W. Tindell, Esq.
                  Skadden, Arps, Slate, Meagher & Flom, L.L.P.
                  Four Times Square
                  New York, NY  10036-6522
                  Telecopy No.:  (212) 735-2000

                           (ii)     If to Indianapolis Life and ILGC:

                  Indianapolis Life Insurance Company
                  2960 North Meridian Street
                  Indianapolis, IN 46208
                  Attention: Larry R. Prible &
                  Attention: General Counsel

                  With concurrent copies, which shall not constitute notice, to:

                  Tibor D. Klopfer, Esq.
                  Baker & Daniels
                  300 North Meridian Street, Suite 2700
                  Indianapolis, IN 46204
                  Telecopy No.: 317/237-1000



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                  IN WITNESS WHEREOF, this Combination and Investment Agreement has been duly executed and delivered by the duly authorized officers of AMHC, AmerUs, Indianapolis Life and ILGC as of the date first above written.


                      AMERICAN MUTUAL HOLDING COMPANY

                      By
                        ------------------------------------------------------
                      Name:
                           ---------------------------------------------------
                      Title:
                            --------------------------------------------------



                      AMERUS LIFE HOLDINGS, INC.

                      By
                        ------------------------------------------------------
                      Name:
                           ---------------------------------------------------
                      Title:
                            --------------------------------------------------


                      INDIANAPOLIS LIFE INSURANCE COMPANY

                      By
                        ------------------------------------------------------
                      Name:   Larry R. Prible
                           ---------------------------------------------------
                      Title:  Chairman, President and Chief Executive Officer
                            --------------------------------------------------


                      THE INDIANAPOLIS LIFE GROUP OF COMPANIES, INC.

                      By
                        ------------------------------------------------------
                      Name:   Larry R. Prible
                           ---------------------------------------------------
                      Title:  Chairman, President and Chief Executive Officer
                            --------------------------------------------------




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